UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ORTHOFIX MEDICAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

3451 Plano Parkway

Lewisville, Texas 75056

Dear Shareholders:

We will hold the 2023 Annual Meeting of Shareholders of Orthofix Medical Inc. on June 19, 2023 at 9:00 a.m. Central Daylight Time at the Four Seasons Resort and Club Dallas at Las Colinas, 4150 North MacArthur Boulevard, Irving, Texas 75038.

This booklet includes the notice of annual meeting and the proxy statement. The proxy statement describes the business that we will conduct at the meeting.

Your vote is important. Please refer to the proxy card or other voting instructions included with these proxy materials for information on how to vote by proxy or in person.

Sincerely,

Catherine M. Burzik
Lead Independent Director

April __, 2023

Notice of Annual Meeting of Shareholders and Proxy Statement

Meeting Date:	June 19, 2023 9:00 a.m. Central Daylight Time
Meeting Place:	Four Seasons Resort and Club Dallas at Las Colinas 4150 North MacArthur Boulevard Irving, Texas 75038

Notice and Proxy Statement for Shareholders of

ORTHOFIX MEDICAL INC.

3451 Plano Parkway

Lewisville, Texas 75056

for

2023 ANNUAL MEETING OF SHAREHOLDERS

to be held on June 19, 2023

This notice and the accompanying proxy statement are being furnished to the shareholders of Orthofix Medical Inc., a Delaware corporation (“Orthofix” or the “Company”), in connection with the upcoming 2023 Annual Meeting of Shareholders (the “Annual Meeting”) and the related solicitation of proxies by the Board of Directors of Orthofix (the “Board of Directors” or “Board”) from holders of outstanding shares of common stock, par value $0.10 per share (“common stock”), of Orthofix as of the record date for the Annual Meeting for use at the Annual Meeting and at any adjournment or postponement thereof. In this notice and the accompanying proxy statement, all references to “we,” “our” and “us” refer to the Company, except as otherwise provided.

Time, Date and Place of Annual Meeting

Notice is hereby given that the Annual Meeting will be held on June 19, 2023 at 9:00 a.m. Central Daylight Time, at the Four Seasons Resort and Club Dallas at Las Colinas, 4150 North MacArthur Boulevard, Irving, Texas 75038.

Proposals to be Considered at the Annual Meeting

1

Election of Directors. Shareholders will be asked to elect the following nine persons to the Board: Wayne Burris, Catherine M. Burzik, Stuart M. Essig, Ph.D., Jason M. Hannon, John B. Henneman, III, James F. Hinrichs, Shweta Singh Maniar, Michael E. Paolucci, and Keith C. Valentine. The Board unanimously recommends that shareholders vote “FOR” each of the foregoing director nominees.

2

Advisory and Non-Binding Resolution to Approve Executive Compensation. Shareholders will be asked to approve an advisory and non-binding resolution on the compensation of the Company’s named executive officers, as described in the “Compensation Discussion and Analysis” and the related compensation tables beginning on page 25 of this proxy statement. The Board unanimously recommends that shareholders vote “FOR” this proposal.

3

Ratification of the Appointment of EY as Independent Registered Public Accounting Firm for 2023. Shareholders will be asked to approve a resolution to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for Orthofix and its subsidiaries for the fiscal year ending December 31, 2023. The Board unanimously recommends that shareholders vote “FOR” this proposal.

4

Approval of an Amended and Restated Certificate of Incorporation to Increase the Authorized Number of Shares of Common Stock From 50 Million to 100 Million. Shareholders will be asked to approve an Amended and Restated Certificate of Incorporation, including a proposal to increase the number of authorized shares of common stock from 50 million to 100 million. The Board unanimously recommends that shareholders vote "FOR" this proposal.

5

Approval of an Amended and Restated Certificate of Incorporation to Provide for Exculpation of Officers as Permitted by Recent Amendments to Delaware Law. Shareholders will be asked to approve an Amended and Restated Certificate of Incorporation, including a proposal to provide for exculpation of officers as permitted by recent amendments to Delaware law. The Board unanimously recommends that shareholders vote "FOR" this proposal.

6

Approval of an Amendment and Restatement of the Certificate of Incorporation to Add Forum Selection Provisions. Shareholders will be asked to approve an Amended and Restated Certificate of Incorporation, including a proposal regarding the addition of forum selection provisions. The Board unanimously recommends that shareholders vote "FOR" this proposal.

7

Approval of Amendment No. 4 to the Amended and Restated 2012 LTIP. Shareholders will be asked to approve Amendment No. 4 to the Company’s Amended and Restated 2012 Long-Term Incentive Plan. The Board unanimously recommends that shareholders vote “FOR” this proposal.

8

Approval of Amendment No. 3 to the Second Amended and Restated Stock Purchase Plan. Shareholders will be asked to approve Amendment No. 3 to the Company’s Second Amended and Restated Stock Purchase Plan to increase the number of shares available for issuance thereunder. The Board unanimously recommends that shareholders vote “FOR” this proposal.

9

Advisory and Non-Binding Vote on the Preferred Frequency of Holding an Advisory and Non-Binding Resolution to Approve Executive Compensation. Shareholders will be asked to indicate, on an advisory basis, their preferred frequency of holding an advisory vote on the compensation of our named executive officers. The frequency options are to hold the advisory vote every year, every two years or every three years. The Board unanimously recommends that shareholders vote to hold the advisory vote on the compensation of our named executive officers every year.

10	Miscellaneous. Shareholders will be asked to transact such other business as may come before the Annual Meeting or any adjournment or postponement thereof.

Please read a detailed description of proposals 1 through 9 stated above beginning on page 64 of the proxy statement.

Shareholders Entitled to Vote

All record holders of shares of Orthofix common stock at the close of business on the record date for the Annual Meeting, ________, 2023, are being sent this notice and will be entitled to vote at the Annual Meeting. Each record holder on such date is entitled to cast one vote per share of common stock.

By Order of the Board of Directors

Patrick L. Keran
Chief Legal Officer

April ___, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD JUNE 19, 2023: A COPY OF THIS PROXY STATEMENT, PROXY VOTING CARD, AND THE ORTHOFIX ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2022 ARE AVAILABLE AT WWW.PROXYDOCS.COM/OFIX.

Proxy Summary

The summary highlights certain information about our business and 2022 performance, and about other information in the proxy statement. This summary does not contain all of the information that you should consider, and we encourage you to read the entire proxy statement before voting.

2022 Business Highlights

Notable financial results and operational accomplishments in 2022 include the following:

•
Net sales were $461 million, a decrease of 1% on a reported basis and an increase of 2% on a constant currency basis
•
Global Orthopedics net sales growth of 2% on a reported basis and 11% on a constant currency basis driven by strategic investments in our commercial channels and momentum from new product introductions
•
The U.S. Food and Drug Administration granted premarket approval for AccelStim LIPUS bone growth stimulator, expanding our indications into fresh fracture care
•
Executed partnership with CGBio to commercialize Novosis rhBMP-2 growth factor in the U.S. and Canada
•
Orthofix and MTF Biologics recognized with the 2022 Spine Technology Award from Orthopedics This Week for Virtuos Lyograft
•
Entered into a merger agreement with SeaSpine Holdings Corporation ("SeaSpine"), which merger was consummated in January 2023

Merger with SeaSpine

On October 10, 2022, Orthofix entered into an agreement and plan of merger with SeaSpine, a global medical technology company focused on surgical solutions for the treatment of spinal disorders. On January 5, 2023, the merger was consummated, and SeaSpine became a wholly-owned subsidiary of Orthofix following the transaction.

Pursuant to the terms of the merger agreement, as of the effective time of the merger, the board of directors of the combined company consisted of nine individuals, including five individuals who were members of the board of directors of Orthofix immediately prior to the merger and four individuals who were members of the board of directors of SeaSpine immediately prior to the merger.

Effective as of the closing of the merger, the Board appointed Keith C. Valentine as President and Chief Executive Officer (succeeding Jon C. Serbousek, who was appointed to serve as Executive Chairman), John J. Bostjancic as Chief Financial Officer (succeeding Douglas C. Rice in such role), and Patrick L. Keran as Chief Legal Officer (succeeding Kimberley A. Elting, who now serves as President, Global Orthopedics). Catherine M. Burzik, who previously served as Chair of the Board, was appointed as Lead Independent Director.

Our Business Segments

Historically, Orthofix managed its business by two reporting segments, Global Spine and Global Orthopedics, which accounted for 77% and 23%, respectively, of our total net sales in 2022. The chart below presents our net sales, which includes product sales and marketing service fees, by reporting segment for each of the years ended December 31, 2022, 2021, and 2020. These amounts do not include the net sales of SeaSpine.

SeaSpine has historically managed its business as one operating segment, but with revenue reported in two product categories: (i) Biologics (formerly recognized as Orthobiologics) and (ii) Spinal Implants and Enabling Technologies. As a result of the merger with SeaSpine, which was consummated on January 5, 2023, we reassessed our previously identified reporting segments and identified two reporting segments based on how the operations of the newly combined company will be managed, which consist of (i) Global Spine and (ii) Global Orthopedics.

Director Nominees

Name	Age	Director Since	Independent	Audit & Finance Committee	Compensation and Talent Development Committee	Compliance & Ethics Committee	Nominating, Governance & Sustainability Committee
Catherine M. Burzik	72	2021	✓				✓
Wayne Burris	67	NEW (1)	✓
Stuart M. Essig, Ph.D.	61	2023	✓	✓			Chair
Jason M. Hannon	51	2020	✓	✓		Chair
John B. Henneman, III	61	2023	✓		✓		✓
James F. Hinrichs	55	2014	✓	Chair	✓
Shweta Singh Maniar	39	2023	✓		✓	✓
Michael E. Paolucci	63	2016	✓		Chair		✓
Keith C. Valentine	55	2023

(1) Mr. Burris previously served as a director between September 2021 and January 2023. He has been nominated to fill the Board seat currently occupied by Mr. Serbousek, who is not standing for reelection

Director Diversity and Qualifications

The following graphics highlight the diversity and qualifications of our director nominees, both individually and in the aggregate.

GLOBAL DIVERSITY

44%
Born outside or worked outside of U.S.
4

INDEPENDENCE

89%
Independent
8

GENDER AND RACIAL DIVERSITY

33%
(3/9 directors)
2
Women
2
Racially Diverse

AVERAGE AGE

58
Years Average Age

1
3
4
1
30's
50's
60's
70's

LEADERSHIP DIVERSITY

20%
of Nominated Board Leadership positions filled by women

AVERAGE TENURE

2.5
Years Average Tenure

6
1
2
<2
2-5
>5

Executive Compensation Highlights

We focus our compensation program for our named executive officers and other executive officers on financial, strategic, and operational goals established by the Board of Directors, upon the recommendation of its Compensation and Talent Development Committee, designed to create sustained value for our shareholders. Our guiding compensation principle is to pay-for-performance. Our compensation program is also designed to motivate, measure, and reward the successful achievement of our strategic and operating goals without promoting excessive or unnecessary risk taking. We consider the input of our shareholders on our executive compensation program. At our 2022 annual meeting of shareholders, 97% of the votes cast were in favor of the advisory vote on our executive compensation, or the say-on-pay proposal. At our 2021 and 2020 annual meetings of shareholders, 97% and 95%, respectively, of the votes cast were in favor of the say-on-pay proposal at those meeting. We believe this shareholder support validates our “pay-for-performance” approach to executive compensation.

2022 Executive Total Compensation Mix

The charts below show the annual total target direct compensation (full-year base salary, target annual cash incentive compensation and long-term incentive equity compensation awarded) for Jon C. Serbousek, our President and Chief Executive Officer during 2022, and our other named executive officers for 2022. These charts illustrate that 88% of our Chief Executive Officer's annual total target direct compensation and 81% of our other named executive officers' annual total target direct compensation was performance-based or variable.

Governance of Executive Compensation

Consistent with shareholder interests and market best practices, our executive compensation program includes the following sound governance features:

What we do:

✓ Align a significant amount of executive pay with the overall performance of our business and the Company’s common stock

✓ Set meaningful performance targets for annual and performance-based stock awards, approved by our Compensation and Talent Development Committee

✓ Include caps on annual cash incentive plan payments and shares earned under performance-based stock awards

✓ Discourage unnecessary and inappropriate risk taking and we obtain an annual independent risk assessment analysis of our executive compensation program

✓ Maintain robust stock ownership guidelines for our executive officers and directors

✓ Maintain an incentive compensation clawback policy for executive officers

✓ Include “double-trigger” change in control vesting provisions in all equity grants to executive officers; we have no “single-trigger” cash or similar payment rights upon a change in control

✓ Our Compensation and Talent Development Committee directly retains an independent compensation consultant who conducts an annual benchmarking of our executive compensation program against an industry peer group

What we don’t do:

X Pay dividends or dividend equivalents on unvested stock options, time-based vesting stock awards, or unearned performance-based vesting stock awards

X Have employment agreements with our executive officers

X Pay excise tax gross-ups for change in control payments

X Reprice stock options without shareholder approval

X Provide excessive perquisites

X Permit hedging or pledging of our securities by employees, including our executive officers, or directors

Corporate Governance Highlights

We are committed to effective corporate governance and the regular review of our corporate governance practices to continue building on our success and long-term shareholder value.

Director Election

•
All directors are elected annually for a one-year term
•
We have a majority votes standard for uncontested elections of directors

Board Independence

•
All of our director nominees, other than our President and Chief Executive Officer, are independent under Nasdaq listing standards
•
All directors serving on our four Board committees in 2022 were independent directors

Standing Board Committees

•
Audit and Finance Committee (met 8 times in 2022)
•
Compensation and Talent Development Committee (met 6 times in 2022)
•
Nominating, Governance and Sustainability Committee (met 4 times in 2022)
•
Compliance and Ethics Committee (met 6 times in 2022)

Practices and Policies

•
Experienced, multi-dimensionally diverse Board with extensive business expertise in life sciences, finance, international business, and operational matters
•
Commitment to frequent Board refreshment, with an average tenure of 2.8 years for the director nominees standing for election at the Annual Meeting, and with four new directors having joined the Board in 2023 as a result of the merger with SeaSpine
•
Independent directors met in executive session at every regularly scheduled quarterly Board meeting in 2022
•
97% average attendance by directors at Board and committee meetings in 2022
•
Separation of the Chair of the Board and CEO positions in 2022
•
Active Board and committee oversight in the area of enterprise risk management, cybersecurity, and environmental, social, and governance (“ESG”) matters, inclusive of climate-related matters, with direct oversight of enterprise risk management and cybersecurity matters provided by the Audit and Finance Committee and direct oversight of ESG-related matters provided by the Nominating, Governance, and Sustainability Committee
•
Compliance and Ethics Committee oversees and monitors a comprehensive, company-wide compliance and ethics program that is led by a Chief Ethics and Compliance Officer
•
Corporate codes of conduct enforced at all levels of the Company and its subsidiaries

•
Commitment to attracting, retaining, and promoting a diverse workforce through programs such as the Moving 4Ward Diversity, Equity & Inclusion Program, the Orthofix Women’s Network (“OWN”), and the Orthofix Young Professionals Group
•
Commitment to healthy company culture that strives to directly impact communities around the world through meaningful partnerships, employee volunteer programs, and charitable contributions
•
Ongoing commitment of resources to keep pace with evolving data privacy and cybersecurity industry practices and regulatory standards
•
Commitment to sustainable practices in our operations, manufacturing, and supply chain through the use of sustainable energy, waste reduction, and waste and equipment recycling
•
Annual Board and Board committee self-assessments, including individual board member performance evaluations
•
Our Board regularly reviews Board and executive succession planning
•
We have robust stock ownership guidelines for our executive officers and directors (including 3x salary for CEO)
•
Bylaws provide for majority (not plurality) voting in the election of directors in uncontested elections
•
Structured director education and onboarding program
•
Shareholders owning at least 25% of our outstanding common stock may call a special meeting of shareholders
•
No shareholder rights plan (commonly referred to as a “poison pill”) or blank check preferred stock
•
We have a single class of shares with equal voting rights; all shares have equal voting rights (no super voting share class)
•
No supermajority voting requirements to approve mergers or other business combination transactions
•
No political or PAC contributions by the Company

TABLE OF CONTENTS

About Voting	1

Security Ownership of Certain Beneficial Owners and Management and Related Shareholders	5

Information About Our Executive Officers	8

Information about Directors	11

Certain Relationships and Related Transactions	24

Compensation Discussion and Analysis	25

Report of the Compensation and Talent Development Committee	41

Summary Compensation Table	42

Grants of Plan-Based Awards	43

Outstanding Equity Awards at Fiscal Year-End	44

Option Exercises and Stock Vested	47

Potential Payments upon Termination or Change in Control	47

Pay Ratio Disclosure	54

Pay Versus Performance	55

Director Compensation	60

Equity Compensation Plan Information	63

Proposal 1: Election of Directors	64

Proposal 2: Advisory and Non-Binding Resolution to Approve Executive Compensation	74

Proposal 3: Ratification of the Appointment of EY as Independent Registered Public Accounting Firm for 2023	76

Report of the Audit and Finance Committee	78

Proposal 4: Approval of an Amendment and Restatement of the Certificate of Incorporation to Increase the Authorized Number of Shares of Common Stock From 50 Million to 100 Million	80

Proposal 5: Approval of an Amendment and Restatement of the Certificate of Incorporation to Provide for Exculpation of Officers as Permitted by Recent Amendments to Delaware Law	83

Proposal 6: Approval of an Amendment and Restatement of the Certificate of Incorporation to Add Forum Selection Provisions	87

Proposal 7: Approval of Amendment No. 4 to the Amended and Restated 2012 LTIP	91

Proposal 8: Approval of Amendment No. 3 to the Second Amended and Restated Stock Purchase Plan	103

Proposal 9: Advisory Vote on the Frequency of Future Advisory Votes to Approve Executive	107

About Voting	1

Compensation

Information About Shareholder Proposals	108

Multiple Shareholders Sharing One Address	108

Appendix A - Form of Amended and Restated Certificate of Incorporation to be Adopted if Shareholders Approve Each of Proposals 4, 5, and 6	110

Appendix B – Amended and Restated 2012 Long-Term Incentive Plan, as Amended, and Proposed Amendment No. 4 Thereto	115

Appendix C – Second Amended and Restated Stock Purchase Plan, as Amended, and Proposed Amendment No. 3 Thereto	144

PROXY STATEMENT FOR THE ORTHOFIX MEDICAL INC. 2023 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY STATEMENT IS BEING DISTRIBUTED TO SHAREHOLDERS ON OR ABOUT APRIL ___, 2023.

ABOUT VOTING

Who can vote?

All record holders of shares of Orthofix common stock at the close of business on _______, 2023 (the “Record Date”), are entitled to notice of, and will be entitled to vote at, the 2023 Annual Meeting of Shareholders (the “Annual Meeting”). Each record holder on such date is entitled to cast one vote per share of common stock. As of the Record Date, there were ______________ shares of Orthofix common stock outstanding.

How to vote?

YOUR VOTE IS IMPORTANT. If you are a record holder, you may cast your vote online, by phone, by mail, or in person at the Annual Meeting. See your proxy card for your online control number in order to vote.

Vote Via the Internet: www. proxypush.com/OFIX	Call Toll Free: 1-866-240-4561	Mail Signed Proxy Card: Follow the instructions on your proxy card or voting instruction form

If you hold your shares in an account at a bank, broker, or other organization, then you are the “beneficial owner of shares held in street name.” As a beneficial owner, you have the right to instruct the person or organization holding your shares how to vote your shares. Most individual shareholders are beneficial owners of shares held in street name. If you hold shares in street name, please follow the voting instructions provided to you by your broker. If your shares of common stock are held in street name, you will receive instructions from your broker, bank, or other nominee that you must follow in order to have your shares of common stock voted.

What constitutes a quorum?

The presence, in person or represented by proxy, of the holders of a majority of the shares of Orthofix common stock outstanding on the Record Date is required to constitute a quorum at the Annual Meeting. Abstentions and “broker non-votes” (described below) are counted as shares present for purposes of determining the presence of a quorum.

What are broker-non-votes?

If you are a beneficial owner of shares held in a brokerage account and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Brokers, banks and other securities intermediaries that are subject to New York Stock Exchange ("NYSE") rules may use their discretion to vote your uninstructed shares on matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. The NYSE rules apply to broker, bank and other securities intermediary's discretion in voting your uninstructed shares shares regardless of the fact that we are a Nasdaq-listed company. A broker non-vote occurs when a broker, bank or other agent who has record ownership of the shares held in an account for its client has not received voting instructions from the client who is the beneficial owner of the shares and the broker, bank or other agent cannot vote the shares because the matter is considered “non-routine” under NYSE rules. Proposals 1, 2, 5, 6, 7, 8 and 9 are considered to be “non-routine” under NYSE rules and applicable interpretations and your broker, bank or other agent may not vote your shares on those proposals in the absence of your voting instructions. Conversely, Proposals 3 and 4 are considered to be “routine” under NYSE rules and applicable interpretations, and, thus, if you do not return voting instructions to your broker, bank or other agent, your broker, bank or other agent may vote your shares in its discretion on those proposals.

What vote is required to approve each proposal?

Assuming a quorum is present, each director nominee will be elected by a majority of the votes cast with respect to such nominee. In other words, a director nominee will be elected if the number of shares voted “FOR” such nominee exceeds the number of shares voted “AGAINST” such nominee. For purposes of Proposal 1, abstentions and broker non-votes are not counted as votes cast either "FOR” or “AGAINST” a nominee, and have no effect on the outcome of the vote.

Assuming a quorum is present, with respect to each of Proposals 2, 3, 7, and 8, the particular proposal will be approved if it receives the affirmative vote of a majority in voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the applicable proposal. For each of these proposals, abstentions will have the same effect as a vote “AGAINST” the applicable proposal, and broker non-votes (to the extent applicable) will have no effect on the outcome of the vote for the applicable proposal.

Assuming a quorum is present, with respect to each of Proposals 4, 5 and 6, the particular proposal will be approved if it receives “FOR” votes from the holders of common stock representing a majority of our outstanding shares of common stock as of the Record Date. For each of these proposals, abstentions and broker non-votes (to the extent applicable) will have the same effect as a vote “AGAINST” the applicable proposal.

With respect to Proposal 9, the advisory vote on frequency of say-on-pay votes, shareholders may cast their advisory votes to hold the say-on-pay vote every year, every two years, or every three years. Shareholders may also abstain from voting on this proposal. Assuming a quorum is present, the frequency (1 Year, 2 Years or 3 Years) that receives the affirmative vote of a majority in voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal will be considered the frequency selected by the shareholders. Abstentions will make it more difficult for any of the frequency options to obtain such majority vote. If no frequency receives such majority vote, then the frequency that receives the greatest number of votes will be considered the frequency selected by the shareholders, on an advisory basis. Broker non-votes will have no effect on the outcome of the vote for this proposal.

Proxies

This proxy statement is being furnished to holders of shares of Orthofix common stock in connection with the solicitation of proxies by and on behalf of the Board for use at the Annual Meeting.

All shares of Orthofix common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and which are not validly revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated on a properly executed proxy, such proxy will be voted “FOR” the election of each director nominee identified in this proxy statement, for “1 year” with respect to the advisory vote on frequency of say-on-pay votes, and “FOR” each of the other proposals. The Board does not know of any other matters that are to be presented for consideration at the Annual Meeting.

Any proxy delivered by a record shareholder may be revoked by the person giving it at any time before voting begins at the Annual Meeting. Proxies may be revoked by (1) timely delivery to our Corporate Secretary of a written notice of revocation bearing a later date than the proxy sought to be revoked, (2) timely delivery to Orthofix of a valid, later-dated proxy (including a proxy given by telephone or online) relating to the same shares of Orthofix common stock or (3) attending the Annual Meeting and voting at the Annual Meeting in person. Attending the Annual Meeting will not in and of itself constitute the revocation of a proxy. Any written notice of revocation or later-dated proxy should be sent so as to be received in a timely manner to: Orthofix Medical Inc., Attn: Corporate Secretary, 3451 Plano Parkway, Lewisville, Texas 75056.

Voting is confidential

We maintain a policy of keeping all proxies and ballots confidential.

The costs of soliciting these proxies and who will pay them

We will pay all the costs of soliciting these proxies, including reimbursing banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to beneficial owners. Our directors and employees may also solicit proxies by telephone or electronic means of communication, or in person, and no additional compensation will be paid to such individuals.

Obtaining an Annual Report on Form 10-K

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Form 10-K”) with the U.S. Securities and Exchange Commission (the “SEC”). The 2022 Form 10-K is available on our website at www.orthofix.com and at http://www.proxydocs.com/OFIX. If you would like to receive an additional copy of the 2022 Form 10-K, we will send you one free of charge. Please write to:

Orthofix Medical Inc.

3451 Plano Parkway

Lewisville, Texas 75056

Attention: Ms. Alexa Huerta, Investor Relations

You may also contact Ms. Huerta at (214) 937-3190 or at AlexaHuerta@orthofix.com.

The information on our website is not incorporated by reference in, or considered part of, this proxy statement.

The voting results

We will publish the voting results from the Annual Meeting in a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting. You will also be able to find the Form 8-K on our website at www.orthofix.com.

Whom to call if you have any questions

If you have questions about the Annual Meeting, voting or your ownership of shares of Orthofix common stock, please contact Alexa Huerta at (214) 937-3190 or at AlexaHuerta@orthofix.com. Directions to the meeting can be found at http://www.proxydocs.com/OFIX.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on June 19, 2023

This proxy statement, your proxy voting card, and the 2022 Form 10-K are available at http://www.proxydocs.com/OFIX.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDERS

Who are the principal owners of shares of Orthofix common stock?

The following table shows each person, or group of affiliated persons, who beneficially owned, directly or indirectly, at least 5% of the shares of our common stock. Our information is based on reports filed with the SEC by each of the firms or individuals listed in the table below. You may obtain these reports from the SEC.

The Percent of Class figures for the shares of our common stock are based on 36,535,215 shares of our common stock outstanding as of April 12, 2023. Except as otherwise indicated, each shareholder has sole voting and dispositive power with respect to the shares indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,862,706	(1)	10.6%
First Light Asset Management, LLC 3300 Edinborough Way, Suite 201 Edina, MN 55435	2,654,616	(2)	7.3%
Segall Bryant & Hamill, LLC 540 W. Madison Chicago, IL 60661-2551	2,727,650	(3)	7.5%

(1) Based solely on information obtained from a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 23, 2023 disclosing that BlackRock has sole power to vote or direct the vote of 3,756,635 shares, shared power to vote or direct the vote of 0 shares, sole power to dispose of or to direct the disposition of 3,862,706 shares, and shared power to dispose of or to direct the disposition of 0 shares.

(2) Based solely on formation obtained from a Schedule 13G filed with the SEC by First Light Asset Management, LLC (“First Light”) on February 14, 2023 disclosing that First Light has sole power to vote or direct the vote of 0 shares, shared power to vote or direct the vote of 2,654,616 shares, sole power to dispose of or to direct the disposition of 0 shares, and shared power to dispose of or to direct the disposition of 2,654,616 shares.

(3) Although no 13G/A was filed with the SEC by Segall Bryant & Hamill, LLC (“Segall”) in 2023, a Schedule 13F was filed on February 14, 2023 disclosing that Segall has sole power to vote or direct the vote of 1,911,177 shares, shared power to vote or direct the vote of 0 shares, sole power to dispose of or to direct the disposition of 2,727,650 shares, and shared power to dispose of or to direct the disposition of 0 shares.

Shares of common stock owned by Orthofix’s directors and executive officers

The following table sets forth the beneficial ownership of shares of our common stock, including stock options currently exercisable and exercisable within 60 days of April 12, 2023, by each current director, each director nominee, each named executive officer listed in the Summary Compensation Table, each current executive officer, and all current directors and executive officers as a group. The Percent of Class figure is based on 36,535,215 shares of our common stock outstanding as of April 12, 2023. Our current directors and executive officers as a group beneficially owned 1,772,083 shares of our common stock as of such date. Unless otherwise indicated, the beneficial owners exercise sole voting and/or investment power over their shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Jon C. Serbousek	257,921	(1)	*
Wayne Burris	6,383	(2)	*
Catherine M. Burzik	24,042	(3)	*
Stuart M. Essig, Ph.D.	245,811	(4)	*
Jason M. Hannon	35,758	(5)	*
John B. Henneman, III	66,186	(6)	*
James F. Hinrichs	93,505	(7)	*
Shweta Singh Maniar	5,726	(8)	*
Michael E. Paolucci	64,635	(9)	*
Keith C. Valentine	500,709	(10)	1.4%
John Bostjancic	153,417	(11)	*
Kimberley A. Elting	112,331	(12)	*
Kevin J. Kenny	73,872	(13)	*
Patrick L. Keran	131,787	(14)	*
All current directors and executive officers as a group (14 persons)	1,772,083		4.7%

* Represents less than one percent.

(1) Reflects 78,273 shares owned directly, 179,648 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 12, 2023.

(2) Reflects 6,383 shares owned directly.

(3) Reflects 3,882 shares owned directly, 14,820 shares issuable pursuant to deferred stock units that are vested or potentially issuable within 60 days of April 12, 2023 and 5,340 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 12, 2023.

(4) Reflects 191,612 shares owned directly and 54,199 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 12, 2023.

(5) Reflects 1,949 shares owned directly, 15,284 shares issuable pursuant to deferred stock units that are vested or potentially issuable within 60 days of April 12, 2023 and 18,525 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 12, 2023.

(6) Reflects 34,408 shares owned directly and 31,778 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 12, 2023.

(7) Reflects 38,311 shares owned directly, 25,194 shares issuable pursuant to deferred stock units that are vested or potentially issuable within 60 days of April 12, 2023 and 30,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 12, 2023.

(8) Reflects 5,726 shares owned directly.

(9) Reflects 9,441 shares owned directly, 25,194 shares issuable pursuant to deferred stock units that are vested or potentially issuable within 60 days of April 12, 2023, and 30,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 12, 2023.

(10) Reflects 160,067 shares owned directly and 340,102 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 12, 2023.

(11) Reflects 47,286 shares owned directly and 106,131 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 12, 2023.

(12) Reflects 40,749 shares owned directly and 71,582 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 12, 2023.

(13) Reflects 30,420 shares owned directly and 43,452 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 12, 2023.

(14) Reflects 33,122 shares owned directly and 98,665 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of April 12, 2023.

INFORMATION ABOUT OUR executive officers

Information concerning our current and former executive officers is set forth below.

Name	Age	Position
Keith C. Valentine	55	President and Chief Executive Officer and Director
Jon C. Serbousek	62	Executive Chairman and Former President and Chief Executive Officer
John Bostjancic	52	Chief Financial Officer
Douglas C. Rice	57	Former Chief Financial Officer
Kimberley A. Elting	58	President, Global Orthopedics and former Chief Legal and Development Officer
Kevin J. Kenny	58	President, Global Spine
Patrick L. Keran	51	Chief Legal Officer
Paul W. Gonsalves	57	Former President, Global Orthopedics

Keith C. Valentine. Mr. Valentine was appointed President and Chief Executive Officer in January 2023 following the merger with SeaSpine. He served as the CEO and President of SeaSpine from 2015 to the effective date of the merger. Prior to joining SeaSpine, Mr. Valentine served as President and Chief Operating Officer of NuVasive Inc. from 2007 to 2012 and as President from 2004 to 2007. While at NuVasive, Keith served in various senior executive roles of increasing responsibility in marketing, development, and operations. Previously, he served as Vice President of Marketing at ORATEC Interventions Inc., a medical device company acquired by Smith & Nephew PLC, and spent eight years in various roles with Medtronic Sofamor Danek including Vice President of Marketing for the Rods Division and Group Director for the BMP Biologics program, the Interbody Sales Development Effort, and International Sales and Marketing. Keith received a B.B.A. in Management and Biomedical Sciences from Western Michigan University.

Jon C. Serbousek. Prior to being named Executive Chairman in January 2023, Mr. Serbousek served as our President and Chief Executive Office (and a member of the Board) since November 2019, after previously having joined the Company in August 2019 as our President of Global Spine. A seasoned executive with more than 30 years’ experience in the medical device and biotech industries, Mr. Serbousek previously served in several leadership positions at Biomet Inc., including Worldwide President of Biomet Biologics, Worldwide Group President of Orthopedics, and President of U.S. Orthopedics. Prior to joining Biomet, he held various general management positions within Medtronic Inc., including Worldwide Division President − Spine, and Worldwide Vice President and General Manager of Biologics for their Spine and Biologics business. Additionally, Mr. Serbousek spent 13 years with DePuy Orthopedics, a Johnson & Johnson company where he served in numerous roles of increasing responsibility, including Vice President of Marketing and Product Development and Vice President of Spinal Operations. Mr. Serbousek has held numerous board positions at for profit and not-for-profit organizations. He earned his B.S. in Engineering from Washington State University, his M.S. in Bioengineering from the University of Utah, and later completed several advanced management programs including a program at the IMD International School of Management in Lausanne, Switzerland.

John Bostjancic. Mr. Bostjancic was appointed as Chief Financial Officer in January 2023 following the Merger. Prior to the Merger, he served as Chief Financial Officer of SeaSpine since March 2015, and in May 2022 he was appointed to his expanded role of Chief Operating and Financial Officer. Prior to this, he served as Treasurer and Senior Vice President at SeaSpine. Mr. Bostjancic served as acting Chief Financial Officer of the SeaSpine business within Integra Life Sciences Holdings Corporation from 2014 to 2015 and from 2012 to 2014 he was Senior Vice President of Global Supply Chain at Integra. Mr. Bostjancic's responsibilities included global planning, kitting, distribution, logistics and customer service in the role, and he led the project team implementing the U.S. Food and Drug Administration’s “unique device identifier” rule in 2014. From 2008 to 2012, he was Senior Vice President of Financial Planning and Analysis at Integra. Since joining Integra in 1999, he held roles of increasing responsibility in the finance organization, including Corporate Controller from 2003 through 2006.

Before joining Integra, from 1998 through 1999 Mr. Bostjancic was a manager in the accounting standards team at Merck & Co., Inc., a publicly traded health care company. From 1993 to 1998, he worked in the business assurance organization at PricewaterhouseCoopers. Mr. Bostjancic received his B.S. in Accounting from the College of New Jersey.

Douglas C. Rice. Mr. Rice was the Company's Chief Financial Officer from 2015 through the closing of the merger in January 2023, and currently serves an executive consultant through June 2023. He joined Orthofix as the Chief Accounting Officer in 2014. Prior to joining the Company, Mr. Rice was the CFO of Vision Source, an international optometric network provider, where he had served since 2012. Mr. Rice served as the VP Finance, Treasurer of McAfee, a security technology company, from 2007 to 2012, when it was acquired by Intel. From 2000 to 2007, he served as the SVP, Corporate Controller of Concentra, Inc., a national healthcare service provider. Mr. Rice's over 30 years of finance experience also includes finance leadership positions with la Madeleine, Allied Marketing Group and PricewaterhouseCoopers (formerly Coopers & Lybrand). He is a CPA and holds an MBA and a BBA, with honors, from Southern Methodist University.

Kimberley A. Elting. Ms. Elting currently serves as our President, Global Orthopedics. She joined the Company as Chief Legal Officer in September 2016 and was named Chief Legal and Administrative Officer in 2017, Chief Legal and Development Officer in 2020, and President, Global Orthopedics in 2022. From April 2022 to the effective date of the Merger, she served as both the Chief Legal and Development Officer and President, Global Orthopedics. Before joining Orthofix, she had served since 2013 as General Counsel and Vice President Corporate Affairs at TriVascular Technologies, Inc.. In this role, she led the legal, compliance, human resources (HR) and government affairs functions for the company. Between 2007 and 2012, she served in various roles of increasing responsibility with St. Jude Medical, including General Counsel and Vice President of HR and Health Policy for the Neuromodulation Division. She was previously a partner at the Jones Day law firm where she counseled clients in the health care sector on mergers and acquisitions and regulatory matters. A graduate of Ithaca College, Ms. Elting earned her Law Degree from the University of Denver and an LL.M. in Health Law from Loyola University Chicago.

Kevin J. Kenny. Mr. Kenny became President of Global Spine in December 2019. Mr. Kenny previously served as the Chief Operating Officer for Cardiovascular Systems Incorporated where he drove business strategies focused on developing and commercializing new products worldwide. Prior to Cardiovascular Systems Incorporated, Mr. Kenny served as Vice President of U.S. Sales for Medtronic Spine and Biologics where he oversaw all sales functions for approximately 1,500 direct and non-direct sales personnel. During his nine-year tenure with Medtronic, Mr. Kenny held a variety of sales roles, each with increasing areas of responsibility. Earlier in his career, Mr. Kenny served as Vice President of Sales for Bausch and Lomb and also held various sales leadership roles with B. Braun/McGaw, a worldwide manufacturer and distributor of medical devices. Mr. Kenny serves on the Board of Directors for the Medical Device Manufacturers Association. He earned his B.S. in Business Administration from California State University in Sacramento, CA.

Patrick L. Keran. Mr. Keran was appointed Chief Legal Officer in January 2023 following the Merger. He served as the General Counsel of SeaSpine since October 2015, Secretary since June 2016 and, in June 2020 was designated a Senior Vice President. Prior to joining SeaSpine, Mr. Keran provided strategic and business advisory services to a variety of life sciences companies, including acting as Chief Legal Officer to NAIA Pharmaceuticals, Inc., a privately held international drug development company. From February 2010 to February 2015, he served as President and Chief Operating Officer of Mast Therapeutics, Inc., a publicly held clinical stage biopharmaceutical company, and from August 2006 to February 2010, he served as its General Counsel. Mr. Keran also served as Mast’s secretary from September 2006 to February 2015 and served as its Principal Financial Officer from July 2009 to January 2013. Previously, from 2004 to 2006, Mr. Keran was Associate General Counsel at Ionis Pharmaceuticals, Inc. (formerly known as Isis Pharmaceuticals, Inc.), a publicly held drug discovery and development company. From 1999 to 2004, he practiced corporate law at the law firms of Heller Ehrman LLP and Brobeck Phleger & Harrison LLP, specializing in public and private financings, licensing arrangements, mergers and acquisitions and corporate governance matters. Mr. Keran is licensed to practice law in the State of California. He received a B.A. from the University of California at San Diego and a J.D. from the University of California at Berkeley, School of Law.

Paul W. Gonsalves. Mr. Gonsalves was our President, Global Orthopedics from September 2020 until April 2022, at which time he ceased employment with the Company to pursue other opportunities.

INFORMATION ABOUT DIRECTORS

The Board of Directors and Committees of the Board

Our amended and restated bylaws (“Bylaws”) provide that the Board shall consist of not less than six and no more than fifteen directors, the exact number to be determined from time-to-time by resolution of the Board. The Board is currently comprised of nine seats, though one serving director, Jon C. Serbousek, will not be standing for election at the Annual Meeting. Following the recommendation of the Nominating, Governance and Sustainability Committee, the Board has nominated each of the remaining eight current directors for election to the Board at the Annual Meeting and has nominated Wayne Burris for election as a director at the Annual Meeting.

Directors are elected at each annual meeting of shareholders by a majority of the votes cast with respect to the director, provided, however, that directors shall be elected by the vote of a plurality of the votes cast if (i) the Company receives a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for shareholder nominees for directors set forth in our Bylaws, which nomination is not subsequently withdrawn, or (ii) the number of nominees for election to the Board of Directors at such meeting exceeds the number of directors to be elected. For purposes of this standard, a “majority of the votes cast” means that the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee. The Company has not received any director nominations from shareholders for the Annual Meeting, and the number of nominees is equal to the number of directors to be elected at the Annual Meeting. As such, a “majority of the votes cast” will be the standard for election at the Annual Meeting.

Under our Bylaws, any incumbent director who is nominated for election by the Board or a committee thereof must, as a condition to such nomination submit to the Chair of the Board (a) in the case of a contested election, a conditional letter of resignation, and (b) in the case of an uncontested election, a conditional and irrevocable letter of resignation. If an incumbent director is not elected (that is, the incumbent director receives more “AGAINST” votes than “FOR” votes), the Nominating, Governance and Sustainability Committee will consider the conditional resignation of such nominee and make a recommendation to the Board on whether to accept or reject the conditional resignation, or whether other action should be taken. The Board will act on the Nominating, Governance and Sustainability Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results for the Annual Meeting. If the Board’s decision is to accept the director’s resignation, then the Board may fill the resulting vacancy in accordance with our Bylaws. The director whose conditional resignation is being considered will not participate in the Nominating, Governance and Sustainability Committee's recommendation or the Board’s decision.

It is our policy that all directors attend the Annual Meeting, and at last year’s annual meeting of shareholders, all directors attended the meeting in person. We expect that all directors will attend the Annual Meeting in person.

The Board meets at least four times per year in person at regularly scheduled quarterly meetings, but will meet more often in person if necessary. In addition, the Board typically holds several additional telephonic or virtual meetings each year as events require. The Board met 29 times during 2022, all of which were in-person or virtual meetings. The Board has four standing committees: the Audit and Finance Committee, the Compensation and Talent Development Committee, the Compliance and Ethics Committee, and the Nominating, Governance and Sustainability Committee. During 2022, every director attended 75% or more of the aggregate of all meetings of the Board and the committees on which he or she served that were held during the period for which he or she was a director or committee member, as applicable.

Of our nine director nominees, the Board has determined that each of Ms. Burzik, Mr. Burris, Mr. Essig, Mr. Hannon, Mr. Henneman, Mr. Hinrichs, Ms. Maniar and Mr. Paolucci are independent under the current Nasdaq listing standards. Mr. Valentine is not considered independent because he serves as our President and Chief Executive Officer. A list of our director nominees, including background information for each of them, is presented in the section “Proposal 1: Election of Directors,” beginning on page 64.

Board Leadership Structure

Ms. Burzik, who is an independent director, currently serves as the Lead Independent Director. Mr. Valentine, who is also a director, serves as the Company’s President and Chief Executive Officer. Our former Chief Executive Officer, Mr. Serbousek, currently serves as Executive Chairman of the Board; however, he will not be standing for election at the Annual Meeting.

Following this Annual Meeting, the Board of Directors will determine who will serve as the Company's Chair of the Board. Consistent with our corporate governance guidelines, we expect the Chair and CEO positions to be separate. The Board believes that the separation of these two critical roles best serves the Company’s shareholders because it allows our President and Chief Executive Officer to focus on providing leadership over our day-to-day operations while the Chair of the Board focuses on leadership of the Board.

The Audit and Finance Committee

Our Audit and Finance Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The committee oversees the Company’s financial reporting process on behalf of the Board. The committee is responsible for the selection, compensation, and oversight of the Company’s independent registered public accounting firm. The committee reviews matters relating to the Company’s internal controls, as well as other matters warranting committee attention. The committee also meets privately, outside the presence of Orthofix management, with our independent registered public accounting firm. The Audit and Finance Committee’s report for 2022 is printed below at page 78.

The Audit and Finance Committee also oversees the Company’s (i) enterprise risk management program, reviews risk assessments, and receives reports from management on risk areas and mitigation plans and (ii) regularly reviews the Company’s cybersecurity and other IT risks, controls, and procedures, including plans to mitigate cybersecurity risks and respond to data breaches, with updates provided on at least a quarterly basis.

The Board has adopted a written charter for the Audit and Finance Committee, a copy of which is available for review on our website at www.orthofix.com.

The Audit and Finance Committee met eight times during 2022 (either in-person or virtual meetings).

Mr. Hinrichs, Mr. Essig and Mr. Hannon currently serve as members of the Audit and Finance Committee, with Mr. Hinrichs serving as Chair. Under the current rules of Nasdaq and pursuant to Rule 10A-3 of Schedule 14A under the Exchange Act, all of the committee members are independent. The Board has determined that Mr. Hinrichs is an “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K.

The Compensation and Talent Development Committee

The Compensation and Talent Development Committee is responsible for establishing compensation policies and determining, approving, and overseeing the total compensation packages for our executive officers, including all elements of compensation. The committee administers our Amended and Restated 2012 Long-Term Incentive Plan, as amended (the “2012 LTIP”), the primary equity incentive plan under which we make equity-related awards, as well as the SeaSpine Amended and Restated 2015 Incentive Award Plan, which was assumed in the merger. In addition, the committee administers our Second Amended and Restated Stock Purchase Plan, as Amended (the “SPP”), an equity plan under which most of our employees and Directors are eligible to purchase shares of Company common stock at a discount.

The Compensation and Talent Development Committee met six times during 2022 (either in-person or virtual meetings).

The Board has adopted a written charter for the Compensation and Talent Development Committee, a copy of which is available for review on our website at www.orthofix.com.

Mr. Paolucci, Mr. Hinrichs, Mr. Henneman and Ms. Maniar currently serve as members of the Compensation and Talent Development Committee, with Mr. Paolucci serving as Chair. All of these members (i) are non-employee, non-affiliated, outside directors who have been determined by the Board to be independent under the current rules of Nasdaq and (ii) satisfy the qualification standards of Section 16 of the Exchange Act.

No interlocking relationship, as defined in the Exchange Act, currently exists, nor existed during 2022, between the Board or Compensation and Talent Development Committee and the board of directors or compensation committee of any other entity.

The Compliance and Ethics Committee

The Compliance and Ethics Committee assists the Board in overseeing the Company’s Corporate Compliance and Ethics Program and the Company’s global compliance with various international and domestic laws and regulations, including those related to the U.S. Food and Drug Administration and requirements of the U.S. Foreign Corrupt Practices Act and other applicable global anti-corruption laws. The committee also assists the Board in overseeing the Company’s compliance with the Company’s own Corporate Code of Conduct, policies, and procedures.

The Compliance and Ethics Committee met four times in 2022 (either in-person or virtual meetings).

The Board has adopted a written charter for the Compliance and Ethics Committee, a copy of which is available for review on our website at www.orthofix.com.

Mr. Hannon, Ms. Maniar, and Mr. Serbousek currently serve as members of the Compliance and Ethics Committee, with Mr. Hannon serving as Chair. All of these members, excluding Mr. Serbousek, have been determined by the Board to be independent under the current Nasdaq and SEC rules. The Compliance and Ethics Committee's charter requires that a majority of members must be independent.

The Nominating, Governance and Sustainability Committee

The Nominating, Governance and Sustainability Committee assists the Board in identifying qualified individuals to become Board members, recommends nominees for election at each annual meeting of shareholders to the Board, develops and recommends the Company’s corporate governance principles and guidelines to the Board, and evaluates potential candidates for executive positions as appropriate. In connection with this role, the committee periodically reviews the composition of the Board in light of the characteristics of independence, skills, experience, and availability of service, with an emphasis on the particular areas of skill and experience needed by the Board at any given time. The committee periodically reviews succession planning with the Chair of the Board and the President and Chief Executive Officer, and makes recommendations to the Board in connection with succession planning. The committee oversees the Board’s annual self-evaluation process, which includes the completion of questionnaires covering the Board, each committee, and individual director performance. In addition, the committee oversees the Company’s ESG programs, inclusive of climate-related matters; reviews gap analysis; progress on diversity, equity and inclusion programs; company initiatives; and receives reports from management on ESG matters.

The Nominating, Governance and Sustainability Committee met four times in 2022 (either in-person or virtual meetings).

The Board has adopted a written charter for the Nominating, Governance and Sustainability Committee, a copy of which is available for review on our website at www.orthofix.com.

Mr. Essig, Ms. Burzik, Mr. Henneman, and Mr. Paolucci currently serve as members of the Nominating, Governance and Sustainability Committee, with Mr. Essig serving as Chair. All of these members have been determined by the Board to be independent under the current rules of Nasdaq and the SEC.

Board’s Role in Risk Oversight

The Board plays an important role in overseeing various risks that we may face from time to time. While the full Board has primary responsibility for risk oversight, it utilizes its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular committee’s expertise or charter. For example, the Audit and Finance Committee oversees our financial statements and receives reports on the Company’s enterprise risk management program, the Compliance and Ethics Committee assists in the Board’s oversight of compliance with certain legal and regulatory requirements, the Compensation and Talent Development Committee oversees the Company’s compensation plans and assures that such plans properly discourage unnecessary and inappropriate risk taking by management, and the Nominating, Governance and Sustainability Committee oversees the identification of potential Board or executive candidates and the Company’s ESG programs, inclusive of climate-related matters. The Board believes the composition of its committees, and the distribution of the particular expertise of each committee’s members, makes this an appropriate structure to more effectively monitor these risks.

An important feature of the Board’s risk oversight function is to receive updates from its committees and management, as appropriate. In that regard, the Board regularly receives updates from the President and Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, and Chief Ethics and Compliance Officer, including in connection with material litigation and legal compliance matters. The Board also receives updates at quarterly in-person or virtual Board meetings on committee activities from each committee Chair. In addition, the senior executive of each Company division or business unit periodically reviews and assesses the most significant risks associated with his or her division or unit. These assessments are then aggregated by our management team and presented to the Board. The Board regularly discusses with management these risk assessments and includes risk management and risk mitigation as part of its oversight of the enterprise risk management program and its ongoing strategic planning process.

Cybersecurity Risk Management

The Audit and Finance Committee regularly reviews the Company’s cybersecurity, including IT risks, controls, procedures, and plans to mitigate cybersecurity risks and respond to data breaches. The Audit and Finance Committee periodically receives reports at its regularly scheduled meetings from the Chief Information Officer and the IT Vice President of IT Security and Controls on, among other things, the Company’s cyber risks and threats, the status of projects and management’s strategies to strengthen the Company’s IT systems, assessments of the Company’s security program and third-party assessments and testing, emerging threat landscape, and the review of the Company’s cybersecurity insurance policy. Due to the importance of this topic, the Board also receives periodic updates on cybersecurity matters. In 2021, the Company was audited by a third-party cybersecurity firm using the National Institute of Standards and Technology (NIST) standard and in 2022 implemented certain recommendations resulting from the audit. The Company also requires that cybersecurity training is part of the onboarding process for new hires and that all employees participate in annual cybersecurity training.

Corporate Code of Conduct

We maintain codes of conduct (our “Codes of Conduct”) for each of our legacy Orthofix and SeaSpine businesses that are applicable to all employees worldwide of the respective business. The Code of Conduct for the legacy Orthofix business, to which all of our directors and executive officers are subject, is available for review under the “Investors > Governance > Governance Documents” section of our website at www.orthofix.com.

The goals of our Codes of Conduct, as well as our general corporate compliance and ethics program (which we have branded the Integrity Advantage™ Program), are to deter wrongdoing and to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us, (iii) compliance with applicable governmental laws, rules, and regulations, (iv) the prompt internal reporting of violations of our Codes of Conduct to appropriate persons identified therein, and (v) accountability for adherence to our Codes of Conduct. Our Codes of Conduct apply to all areas of professional conduct, including customer relationships, conflicts of interest, financial reporting, use of company assets, insider trading, intellectual property, confidential information, and workplace conduct. Under our Codes of Conduct, employees, directors, and executive officers are responsible for promptly reporting potential violations of any law, regulation, or our Codes of Conduct to appropriate personnel or via a hotline we have established.

We intend to disclose any substantive amendment to, or a waiver from, a provision of the Code of Conduct for the legacy Orthofix business that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of the code of ethics definition enumerated in paragraph (b) of Item 406 of Regulation S-K by posting such information on our website at the address specified above.

Hedging and Pledging Policies

Under the Company’s Corporate Governance Guidelines, all directors, executives, and employees are prohibited from engaging in hedging transactions involving the Company’s common stock, including through the use of financial instruments, such as prepaid variable forwards, equity swaps, collars, and exchange funds. In addition, all such persons are prohibited from holding the Company’s common stock in a margin account or otherwise pledging such shares as collateral for a loan.

Shareholder Communication with the Board

To facilitate the ability of shareholders to communicate with the Board, we have established an electronic mailing address and a physical mailing address to which communications may be sent: boardofdirectors@orthofix.com, The Board of Directors, c/o Chair of the Board, Orthofix Medical Inc., 3451 Plano Parkway, Lewisville, TX 75056.

The Chair of the Board and/or Lead Independent Director reviews all correspondence addressed to the Board and presents to the Board a summary of all such correspondence and forwards to the Board or individual directors, as the case may be, copies of all correspondence that, in the opinion of the Chair of the Board and/or Lead Independent Director, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Examples of communications that would be logged, but not automatically forwarded, include solicitations for products and services or items of a personal nature not relevant to us or our shareholders. Directors may at any time review the log of all correspondence received by Orthofix that is addressed to members of the Board and request copies of any such correspondence.

Nomination of Directors

As provided in its charter, the Nominating, Governance and Sustainability Committee identifies and recommends nominees for election to the Board and will consider nominations submitted by shareholders. The Nominating, Governance and Sustainability Committee Charter is available for review on our website at www.orthofix.com.

The Nominating, Governance and Sustainability Committee seeks to create a Board that is strong in its collective diversity of skills and experience with respect to finance, research and development, commercialization, sales, distribution, leadership, technologies, and life science industry knowledge. The Nominating, Governance and Sustainability Committee reviews with the Board, on an annual basis, the current composition of the Board in light of the characteristics of independence, skills, experience, and availability of service to Orthofix of its members and of anticipated needs. If necessary, we will retain a third party to assist us in identifying or evaluating any potential nominees for director. When the Nominating, Governance and Sustainability Committee reviews a potential new candidate, it looks specifically at the candidate’s qualifications in light of the needs of the Board at that time given the then current mix of director attributes.

As provided for in our Corporate Governance Guidelines, in nominating director candidates, the Nominating, Governance and Sustainability Committee strives to nominate directors that exhibit high standards of ethics, integrity, commitment, and accountability. In addition, our Corporate Governance Guidelines state that all nominations should attempt to ensure that the Board shall encompass a range of talent, skills, and expertise sufficient to provide sound guidance with respect to our operations and activities. Other than as set forth in the Corporate Governance Guidelines with respect to the Board’s objective in seeking directors with a range of talent, skills and expertise, the Board and the Nominating, Governance and Sustainability Committee do not have a formal policy with respect to the diversity of directors, but seek to ensure composition of the Board meets or exceeds diversity guidelines issued by regulatory agencies and considers the policies and input of institutional investors.

Under our Corporate Governance Guidelines, directors must inform the Chair of the Board and the Chair of the Nominating, Governance and Sustainability Committee in advance of accepting an invitation to serve on another company’s board of directors. In addition, no director may sit on the board of directors of, or beneficially own a significant financial interest in, any business that is a material competitor of Orthofix. The Nominating,

Governance and Sustainability Committee reviews any applicable facts and circumstances relating to any such potential conflict of interest and determines in its reasonable discretion whether a conflict exists.

To recommend a director nominee, a shareholder may send a notice addressed to The Board of Directors, Chair of the Nominating, Governance and Sustainability Committee of Orthofix Medical Inc., 3451 Plano Parkway, Lewisville, TX 75056. This notice must be received in a timely manner in accordance with the requirements of our Bylaws and must include certain information regarding the candidate, a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above, and the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected. See the section titled, "Information About Shareholder Proposals," below, for additional information. Once we receive the recommendation, the Nominating, Governance and Sustainability Committee will determine whether to contact the candidate to request that he or she provide us with additional information about the candidate’s independence, qualifications and other information that would assist the Nominating, Governance and Sustainability Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. Candidates must respond to our inquiries within the time frame provided in order to be considered for nomination by the Nominating, Governance and Sustainability Committee.

The Nominating, Governance and Sustainability Committee has not received any nominations for director from shareholders for the Annual Meeting.

CORPORATE RESPONSIBILITY

Since 1980, Orthofix has evolved and grown to become a leading medical device company focused on spine and orthopedics solutions. Our mission is to deliver innovative, quality-driven solutions while partnering with health care professionals to improve patient mobility. In this pursuit, we approach issues surrounding sustainability with a mindset that is focused on providing superior solutions to physicians worldwide to improve patient mobility.

Throughout 2022, we enhanced our ESG strategy to align with the broader transformation of our business. Our executive leadership team and Board continues to recognize the importance of embedding environmental and social priorities within our business operations and approved an enhanced and modernized ESG strategy intended to drive additional progress on initiatives that promote sustainability. The Nominating, Governance, and Sustainability Committee of the Board provides direct oversight of our practices and reporting with respect to sustainability matters, with our senior leadership team and ESG Working Group tasked with driving results in these areas. Our ESG Working Group is responsible for leading our ESG strategy and monitoring our corporate responsibility initiatives. This group includes cross-functional subject matters experts from across the Company. Against this backdrop, we have engaged with our internal and external stakeholders on ESG topics to help further inform our future direction, priorities, and strategy.

In the spring of 2022, we completed our first assessment of ESG priorities, which included examination of a range of key stakeholders, including investors, customers, employees, and ESG rating organizations and by studying industry peers. Our analysis of ESG topics included alignment to the Sustainability Accounting Standards Board (“SASB”). We also drew upon the subject matter expertise of colleagues throughout our organization to collect and organize content. In the summer of 2022, Orthofix released its inaugural SASB Fact Sheet, which detailed our progress against the SASB framework and the five tenets of our ESG strategy, which are: (1) Our People (2) Community Involvement, (3) Environmental Responsibility, (4) Governance, and (5) Safety and Quality. Orthofix also began monitoring greenhouse gas ("GHG") emissions and tracking energy usage in 2022. Thus, we have continued to expand our program, and in summer 2023, we plan to publish an updated SASB Fact Sheet that is expected to include GHG emission data, energy consumption, and additional metrics.

Our People: We demonstrate our commitment to providing equal and equitable opportunities to all employees through training, mentoring, education, and an inclusive culture. We engage our employees in a number of ways, including our Moving 4ward Program, which was created to improve diversity, equity and inclusion, and through the Orthofix Women’s Network, which strives to support the women of Orthofix around the globe in the areas of development, mentoring and engagement. Throughout the year, we promote a variety of diverse voices to our employees by recognizing events such as Black History Month, Martin Luther King Jr. Day, Women’s History Month, Asian Pacific American Heritage Month, LGBTQ Pride Month, Juneteenth, and Hispanic Heritage Month. We seek to embrace and encourage our employees’ differences and know that diversity, equity and inclusion help build a truly global, transformative business and will continue to be a source of our strength. Building on this belief, we launched a new companywide, training titled, “Hiring, Leading and Fostering Diverse and Inclusive Teams”. We intend that by end of 2023, all hiring managers, leaders, and interviewers will have completed this training.

This belief extends to our Board, with a female Lead Independent Director, and our executive leadership team. In 2022, we had a 3% increase in women hired at the director level or above and a 5% increase in diversity hires. In 2022, we successfully completed our second annual summer internship program with 80% of participating interns meeting a diversity criteria. Additionally, in 2022 we matched interns hired from our 2021 program to employee mentors, continued our 2021 Leadership Excellence and Acceleration Program (“LEAP”) inaugural cohort, and prepared for a second cohort to launch in 2023, which will include a minimum of 25% minority participation.

We have transformed and modernized our culture and talent management by implementing human capital management reporting and practices to enable leaders to better hire talent and manage teams. These practices include standards for setting goals, performance evaluations, succession planning, and learning and development. We provide a comprehensive and competitive benefits package that supports the physical and mental well-being of our workforce, including a focus on financial wellness. Common benefits offered to our associates include medical, dental, vision, life and disability coverage, an employee assistance program, parental leave, a stock purchase plan, and flexible paid time off. We also provide competitive retirement benefits, including a 401(k)-match program.

Community Involvement: We support a variety of charitable organizations through donations, fundraising efforts, educational partnerships with colleges and universities, and local community development. Over the years, we have raised funds and awareness for veteran support groups, food and homebuilding organizations, and health-related institutions. In 2022, we added a corporate objective to our annual incentive program to encourage community volunteerism. Under this program, our employees contributed 1,988 hours to community outreach programs, which exceeded our communicated goal.

We proudly supported Texas Scottish Rite Hospital for Children, Pedal for the Cause, which funds worldwide cancer research, relief efforts for Ukraine, Ronald McDonald House Charities of San Diego, Casa de Amparo, a San Diego-based non-profit with a mission to support those affected by and at risk of child abuse and neglect, blood drives, food pantries, and other charitable initiatives in the communities we live and work in around the world. Orthofix also partners with Donate Life America, a U.S.-based nonprofit organization that promotes the importance of organ, eye, and tissue donation.

Environmental Responsibility: We are committed to transitioning to lower carbon operations. We have begun to explore a decrease in our carbon footprint for the manufacturing and supply of our surgical instruments via single-use sterile packed instruments, and in 2020 launched a partnership with Neo Medical to distribute single-use sterile packed instrumentation for certain spine surgeries, and to develop single-use solutions for other procedures. These single-use sterile packed instruments eliminate high carbon cost of repeated shipping and sterilization, reducing our carbon footprint and improving the spinal surgery ecosystem with value-based care and sustainable technology solutions.

In July 2022, we announced the limited market release and first patient implant of the Virtuos Lyograft, a first-of-its-kind, shelf-stable and complete autograft substitute for spine and orthopedic procedures. Virtuos is provided in a room-temperature, ready-to-use, moldable form offers significant logistical and cost-savings advantages to the hospital with improved shipping, storage and operating room efficiency. The room temperature shipment and storage of Virtuos eliminates the use of large quantities of dry ice, Styrofoam shippers and freezer storage, enabling flexible shipping options and reduced packaging, with the aim of a reduced carbon footprint.

In February 2021, we launched a free recycling program for our patients using Bone Growth Stimulators in order to reduce the number of devices that end up in landfills after use, the first program of its kind for bone growth therapy devices. To date, we have sent shipping labels to over 8,000 patients to facilitate recycling of these devices.

We also embed the principles of advancing a circular economy into our ESG practices globally through our in-office recycling program, including recycle/reuse and a commitment to eliminate Styrofoam. Our facilities have energy efficient HVAC systems, 100 percent sustainable energy in certain locations, and our California offices also include electric vehicle charging stations to promote environmentally-friendly behaviors among employees. Further, we expect our suppliers to support our efforts in improving the environment and animal welfare. Our 2022 ESG Report also highlights the key initiatives we have underway and provides baseline data for important environmental measures such as GHG emissions.

Governance: It is our fundamental policy to conduct business in accordance with the highest ethical and legal standards. We have a comprehensive compliance and ethics program to promote lawful and ethical business practices throughout our domestic and international businesses and offer compliance training to all of our employees. Similarly, we require that our suppliers adopt sound human rights practices designed to treat workers fairly and with dignity and respect. We responsibly manage and influence the impacts of our distributors through our robust compliance and governance training.

We implement robust risk management programs to ensure compliance with applicable laws and regulations governing ethical business practices, including our relationships with suppliers, customers and business partners, and our industry. Our IT team uses a combination of industry-leading tools and innovative technologies to help protect our stakeholder’s data. Our people are responsible for complying with our data security standards and complete mandatory annual training to understand the behaviors and technical requirements necessary to keep data secure.

Safety and Quality: The safety of our patients is of utmost importance. Our commitment and focus on product safety is evidenced with investments across the organization in quality systems and medical device regulation compliance. This topic is also the foundation of our Quality Driven policy, which is to improve patients’ lives through high-quality products, procedures, and services. We are committed to executing an effective quality management system that meets or exceeds global requirements. This focus has resulted in zero product recalls issued in 2022.

To further promote this effort, we introduced an ESG metric beginning in 2022 that ties a portion of the 2022 annual bonus plan to achieving predetermined safety and quality objectives. These ESG performance goals were introduced to continue holding our team to our commitment that stakeholders must be considered in our actions every day.

Promoting and protecting the safety of our workforce is also a top priority. Health and safety matters are responsibilities that we share throughout our organization. During the last few years, we evolved in these areas to meet the needs of our workforce during the COVID-19 pandemic. Employees’ safety risks vary depending on the roles they perform, and we seek to tailor our safety efforts accordingly. We periodically measure the sentiment of our employees through an employee engagement survey and share the results and applicable action items identified from the survey with our employees.

Orthofix’s website contains information on our environmental and social policies and programs, including the following:

Conflict Minerals Report: We maintain a Conflict Minerals Report to ensure high standards of corporate responsibility, and we take seriously the ending of the violence and human rights violations currently taking place in the Democratic Republic of the Congo and surrounding countries.

Environmental, Health and Safety: We maintain an environmental, health and safety policy, communicated within our Corporate Code of Conduct, that seeks to promote the operation of our business in a manner that is environmentally responsible and protective of the health and safety of both our employees and the public. As a result of these policies, the Company reported zero work related injuries in the U.S. in 2022, which is lower than the industry average reported by the Occupational Safety and Health Administration.

Codes of Conduct: We maintain corporate codes of conduct that are applicable to all our directors, officers, and employees. The codes of conduct set forth our policies and expectations on several topics, including conflicts of interest, compliance with laws, human rights, use of our assets, business conduct and fair dealing. All employees and directors participate in annual training on our corporate codes of conduct and related Company policies.

Supplier Quality Manual: We maintain a Supplier Quality Manual that communicates our expectations to all new and existing suppliers to ensure the delivery of high-quality products to our customers. The Supplier Quality Manual sets forth our policies and expectations of suppliers on several topics, including ethics, compliance with laws and regulations, human rights, labor and employment, health and safety, environmental responsibility, business conduct and fair dealing.

Sustainability: We maintain comprehensive policies that guide our approach to environmental and social risk management within our Corporate Code of Conduct. Areas of focus include our corporate compliance with responsible hazardous waste protocols, recycling, emergency preparedness, and programs to enhance and promote environmental stewardship.

Engagement with Shareholders

We routinely engage with our shareholders to better understand their views, carefully considering the feedback we receive and acting when appropriate. We also review the results of the annual advisory vote on executive compensation in making determinations about the structure of our executive compensation program and whether changes to the program should be considered.

For more information on our ESG program, or to read our inaugural 2021 SASB Fact Sheet, please visit our corporate website:

https://ir.orthofix.com/governance/corporate-sustainability/default.aspx

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

The Compensation and Talent Development Committee, comprised entirely of independent, non-management directors, is responsible for establishing and administering the Company’s policies involving the compensation of its executive officers. No member of the Compensation and Talent Development Committee (i) was, during the year ended December 31, 2022, or has previously been, an officer or employee of the Company, or (ii) had any material interest in a transaction with the Company or a business relationship with, or any indebtedness, to the Company. No interlocking relationships existed during the year ended December 31, 2022, between any member of the Board or the Compensation and Talent Development Committee and an executive officer of the Company.

Approval of Related Person Transactions

Our policy regarding transactions with related persons, which is set forth in our Corporate Code of Conduct and Audit and Finance Committee charter, is that the Audit and Finance Committee will review and approve or ratify all transactions between the Company and any related person (as defined in Item 404 of Regulation S-K) involving amounts exceeding $120,000 in which the related person has a direct or indirect material interest. The Company did not have any related party transactions meeting this threshold during 2022.

Compensation Discussion and Analysis

Executive Overview

We focus our compensation program for our named executive officers (“NEOs”) and other executives on financial, strategic, and operational goals established by the Board of Directors designed to create sustained value for our shareholders. Our guiding compensation principle is to pay-for-performance. Our executive compensation program is designed to motivate, measure, and reward the successful achievement of our strategic and operating goals without promoting excessive or unnecessary risk taking.

Consistent with our pay-for-performance philosophy, a significant portion of our NEOs’ compensation was delivered in equity-based awards for 2022. Fifty percent of the equity-based award value was delivered via performance stock units (which were structured to vest based upon the achievement of specified net sales targets for the year ended December 31, 2023, with the target vesting percentage then potentially further adjusted based upon the Company’s total shareholder return relative to an industry peer group over a three-year performance period), while the other fifty percent of the equity-based award value was delivered via restricted stock units with time-based vesting.

In addition, a significant portion of our NEOs’ cash compensation was at risk via our annual cash incentive program, which is 100% performance-based. In 2022, the metrics under our annual cash incentive program were expanded to also include enterprise objectives relating to ESG metrics, including company-wide goals associated with product safety and community service.

The Compensation and Talent Development Committee (referred to throughout this Compensation Discussion and Analysis section as the “Committee”) has consistently set challenging financial performance goals under the annual cash incentive plan that rewards executives for achieving or exceeding the annual operating plan. The approach for setting the financial performance goals under the annual cash incentive plan was similar in 2022 as compared to prior years. Actual performance in 2022 fell short of the target performance goals, which resulted in lower than target payouts for all NEOs and other executives, demonstrating the Committee’s commitment to its pay-for-performance philosophy as described further below.

The Committee believes that its overall compensation program for NEOs demonstrates the Committee’s pay-for-performance philosophy.

Notable financial results and operational accomplishments in 2022 include the following:

•
Net sales were $461 million, a decrease of 1% on a reported basis and an increase of 2% on a constant currency basis
•
Global Orthopedics produced net sales growth of 2% on a reported basis and 11% on a constant currency basis driven by strategic investments in our commercial channels and momentum from new product introductions
•
The U.S. Food and Drug Administration granted premarket approval for AccelStim LIPUS bone growth stimulator, expanding our indications into fresh fracture care
•
Executed partnership with CGBio to commercialize Novosis rhBMP-2 growth factor in the U.S. and Canada
•
Orthofix and MTF Biologics recognized with the 2022 Spine Technology Award from Orthopedics This Week for Virtuos Lyograft
•
Entered into an agreement and plan of merger with SeaSpine, and the merger was consummated in January 2023

Consistent with shareholder interests and market best practices, our executive compensation program includes the following sound governance features:

What we do:

✓ Align executive pay with the overall performance of our business and the Company’s common stock

✓ Set meaningful performance targets for annual and performance-based awards, approved by the Committee

✓ Include caps on annual cash incentive plan payments and shares earned under performance-based stock awards

✓ Discourage unnecessary and inappropriate risk taking and we obtain an annual independent risk assessment analysis of our executive compensation program

✓ Maintain robust stock ownership guidelines for our executive officers and directors

✓ Maintain an incentive compensation clawback policy for executive officers

✓ Include “double-trigger” change in control vesting provisions in all equity grants to executive officers; we have no “single-trigger” cash or similar payment rights upon a change in control

✓ The Committee directly retains an independent compensation consultant who conducts an annual benchmarking of our executive compensation program against an industry peer group

What we don’t do:

X Pay dividends or dividend equivalents on unvested stock options, time-based vesting stock awards, or unearned performance-based vesting stock awards

X Have employment agreements with our executive officers (unless required by law)

X Pay excise tax gross-ups for change in control payments

X Reprice stock options without shareholder approval

X Provide excessive perquisites

X Permit hedging or pledging of our securities by employees, including our executive officers, or directors

Named Executive Officers

For 2022, our NEOs were the following individuals:

Executive	Position
Jon C. Serbousek	President and Chief Executive Officer until January 2023
Douglas C. Rice	Chief Financial Officer until January 2023
Kimberley A. Elting	President, Global Orthopedics and, until January 2023, Chief Legal & Development Officer
Kevin J. Kenny	President, Global Spine
Paul W. Gonsalves	President, Global Orthopedics until April 2022

Effective at the closing of the merger with SeaSpine in January 2023:

•
Keith C. Valentine was appointed President and Chief Executive Officer and Mr. Serbousek resigned from such role;
•
John Bostjancic was appointed Chief Financial Officer and Mr. Rice resigned from such role; and
•
Patrick L. Keran was appointed Chief Legal Officer and Ms. Elting resigned as Chief Legal & Development Officer (while remaining as President, Global Orthopedics)

The Summary Compensation Table and narrative sections following this Compensation Discussion and Analysis section discloses 2022 compensation for the NEOs serving in such roles in 2022 as required by Regulation S-K. The disclosures in this Compensation Discussion and Analysis section regarding ongoing or newly implemented executive compensation practices or policies apply to our current officers who are subject to Section 16 of the Exchange Act ("Section 16 Officers"), who are identified below.

Executive	Position
Keith C. Valentine	President and Chief Executive Officer
John Bostjancic	Chief Financial Officer
Kimberley A. Elting	President, Global Orthopedics
Kevin J. Kenny	President, Global Spine
Patrick L. Keran	Chief Legal Officer

Compensation Guiding Principles and Philosophy

The Committee is comprised solely of independent directors. The Committee recommends to the Board for determination by the Board, the President and Chief Executive Officer’s compensation, and discharges the responsibilities of the Board relating to all compensation of the Company’s other Section 16 officers and Executive Leadership Team ("ELT") (including equity-based compensation for both executive officers and other key employees). The Committee guides itself in large part by the Executive Compensation Guiding Principles. These guiding principles include an executive compensation philosophy for executives that reflects a meaningful “pay-for-performance” philosophy and seeks to align compensation payouts with the goals of growing our business and increasing sustainable shareholder value.

The Executive Compensation Guiding Principles, which were affirmed by the Committee in March 2023, are as follows:

•
Each compensation element should be competitive within the medical device industry (anchored to a target market position) but also tailored to Orthofix’s individual circumstances and business needs.
•
The Committee will annually approve a group of peer companies to assess market levels of compensation.
•
Variable compensation should provide appropriate leverage (upside and downside) so that payouts are commensurate with performance and aligned with shareholders' interests.
•
Each compensation element should support Orthofix’s business strategy and objectives of attracting, retaining and motivating top talent.
•
The Committee recommends to the Board, for determination by the Board, the President and Chief Executive Officer's compensation, and discharges the responsibilities of the Board relating to all compensation of the Company's other Section 16 officers and members of the ELT.
•
Management has responsibility for compensation decisions related to all employees of the Company who are not Section 16 officers or members of the ELT, subject to limits established by the Committee (e.g., long-term incentive awards and change in control agreement participation).
•
The Company’s executive compensation program should be easily understood by executives.

Management is responsible for effectively communicating the design and administration of the compensation program to employees. Consistent with these principles, the Committee’s compensation philosophy is to fairly compensate executive officers with an emphasis on providing incentives that balance our short-and long-term objectives. The Committee retains full discretion to make compensation decisions that may differ from decisions that would be made based on a strict application of the Executive Compensation Guiding Principles, especially when special retention, recruitment, business conditions, or other factors suggest that such compensation decisions are in the best interests of the Company and its shareholders.

In implementing the “pay-for-performance” compensation philosophy for the Company’s executive officers, the Committee places considerable emphasis on variable elements of pay within the executive compensation program. For 2022, the variable elements of our executive compensation program consisted of the Company’s annual cash incentive plan, which is intended to reward executive officers for achieving specific financial performance goals during the fiscal year, as well as a long-term incentive plan that consisted of both performance-based (50% weighting) and time-based vesting (50% weighting) equity-based awards.

The Committee seeks to provide payouts through the annual cash incentive plan based on actual performance relative to pre-established financial performance goals reflecting strong financial performance by the Company and its business units. Newly incorporated into our compensation program in 2022, these pre-established performance goals incorporated certain enterprise objectives relating to ESG metrics, including company-wide goals associated with product safety and community service.

The Committee also seeks to align executives’ interests with shareholders via grants of equity compensation, which encourage executive officers to focus on achieving longer-term goals and sustained increases in shareholder value, as the value of these awards is directly commensurate with the fluctuations in the value of the Company’s common stock.

In addition to variable compensation programs, executives also receive health and welfare benefits (including our 401(k) plan) that are generally consistent with the level of health and welfare benefits provided to all U.S. based Company employees and those provided by companies in our industry peer group.

Compensation Process

The Committee is responsible for establishing and evaluating compensation policies and determining, approving and evaluating executive compensation, including the total compensation packages for our Section 16 officers. The Committee is also responsible for administering the Company’s equity incentive plans and other executive compensation policies and programs. The Committee recommends for approval by the Board the compensation of the Chief Executive Officer and specifically considers and approves the compensation for our other Section 16 officers and members of our ELT. The Chief Executive Officer is prohibited from being present during Committee or Board voting or deliberations with respect to his or her own compensation arrangements. The Committee also is responsible for making recommendations to the Board regarding the compensation of directors. The Committee relies on the President and Chief Executive Officer to make recommendations on certain aspects of compensation, as discussed below. The Committee acts under a written charter adopted by the Board. The Committee reviews its charter annually and recommends any changes to the Board. The charter is available on our website at www.orthofix.com. Mr. Henneman, Mr. Hinrichs, Ms. Maniar, and Mr. Paolucci currently serve as the members of the Committee, with Mr. Paolucci serving as Chair.

Each member of the Committee is an independent, non-employee, non-affiliated, outside director. The Committee has furnished its report below.

Role of Executive Officers

At the Committee’s request, from time to time, certain of our senior management present compensation-related initiatives to the Committee. For instance, while the Committee recommends to our Board for approval, or approves, all elements of compensation of our Section 16 officers and members of the ELT, the Committee requests on an annual basis that senior management aid the Committee in fulfilling its duties by facilitating the gathering of information relating to potential financial performance targets and actual performance under our annual cash incentive program as well as possible equity incentive grants. The Committee then reviews this information in connection with recommending to the Board or setting annual incentive targets or making equity compensation grants.

Under the Executive Compensation Guiding Principles, management is responsible for compensation decisions related to all employees who are not Section 16 officers or members of the ELT, subject to limits established by the Committee (e.g., long-term incentive awards and change in control agreement participation). In this context, our President and Chief Executive Officer has general oversight of the compensation process for such employees, and provides input to the Committee in such capacity. Our President and Chief Executive Officer also provides the Committee with additional input, perspective, and recommendations in connection with the Committee’s salary determinations for our Section 16 officers (other than himself) and members of the ELT. Our President and Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, and Chief Human Resources Officer frequently attend meetings of the Committee in these respective capacities. These individuals are excluded from any Committee or Board deliberations or votes regarding their own compensation.

Compensation Consultant

The Committee has the authority under its charter to retain, at the Company’s expense, independent compensation consultants to assist in evaluating compensation decisions. The Committee also has the authority to terminate those engagements. In accordance with this authority and to aid the Committee in fulfilling its duties, the Committee has engaged Mercer US LLC (“Mercer”) as its independent compensation consultant since September 2017.

In its role as compensation consultant, Mercer, at the Committee’s request, periodically conducts reviews and recommends updates to our executive officer and director compensation programs and long-term incentive practices.

In connection with their engagement, Mercer reported to the Committee regarding its independence based on the six factors outlined in SEC regulations issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Committee considered these factors and concluded that Mercer is independent and that its engagement by the Committee raised no conflicts of interest.

Peer Group Benchmarking

Decisions related to executive compensation program design and pay levels are informed, in part, by the practices and pay levels of comparable peer organizations. The Committee engages Mercer to conduct an annual executive compensation analysis that provides market competitive levels of total compensation. The assessment used in connection with setting 2022 compensation compared the compensation levels of our Section 16 officers with market data to determine whether their compensation levels remained consistent with market practice and our compensation philosophy. In conducting the assessment, Mercer made comparisons to our industry peer group and survey data including companies in the life sciences/medical devices industries.

In conducting the benchmarking for 2022 pay decisions, Mercer utilized a selection of 18 peer companies. The members of the peer group were selected for inclusion principally because of their overall similarity to Orthofix in terms of annual revenue, industry sector/sub-sector, medical technology product lines and international penetration. The peer group for 2022 pay decisions consisted of the following companies in the life sciences/medical devices industries, which we compete against for executive talent:

ABIOMED, Inc.	ICU Medical Inc.

Alphatec Holdings Inc.	Integer Holdings Corporation

AngioDynamics, Inc.	Integra LifeSciences Holdings Corporation

Artivion Inc. [1]	LivaNova PLC

AtriCure, Inc.	Merit Medical Systems, Inc.

Avanos Medical, Inc.	Natus Medical Inc.[2]

Cardiovascular Systems, Inc.	Nevro Corp.

CONMED Corporation	NuVasive, Inc.

Haemonetics Corporation	SeaSpine Holdings Corporation[3]

1 Formerly known as CryoLife, Inc.

2 Natus Medical was acquired by healthcare-focused private equity firm ArchiMed in July 2022

3 Merged with Orthofix effective January 5, 2023

The Role of Shareholder Say-on-Pay Votes

The Company provides its shareholders with the opportunity to cast an annual advisory, non-binding vote on executive compensation (a “say-on-pay proposal”), and subsequently evaluates these results and any feedback received by shareholders. At the 2022 annual meeting of shareholders, the Company’s say-on-pay proposal was supported by approximately 97% of the votes cast at the meeting, which we believe supports the Company’s “pay-for-performance” approach to executive compensation.

The Committee evaluated the results of the vote and believes that the voting results over the course of the last several years (which has included 90% or greater approval votes at each of the Company’s last seven annual meetings of shareholders) affirm shareholders’ overall support of the Company’s approach to executive compensation. The Committee believes that its continued efforts to evolve the Company’s compensation programs towards policies viewed by institutional and other shareholders as aligning executive compensation with the interests of shareholders and good corporate governance are reflected in these recent vote results.

In addition to responding to the input of shareholders, the Committee also has considered many other factors in designing and evaluating the Company’s executive compensation programs, including the alignment of our compensation programs with our corporate business objectives, periodic analysis of our programs by our compensation consultant, and including an annual review of data versus a comparator group of peer companies. Each of these factors is evaluated in the context of the Committee members’ fiduciary duty to act as the directors determine to be in shareholders’ best interests. Each of these factors informed the Committee’s decisions regarding named executive officers’ compensation for 2022. The Committee will continue to consider feedback from shareholders, including the outcome of the Company’s say-on-pay votes, when making future compensation decisions for its named executive officers.

Elements of Executive Compensation

Overview

Our compensation program for executive officers and other key employees consists of three primary elements:

•
annual salary;
•
performance-based cash incentives in the form of annual bonuses; and
•
long-term equity-based incentives under our long-term incentive plan.

The Committee reviews annually what portion of the Section 16 officers’ total compensation should be in the form of salary, target annual cash bonus opportunity and long-term equity-based incentive compensation. The Committee believes an appropriate mix of these elements, commensurate with our Executive Compensation Guiding Principles, will assist the Committee in meeting its compensation objectives. In addition, as further described below, we sometimes grant one-time bonuses and stock awards in connection with new hires and promotions, or for retention or special recognition purposes. As part of its decision making process, the Committee reviews information setting forth all components of the compensation and benefits received by our named executive officers. This information includes a specific review of dollar amounts for salary, target bonus opportunity, and long-term equity-based incentive compensation.

The charts below show the annual total target direct compensation (full-year base salary, target annual cash incentive compensation, and long-term equity incentive compensation awards) for Jon C. Serbousek, our former President and Chief Executive Officer (who served in this role for all of 2022) and our other named executive officers for 2022. These charts illustrate that 88% of our Chief Executive Officer's annual total target direct compensation and 81% of our other named executive officers' annual total target direct compensation was performance-based or variable.

Annual Salary

The Committee recommends for approval by the Board the annual salary for out Chief Executive Officer and determines the annual salary for our other Section 16 officers and members of our ELT. In making these recommendations and determinations, the Committee considers proxy peer data and/or market survey data for each individual person, with the midpoint of the salary range being the 50th percentile of the market. The Committee positions actual base salary within the salary range based upon an executive’s experience, performance, and contribution to Orthofix’s success. The Committee endeavors to use the full width of the salary range to differentiate pay.

The 2021 and 2022 annual base salary amounts for our named executive officers were as follows:

Name	Title (1)	2022 Annual Base Salary		2021 Annual Base Salary	Percentage Increase
Jon C. Serbousek	President and Chief Executive Officer	$800,000		$775,000	3.2%
Douglas C. Rice	Chief Financial Officer	$475,549		$461,250	3.1%
Kimberley A. Elting	President, Global Orthopedics & Chief Legal and Development Officer	$475,549		$461,250	3.1%
Kevin J. Kenny	President, Global Spine	$475,551		$461,252	3.1%
Paul W. Gonsalves	Former President, Global Orthopedics	$415,000	(2)	$402,520	3.1%

(1) Reflects titles and positions held during the 2022 calendar year. In April 2022, Mr. Gonsalves resigned from the Company and Ms. Elting succeeded Mr. Gonsalves as the Company’s President, Global Orthopedics, in addition to continuing to serve as Chief Legal and Development Officer. Mr. Serbousek and Mr. Rice no longer serve in the roles of Chief Executive Officer and Chief Financial Officer, respectively, after the consummation of the Company's merger with SeaSpine in January 2023. Mr. Serbousek serves as Executive Chairman but is not standing for election at the Annual Meeting, and Mr. Rice is a non-officer employee and each of them will serve in non-officer employee positions for a transition period that will end in mid 2023. Effective upon the consummation of the SeaSpine merger, Ms. Elting no longer services as Chief Legal and Development Officer but continues to serve as President, Global Orthopedics.

(2) Actual wages paid to Mr. Gonsalves totaled $127,452 for 2022.

Cash Performance-Based Incentives – Annual Incentive Program

The Committee believes that a significant portion of the compensation for each executive officer should be in the form of an annual performance-based cash bonus. These bonuses are provided through our annual cash incentive program, which seeks to align any payout to an executive officer with actual financial performance of the Company relative to pre-established financial performance targets.

The Committee is responsible for approving the annual bonus plan design every year. At the outset of each year, the Committee establishes target financial performance goals and a range of performance around the target performance goals for which a bonus would be paid as described below. The plan design, metrics, and threshold, target, and maximum goals support the annual corporate operating plan for the year.

Consistent with prior years, the Committee established and approved performance goals at the outset of 2022, which goals were based on (i) net sales and EBITDA targets derived from the Company’s internal budget and financial forecast and (ii) certain enterprise objectives, which, beginning in 2022, included ESG goals associated with product safety and community service hours.

The performance goals for Messrs. Serbousek and Rice were based on Company-wide net sales and Adjusted EBITDA performance, with Company-wide net sales weighted at 60%, Company-wide Adjusted EBITDA weighted at 30%, and the Company enterprise objectives weighted at 10% in the aggregate. Adjusted EBITDA consists of EBITDA (defined as GAAP-derived net income from operations plus net interest expense, income tax expense, depreciation and amortization) net of credits or charges that were considered by the Committee at the time bonus targets were set to be outside of the normal ongoing operations of the Company.

For Mr. Kenny and Mr. Gonsalves, the Company-wide net sales, Adjusted EBITDA, and Company enterprise objective metrics were weighted at 30%, 30%, and 10%, respectively, while net sales for each of Mr. Kenny and Mr. Gonsalves’ business segments were also each collectively weighted at 30%. For Ms. Elting, because she served a portion of the year as Chief Legal and Development Officer before transitioning to serve as President, Global Orthopedics and Chief Legal and Development Officer in April 2022, her metrics were pro-rated for the time spent in each of these roles in 2022.

An executive officer could earn from 0% to 150% of his or her targeted bonus based upon actual performance measured against the range of established performance goals. The Committee determined that no payouts would be made for performance below the 50% achievement threshold on any specific goal.

The Company enterprise objectives for 2022 included the following criteria, which were weighted at 10% in the aggregate:

•
15% revenue growth from strategic distributors;

•
30% increase in revenue from new products, which was defined as products launched between 2020 and 2022;
•
Product quality criteria associated with (i) remediation within 120 days of all major non-conformities identified in quality audits and (ii) an overall decrease in nonconformity findings as compared to the prior year; and
•
Employee engagement in community service across at least 30% of the global organization with a minimum of 1,250 hours contributed across the Company

Performance against the goals was measured and assessed by the Committee in March 2023. Each of the Committee members participated in and approved the assessment of performance against the goals.

The table below outlines the threshold, target, and maximum performance goals relative to actual achievement for the financial performance metrics described above in 2022.

	Weighting				Performance Goals/Actual Results (in millions)
	Other	Mr.	Ms.	Mr.	Threshold	Target	Maximum
2022 Financial Metrics	NEOs	Kenny	Elting(1)	Gonsalves	50%	100%	150%	Actual(2)
Company-wide Net Sales	60.0%	30.0%	37.5%	30.0%	$461.4	$496.1	$530.8	$467.3
Company-wide Adjusted EBITDA(3)	30.0%	30.0%	30.0%	30.0%	$51.1	$61.6	$71.4	$46.0
Global Spine Net Sales	N/A	30.0%	N/A	N/A	$357.7	$384.6	$411.5	$354.9
Global Orthopedics Net Sales	N/A	N/A	22.5%	30.0%	$103.7	$111.5	$119.3	$112.4
Enterprise Objectives	10.0%	10.0%	10.0%	10.0%
Total	100.0%	100.0%	100.0%	100.0%

(1) Ms. Elting succeeded Mr. Gonsalves as President, Global Orthopedics subsequent to his resignation in April 2022. As such, Ms. Elting's bonus is weighted 25% for time spent in her role as Chief Legal and Development Officer and 75% for her time spent in her role as President, Global Orthopedics and Chief Legal and Development Officer.

(2) Committee approval of financial performance targets provided that actual results would be adjusted to eliminate the effect of subsequent currency fluctuations. The amounts shown in the table represent actual reported amounts as adjusted to reflect such pre-approved constant currency adjustments.

(3) Adjusted EBITDA amounts shown above are prior to the inclusion of expense associated with the annual incentive plan.

Actual performance in 2022 fell short of the target performance goals, which resulted in lower than target payouts for all NEOs and other executives, as illustrated in the table below, demonstrating the Committee’s commitment to its pay-for-performance philosophy.

Name	Company-wide Net Sales Percent Achievement	Business Segment Net Sales Percent Achievement	Company-wide Adjusted EBITDA Percent Achievement	Enterprise Objectives	Weighted Percent Achievement
Jon C. Serbousek	58.5%	N/A	0.0%	80.0%	43.1%
Douglas C. Rice	58.5%	N/A	0.0%	80.0%	43.1%
Kimberley A. Elting	58.5%	105.6%	0.0%	80.0%	53.7%
Kevin J. Kenny	58.5%	0.0%	0.0%	80.0%	25.6%
Paul W. Gonsalves (1)	58.5%	105.6%	0.0%	80.0%	57.2%

(1) Mr. Gonsalves voluntarily resigned in April 2022and was not eligible for the annual performance-based cash bonus.

Aggregate Payouts

In light of disruption caused by the pending merger with SeaSpine, the Committee used its discretion to approve a 10% adjustment for each of the NEOs eligible for the annual performance-based cash bonus when determining the final approved percentage achievement under the annual incentive program. These resulting payouts under the annual incentive program are described in the table below:

Name	2022 Base Salary Amount	Target Bonus Percentage of Salary	Weighted Percent Achievement	Merger Disruption Adjustment	Final Achievement Percentage	Total Annual Incentive Plan Bonus
Jon C. Serbousek	$800,000	105%	43.1%	10.0%	53.1%	$446,040
Douglas C. Rice	$475,549	70%	43.1%	10.0%	53.1%	$176,762
Kimberley A. Elting	$475,549	70%	53.7%	10.0%	63.7%	$211,964
Kevin J. Kenny	$475,551	70%	25.6%	10.0%	35.6%	$118,507
Paul W. Gonsalves (1)	$127,452	70%	N/A	N/A	N/A	N/A

(1) Mr. Gonsalves voluntarily resigned in April 2022 and was not eligible for the annual performance-based cash bonus.

Payouts to the named executive officers under the annual incentive program are reflected in column (g) of the “Summary Compensation Table.”

Long-Term Equity-Based Incentives

Long-Term Incentive Plan – 2012 LTIP

In accordance with the Executive Compensation Guiding Principles, the creation of sustainable shareholder value by means of equity incentive awards is a very important element of the total compensation provided to executive officers.

Our primary equity compensation plan is the 2012 LTIP, was originally approved by our shareholders at the Company's 2012 annual meeting, with amendments further increasing the number of shares authorized under the plan being approved by our shareholders at the Company's 2015, 2018, 2020, 2021 and 2022 annual meetings. As of the Record Date, _________ shares remained available for grant pursuant to this plan. As further described under “Proposal 7: Approval of Amendment No. 4 to the Amended and Restated 2012 LTIP,” at the Annual Meeting, the shareholders will be asked to consider, and, if thought fit, approve an amendment to the 2012 LTIP to increase the shares available for awards under the plan by 2,900,000. We request that shareholders support this proposal given that equity is a key component of our pay-for-performance philosophy and equity grants best align and engage our leadership team with shareholder value creation.

The Committee administers the 2012 LTIP and only the Committee makes long-term incentive plan grants to named executive officers. In addition, the Committee occasionally makes inducement grants (in accordance with applicable Nasdaq rules) to newly hired employees outside of shareholder approved plans, as done in 2020 in connection with the hiring of Mr. Gonsalves, in 2019 with the hiring of Mr. Serbousek, and in 2018 in connection with the acquisition of Spinal Kinetics, Inc. These inducement grants have been made on terms that are substantially similar to grants under the 2012 LTIP.

In 2022, the Committee granted two types of equity incentive awards to executive officers: (i) time-based vesting restricted stock units ("RSUs"), and (ii) performance-based vesting stock units ("PSUs"). Upon the consummation of the merger with SeaSpine in January 2023, all outstanding PSUs were converted to time-based vesting RSUs at target as a result of the merger, which the Board of Directors determined constituted a "Corporate Transaction" and a "Change in Control" as defined in the Company's equity compensation plans and inducement plans, as discussed below.

	RSUs	PSUs
Value Weighting	50%	50%

Performance Conditions	N/A

Primarily attributable to the achievement of specified net sales targets associated with the year ended December 31, 2023, with such vesting percentage then adjusted based on the Company's total shareholder return (“TSR”) relative to a custom peer group as defined within the grant agreement

Term/Length	Four years	Three-year

Vesting	Vest in four equal installments on the first, second, third, and fourth anniversaries of the grant date	Cliff vest after three years to the extent earned upon certification of results

Payout	Participant acquires unrestricted shares of common stock upon vesting	Participant acquires unrestricted shares of common stock upon vesting

In accordance with the Executive Compensation Guiding Principles, equity incentive awards currently follow the following principles:

• Annual long-term incentive awards are delivered in a mix of the types of equity awards described in the preceding table.

• Annual long-term incentive awards are made to all Section 16 executive officers.

• Annual long-term incentive award values are competitively positioned based on market data for comparable positions and individual performance.

Time-Based Vesting Grants

In 2022, all time-based vesting awards, which comprised 50% of executive officer(s) total annual equity award value, were granted in the form of RSUs, which vest in equal installments over four years. In prior years, the Company granted time-based vesting awards in the form of both RSUs and stock options. Under the Company’s operative agreements with executive officers, the unvested portion of any time-based grant is forfeited if an employee voluntarily ceases employment prior to vesting. In the event that an employee is terminated by the

Company with or without cause, any remaining unvested portion of the grant is forfeited. In the event an employee dies or suffers a long-term disability, the full grant vests. In all of the foregoing circumstances, vested stock options are subject to a limited post-employment exercise period, which ranges from 3 to 18 months depending on the circumstance. In the case of stock options held by employees who remain continuously employed, the options expire and are no longer exercisable 10 years from the grant date. Should a change in control occur while a grantee remains employed, unvested portions of the grant will accelerate only if the employee separates from employment in specific circumstances within 24 months of the change in control.

In connection with the merger with SeaSpine, which closed in January 2023, the Board of Directors determined that the merger constituted a "Corporate Transaction" and a "Change in Control" as defined in the Company's equity compensation plans and inducement plans.

Performance-Based Vesting Grants

Since 2017, the Committee has granted 50% of executive officer(s) total annual equity award value in the form of performance stock units (“PSUs”).

In 2022, the PSU grant was structured so that vesting was dependent upon the achievement of a specified net sales target on a constant currency basis for the year ended December 31, 2023, which could then be modified based upon the Company's relative TSR over a three-year performance period relative to a custom peer group. As such, the achieved vesting percentages are based on the following criteria, with the final number of shares based upon the product of (i) the target number of granted shares, (ii) the achieved net sales vesting percentage, and (iii) the achieved relative TSR modifier.

Criteria 1 - FY 2023 Net Sales		Criteria 2 - 3-Year Relative TSR Performance Period
Company's FY 2023 Net Sales ($, Millions)	Resulting Net Sales Vesting Percentage	Company's Relative TSR Percentile Rank	Resulting Relative TSR Modifier
Less Than $472.5	0%	Bottom Quartile	0.75
$472.5	50% (threshold)	Second Quartile	1.00
$525.0	100% (target)	Third Quartile	1.00
$577.5 or Greater	200% (maximum)	Top Quartile	1.25

The three-year performance period for the Company’s 2019 grant of PSUs concluded in April 2022. The PSUs granted between 2017 and 2021 were structured so that vesting was dependent on the TSR of the Company’s common stock relative to other companies in an applicable industry index during a three-year performance period following the date of grant. The Company achieved a cumulative TSR over the performance period of (-41.40%), which ranked at the 10th percentile relative to the companies in the applicable index, and thus did not meet the minimum threshold to vest in the award. As such, the awards were forfeited upon the conclusion of the performance period.

Upon the consummation of the merger with SeaSpine in January 2023, which the Board of Directors determined constituted a "Corporate Transaction" and a "Change in Control" as defined in the Company's equity compensation plans and inducement plans, the performance goals for all outstanding PSUs were deemed achieved at the greater of (i) a percentage of 100% (i.e., the target number) or (ii) the percentage determined based on the Company's relative TSR as calculated using closing prices per share over the twenty consecutive trading days ending with the last trading date preceding the consummation of the merger. Such awards were converted to time-based awards that vest upon the executive’s continued service through the end of the original performance period or the executive’s earlier death, disability, involuntary termination without cause, or termination by the executive for “good reason.” This resulted in all outstanding PSUs converting to time-based awards at 100% of target as of the effective date of the merger.

Equity Award Approval Process

In 2022, the Committee met and approved value-based awards for executive officer equity incentive grants at its January 2022 meeting and the awards were granted effective February 1, 2022. The number of shares/units underlying each award (and the exercise price for stock options) were based on the closing price of the Company’s common stock on such effective date.

Generally, the Committee’s approval of annual equity incentive grants occurs at a time when the Company’s insider trading window for executives is open. However, in the event that grants are approved when such window is closed, the Committee does not seek to affect the value of grants by timing them in relation to the release or non-release of material public information.

In addition to the annual equity incentive grants made in February 2022, the Committee also made a one-time grant to Ms. Elting in conjunction with her assuming the role of President, Global Orthopedics, while continuing to serve as Chief Legal and Development Officer, and one-time retention grants to each of Mr. Kenny and Mr. Rice following the resignation of Mr. Gonsalves in April 2022. Each of these awards was granted in the form of RSUs which vest in equal installments over four years.

Perquisites and Other Personal Benefits

Our executive officers are entitled to or may otherwise be the beneficiaries of certain limited perquisites and other personal benefits, which have a collective value of less than $10,000 per year. However, in addition to other benefits as discussed within the Summary Compensation Table on page 42 certain executives received relocation benefits in excess of $10,000 during the years presented. Mr. Serbousek received relocation benefits in excess of $10,000 in 2022, 2021, and 2020, Mr. Gonsalves received relocation benefits in excess of $10,000 in 2020 and 2021, and Mr. Kenny received relocation benefits in excess of $10,000 in 2020. Among other things, perquisites and benefits provided to our executive officers generally include reimbursement for tax preparation expenses, estate planning expenses, and an annual physical exam. We believe our perquisites to be consistent with the market practices for similarly situated companies. Under our Executive Compensation Guiding Principles, the payment of any perquisite generally requires the approval of the Committee.

Other Plans

Executive officers participate in our health and welfare benefits (including our 401(k) plan) on the same basis as other similarly situated U.S. employees.

Governance of Executive Compensation

As described previously, executive compensation for our Section 16 officers is reviewed and established annually by the Committee, which consists solely of independent directors. The Committee’s compensation decisions are intended to reflect its ongoing commitment to strong compensation governance, which the Committee believes is reflected in the following elements of our executive compensation program:

•
Stock Ownership Guidelines Align Our Executive Officers and Directors with Shareholders — We have adopted stock ownership guidelines that apply to all of our executive officers and directors.

These guidelines, which were most recently updated in March 2023 provide for the following ownership requirements:

	Chief Executive Officer	Other Executive Officers	Non-Employee Directors
Ownership requirement compared to base salary / annual cash retainer	3x	1x	3x

Definition of Ownership by Equity Type:
Common stock held	100%	100%	100%
Unvested time-based vesting restricted stock units	100%	100%	100%
Vested but unsettled time-based vesting restricted stock units	100%	100%	100%
Unvested performance stock units	0%	0%	0%
Unvested stock options	0%	0%	0%
Vested and/or exercisable stock options, including in-the-money options	0%	0%	0%
Outstanding contributions to the stock purchase plan	100%	100%	100%

The guidelines also include a 5-year phase-in period from the date of appointment or election, as applicable, and progress towards meeting and maintaining these amounts is measured periodically. Subject to phase-in periods for recent appointments, all executive officers and directors are in compliance with the policy at the present time.

•
Independent Report Supports Committee’s Risk Assessment — The Committee annually assesses the relationship between the Company’s compensation policies and practices as to whether such policies and practices encourage imprudent risk taking, and/or would be reasonably likely to have a material adverse effect on the Company. At the Committee’s request, Mercer annually delivers a compensation-based risk assessment report. This report assesses potential risk that may be present in the design or administration of the Company’s compensation program. The 2022 report found that the compensation program aligns overall with shareholder interests, rewards pay-for-performance, and does not promote unnecessary or excessive risk.
•
Hedging and Pledging – Under the Company’s Corporate Governance Guidelines, all directors, executives, and employees are prohibited from engaging in hedging transactions involving the Company’s common stock, including through the use of financial instruments, such as prepaid variable forwards, equity swaps, collars, and exchange funds. In addition, all such persons are prohibited from holding the Company’s common stock in a margin account or otherwise pledging such shares as collateral for a loan.
•
Use of Independently Prepared Competitive Assessments — The practice of the Committee is to engage an independent compensation consultant to prepare an independent executive compensation competitive assessment to measure our program against companies in our industry peer group, as well as and other survey data. The Committee takes these results into consideration (among other factors) in making executive compensation program decisions.
•
Compensation Recoupment (Clawback) Policy — Awards made under our long-term incentive plan are subject to our compensation recoupment, or “clawback” policy, which applies to all of our executive officers in the event that we are required to prepare an accounting restatement due to material noncompliance by Orthofix, as a result of misconduct, with any financial reporting requirement under the securities laws. Under the policy, upon such a restatement, each executive officer is required to reimburse Orthofix for (i) any bonus or other incentive-based or equity-based compensation received by such executive officer during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document that contained such materially noncompliant information, and (ii) any profits realized from the sale of our securities of during that 12-month period. The Committee is reviewing the final rule issued by the SEC implementing the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to recoupment of incentive-based compensation and will adopt a clawback policy in accordance with the final rules adopted by Nasdaq.

Accounting and Tax Effects

The impact of accounting treatment is considered in developing and implementing our compensation programs, including the accounting treatment as it applies to amounts awarded or paid to our executive officers.

The impact of federal tax laws on our compensation programs is also considered, including the deductibility of compensation paid to the named executive officers, as limited by Section 162(m) of the Code. Our compensation program historically has been designed with the intention that compensation paid in various forms may be eligible to qualify for deductibility under Section 162(m) of the Code, but there have been and may be other exceptions for administrative or other reasons. However, the Tax Cuts and Jobs Act of 2017 eliminated the exception under Section 162(m) for performance-based compensation and expanded the number of employees who may be covered by these deductibility limitations, which may have an effect on how we design future compensation programs and may affect the financial statement impact of executive compensation payments.

REPORT OF THE COMPENSATION AND TALENT DEVELOPMENT COMMITTEE

The Compensation and Talent Development Committee has reviewed and discussed the Compensation Discussion and Analysis with the members of management of the Company and, based on such review and discussions, the Compensation and Talent Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

The Compensation and Talent Development Committee
Michael E. Paolucci, Committee Chair
John Henneman, III
James Hinrichs
Shweta Singh Maniar

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by or paid to our named executive officers for each of the last three fiscal years during which the officer was a named executive officer.

Name and Principal Position(1)	Year	Salary ($)		Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Jon C. Serbousek - President	2022	800,000		-	4,999,987	-	446,040	70,024	(4)	6,316,051
and Chief Executive Officer	2021	775,000		-	3,728,276	-	720,750	116,839		5,340,865
	2020	726,923		-	2,893,374	875,004	750,000	92,560		5,337,861
Douglas C. Rice - Chief	2022	475,549		-	1,824,988	-	176,762	14,086	(5)	2,491,385
Financial Officer	2021	461,250		-	1,225,015	-	300,274	20,961		2,007,500
	2020	432,129		-	760,561	229,998	315,000	17,337		1,755,025
Kimberley A. Elting - President, Global Orthopedics	2022	475,549		-	2,200,005	-	270,738	20,380	(6)	2,966,672
and Chief Legal and Development Officer	2021	461,250		-	1,118,464	-	300,274	19,625		1,899,613
	2020	430,708		-	727,487	219,998	315,000	15,900		1,709,093
Kevin J. Kenny - President,	2022	475,551		-	1,725,009	-	118,507	13,581	(7)	2,332,648
Global Spine	2021	461,250		-	1,118,464	-	298,338	19,368		1,897,420
	2020	426,462		100,000	661,346	200,001	308,000	47,680		1,743,489
Paul W. Gonsalves - Former President,	2022	127,452	(8)	-	599,996	-	-	13,951	(9)	741,399
Global Orthopedics	2021	402,520		-	639,123	-	268,142	50,561		1,360,346

(1) Reflects titles and positions held during the 2022 calendar year. In April 2022, Ms. Elting succeeded Mr. Gonsalves as the Company’s President, Global Orthopedics.

(2) Amounts shown do not reflect compensation actually received. Instead, the amounts shown are the aggregate grant date fair value of equity awards, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly known as Statement of Financial Accounting Standards No. 123(R)), or ASC 718.

(3) Amounts shown reflect cash bonuses paid in 2023, 2022, and 2021 for performance in 2022, 2021, and 2020, respectively, pursuant to our annual incentive program. Our annual incentive program with respect to the 2022 fiscal year, including the Committee’s criteria for determining the amounts awarded in 2023, are described above under “Compensation Discussion and Analysis – Elements of Executive Compensation – Cash Performance-Based Incentives – Annual Incentive Program.”

(4) Includes $43,146 for relocation expenses, $11,400 for 401k matching, $5,000 for tax preparation allowance, and $3,147 for insurance premiums paid by, or on behalf of, the Company with respect to group term and life insurance and individual disability insurance.

(5) Includes $11,400 for 401k matching and $2,181 for insurance premiums paid by, or on behalf of, the Company with respect to group term and life insurance and individual disability insurance.

(6) Includes $11,400 for 401k matching and $2,181 for insurance premiums paid by, or on behalf of, the Company with respect to group term and life insurance and individual disability insurance.

(7) Includes $11, 400 for 401k matching and $2,181 for insurance premiums paid by, or on behalf of, the Company with respect to group term and life insurance and individual disability insurance.

(8) Reflects the actual wages paid to Mr. Gonsalves, who resigned from the Company in April 2022

(9) Includes $11,400 for 401k matching, and $657 for insurance premiums paid by, or on behalf of, the Company with respect to group term and life insurance and individual disability insurance.

GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards that were granted to our named executive officers during the fiscal year ended December 31, 2022.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)	All Other Stock Awards (#)(3)	All Other Option Awards (#)	Equity Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Jon C.			420,000	840,000	1,260,000	—	—	—	—	—	—	—
Serbousek	02/01/2022		—	—	—	40,984	81,967	163,934	—	—	—	2,499,994
	02/01/2022		—	—	—	—	—	—	81,967	—	—	2,499,994
Douglas C.			166,442	332,884	499,326	—	—	—	—	—	—	—
Rice	02/01/2022		—	—	—	11,066	22,131	44,262	—	—	—	674,996
	02/01/2022		—	—	—	—	—	—	22,131	—	—	674,996
	4/11/2022	(5)	—	—	—	—	—	—	14,937	—	—	474,997
Kimberley			166,442	332,884	499,326	—	—	—	—	—	—	—
A. Elting	02/01/2022		—	—	—	10,246	20,492	40,984	—	—	—	625,006
	02/01/2022		—	—	—	—	—	—	20,492	—	—	625,006
	04/11/2022	(5)	—	—	—	—	—	—	29,874	—	—	949,993
Kevin J.			166,443	332,886	499,329	—	—	—	—	—	—	—
Kenny	02/01/2022		—	—	—	10,246	20,492	40,984	—	—	—	625,006
	02/01/2022		—	—	—	—	—	—	20,492	—	—	625,006
	04/11/2022	(5)	—	—	—	—	—	—	14,937	—	—	474,997
Paul W.			44,608	89,216	133,824	—	—	—	—	—	—	—
Gonsalves	02/01/2022		—	—	—	4,918	9,836	19,672	—	—	—	299,998
	02/01/2022		—	—	—	—	—	—	9,836	—	—	299,998

(1) Amounts shown represent the threshold, target and maximum amounts that could have been earned for fiscal year 2022 by each Named Executive Officer under our annual performance-based incentive compensation program. The actual amounts earned by each Named Executive Officer are included in the fiscal year 2022 “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above and discussed under “—Compensation Discussion and Analysis—Elements of Executive Compensation—Cash Performance-Based Incentives – Annual Incentive Program” above.

(2) Amounts shown represent the threshold and maximum amounts in shares earned based on performance if the threshold or maximum performance goals are achieved over the three-year performance period beginning on February 1, 2022. No shares were issuable for performance below the threshold level. However, as a result of the merger with SeaSpine on January 5, 2023, all outstanding PSUs were converted to time-based RSUs at target, which vest over the previously defined performance period.

(3) Amounts shown represent an award of time-based restricted stock units granted in 2022 under the 2012 LTIP. Such units vest ratably over four years (subject to certain acceleration provisions, as discussed under “—Potential Payments upon Termination or Change in Control” below).

(4) Amounts shown reflect the grant date fair value of equity awards, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly known as Statement of Financial Accounting Standards No. 123(R)), or ASC 718.

(5) Amounts shown represent a one-time grant to Ms. Elting in conjunction with her assuming the role of President, Global Orthopedics, while continuing to serve as Chief Legal and Development Officer following the resignation of Mr. Gonsalves in April 2022, and one-time retention grants to each of Mr. Kenny and Mr. Rice following such resignation. Each of these awards was granted in the form of RSUs which vest in equal installments over four years.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2022.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Jon C.	38,033	12,678	(3)	50.87	8/05/2029	—		—	—		—
Serbousek	61,086	20,363	(4)	41.52	11/01/2029	—		—	—		—
	53,686	53,686	(5)	26.09	4/01/2030	—		—	—		—
	—	—		—	—	3,686	(6)	75,674	—		—
	—	—		—	—	6,022	(7)	123,632	—		—
	—	—		—	—	16,770	(8)	344,288	—		—
	—	—		—	—	30,573	(9)	627,664	—		—
						81,967	(12)	1,682,783	—		—
	—	—		—	—	—		—	45,872	(10)	941,752
	—	—		—	—	—		—	40,764	(11)	836,885
									81,967	(16)	1,682,783
Douglas C.	10,000	—		32.28	9/04/2024	—		—	—		—
Rice	9,750	—		36.46	4/24/2025	—		—	—		—
	13,275	—		33.12	6/30/2025	—		—	—		—
	13,781	—		44.39	7/01/2026	—		—	—		—
	13,248	—		46.10	7/03/2027	—		—	—		—
	13,109	—		56.87	4/02/2028	—		—	—		—
	9,728	3,243	(13)	56.20	4/01/2029	—		—	—		—
	14,111	14,112	(5)	26.09	4/01/2030	—		—	—		—
	—	—		—	—	979	(14)	20,099	—		—
	—	—		—	—	4,408	(8)	90,496	—		—
	—	—		—	—	10,046	(9)	206,244	—		—
	—	—		—	—	22,131	(12)	454,349	—		—
	—	—		—	—	14,937	(15)	306,657	—		—
	—	—		—	—	—		—	12,058	(10)	247,551
	—	—		—	—	—		—	13,394	(11)	274,979
	—	—		—	—	—		—	22,131	(16)	454,349
Kimberley	15,000	—		42.89	9/26/2026	—		—	—		—
A. Elting	12,301	—		46.10	7/03/2027	—		—	—		—
	12,095	—		56.87	4/02/2028	—		—	—		—
	8,954	2,985	(13)	56.20	4/01/2029	—		—	—		—
	13,498	13,498	(5)	26.09	4/01/2030	—		—	—		—
	—	—		—	—	901	(14)	18,498	—		—
	—	—		—	—	4,216	(8)	86,554	—		—
	—	—		—	—	9,172	(9)	188,301	—		—
	—	—		—	—	20,492	(12)	420,701	—		—
	—	—		—	—	29,874	(15)	613,313	—		—
	—	—		—	—	—		—	11,534	(10)	236,793
	—	—		—	—	—		—	12,229	(11)	251,061
	—	—		—	—	—		—	20,492	(16)	420,701
Kevin J.	25,046	8,349	(17)	44.96	12/04/2029	—		—	—		—
Kenny	12,270	12,272	(5)	26.09	4/01/2030	—		—	—		—
	—	—		—	—	2,503	(18)	51,387	—		—
	—	—		—	—	3,834	(8)	78,712	—		—
	—	—		—	—	9,172	(9)	188,301	—		—
						20,492	(12)	420,701
						14,937	(15)	306,657
	—	—		—	—	—		—	10,485	(10)	215,257
	—	—		—	—	—		—	12,229	(11)	251,061
	—	—		—	—	—		—	20,492	(16)	420,701
Paul W.	—	—		—	—	—		—	—		—
Gonsalves	—	—		—	—	—		—	—		—

(1) All options listed in this column were exercisable as of December 31, 2022.

(2) All options listed in this column were not exercisable as of December 31, 2022.

(3) The remaining unvested options are subject to vesting on August 5, 2023.

(4) The remaining unvested options are subject to vesting on November 1, 2023.

(5) One-half of these options are subject to vesting on each of April 1, 2023 and 2024.

(6) The remaining unvested restricted stock units are subject to vesting on August 5, 2023.

(7) The remaining unvested restricted stock units are subject to vesting on November 1, 2023.

(8) One-half of these restricted stock units are subject to vesting on each of April 1, 2023 and 2024.

(9) One-third of these restricted stock units are subject to vesting on each of April 1, 2023, 2024 and 2025.

(10) These unvested performance stock units were subject to vesting upon the Company meeting certain TSR targets in relation to specified index companies over a three-year performance period beginning on June 8, 2020 and ending on June 8, 2023. Further, if achieved, the underlying shares of common stock are subject to a deferred settlement period of one year following the vesting date. However, as a result of the merger with SeaSpine on January 5, 2023, all outstanding PSUs were converted to time-based RSUs at target, which vest over the previously defined performance period.

(11) These unvested performance stock units were subject to vesting upon the Company meeting certain TSR targets in relation to specified index companies over a three-year performance period beginning on April 1, 2021 and ending on April 1, 2024. Further, if achieved, the underlying shares of common stock are subject to a deferred settlement period of one year following the vesting date. However, as a result of the merger with SeaSpine on January 5, 2023, all outstanding PSUs were converted to time-based RSUs at target, which vest over the previously defined performance period.

(12) One-fourth of these restricted stock units are subject to vesting on each of February 1, 2023, 2024, 2025, and 2026.

(13) The remaining unvested options are subject to vesting on April 1, 2023.

(14) The remaining unvested shares of restricted stock units are subject to vesting on April 1, 2023

(15) One-fourth of these restricted stock units are subject to vesting on each of April 1, 2023, 2024, 2025, and 2026.

(16) These unvested performance stock units were subject to vesting upon the achievement of specified net sales targets associated with the year ended December 31, 2023, with such vesting percentage then adjusted based on the Company's TSR relative to a custom peer group over a three-year performance period beginning on February 1, 2022 and ending on January 31, 2025. However, as a result of the merger with SeaSpine on January 5, 2023, all outstanding PSUs were converted to time-based RSUs at target, which vest over the previously defined performance period.

(17) The remaining unvested options are subject to vesting December 4, 2023.

(18) The remaining unvested restricted stock units are subject to vesting on December 4, 2023.

For a summary of our standard option agreements, see “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Equity-Based Incentives.” See also “Agreements with Named Executive Officers.”

OPTION EXERCISES AND STOCK VESTED

The following table provides information about the number of shares issued upon option exercises, and the value realized upon exercise, or upon the vesting of restricted stock/restricted stock units, and the value realized upon vesting, by our named executive officers during fiscal 2022.

	Option Awards		Stock Awards or Units
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jon C. Serbousek	—	—	28,282	795,249
Douglas C. Rice	—	—	7,454	246,280
Kimberley A. Elting	—	—	7,846	246,681
Kevin J. Kenny	—	—	7,475	214,398
Paul W. Gonsalves	—	—	1,747	57,721

(1) Value realized on exercise calculated based on the difference between the closing price of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares exercised.

(2) Value determined by multiplying the number of vested shares/units by the closing price of our common stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential Payments to Named Executive Officers

Executive Change in Control and Severance Agreements

Under our current Executive Compensation Guiding Principles, the Compensation and Talent Development Committee provides executive officers with competitive change in control and non-change in control severance benefits that target market practices. All new change in control agreements, and any changes to existing arrangements, must be approved by the Compensation and Talent Development Committee.

The Compensation and Talent Development Committee offers a change in control and severance agreement to executive officers. All named executive officers are parties to this standard form of change in control and severance agreement and the Committee is in the process of approving new agreements that it intends to cause the Company to enter into with all current executive officers (including new executive officers who joined the Company following the merger with SeaSpine, whose existing rights pursuant to legacy arrangement with SeaSpine will be superseded by the new agreements).

Under the change in control and severance agreement, current executive officers will be eligible to receive the following severance payments and benefits upon termination of the executive’s employment (i) for death or disability, (ii) by the Company without “Cause” (as defined in the agreement) or (iii) by the executive for “Good Reason” (as defined in the agreement):

•
The executive will be paid (x) any unpaid base salary, accrued vacation or prior years’ bonus payable or owing through the date of termination, and (y) the pro rata amount of any incentive compensation for the year of termination of employment (based on the number of business days the executive is actually employed by the Company and its subsidiaries during the year in which termination of employment occurs), which will be deemed achieved at a 100% performance level.

•
The executive will receive cash severance, in the case of Mr. Valentine, in an amount equal to 1.5 times, and in case of the other current executive officers, in an amount equal to 1.0 times, the sum of: (i) the executive’s annual base salary amount (without giving effect to any reduction of base salary that has occurred within the 12-month period preceding such date of termination), (ii) the executive’s current year’s target bonus (without giving effect to any reduction of base salary that has occurred within the 12-month period preceding such date of termination), and (iii) $12,500 to be used for outplacement services. In the event that the termination occurs during the 24 months following a “Change in Control” (as defined in the agreement), the foregoing multiples increase (x) to 2.99 for Mr. Valentine through January 4, 2025 and to 2.0 thereafter, and (y) to 1.5 for the other current executive officers.

•
If the executive elects COBRA in a timely manner, the executive will be reimbursed for the Executive’s monthly premium payments for COBRA coverage for a period of up to 18 months in the case of Mr. Valentine, and up to 12 months in the case of the other current executive officers.

•
The executive’s time-based vesting restricted stock units and stock options will accelerate, and the executive will receive 18 months post-separation to exercise stock options (36 months if the terminations occurs during the 24 months following a Change in Control), subject to any earlier expiration of the term of the option.

The Company’s obligation to pay or provide the cash severance and COBRA reimbursement benefits described above are conditioned upon the executive signing a release of claims in favor of the Company and its affiliates by a specified date following separation from employment.

The agreements also incorporates by reference, among other things, existing covenants that exist with respect to confidentiality, assignment of intellectual property, non-competition and non-solicitation of employees.

The agreements recognize that the Company’s merger with SeaSpine on January 5, 2023 constituted a Change in Control for purposes of the agreements, and that the rights applicable during the 24 months following a Change in Control that are described above will be applicable for each of the current executive officers through January 4, 2025.

The agreements do not guarantee any minimum levels of cash or equity-based compensation levels during an executive’s employment with the Company. The term of the agreements continue in effect until the earlier of (i) the parties’ satisfaction of their respective obligations or (ii) the execution of a written agreement between the Company and the executive terminating the agreement.

Transition Agreements with Jon C. Serbousek and Douglas C. Rice

On March 3, 2023, the Company entered into transition agreements with each of Jon C. Serbousek, our current Executive Chairman and former President and Chief Executive Officer, and Douglas C. Rice. Mr. Rice is currently providing assistance with integration activities, after previously having served as the Company’s Chief Financial Officer prior to the consummation of the merger with SeaSpine.

Under the transition agreement with Mr. Serbousek, the parties have agreed that Mr. Serbousek will not stand for election as a director at the Annual Meeting, at which point his service as Executive Chairman and a board member will cease, and he will remain employed in a non-officer capacity until July 5, 2023. The agreement provides that Mr. Serbousek will continue to receive his current annual base salary, and a pro-rated cash bonus for the 2023 calendar year equal to 105% of his annual base salary, for the portion of the 2023 calendar year he is employed. The agreement memorializes that as a result of the merger, Mr. Serbousek possesses “CiC Period Good Reason” under the terms of the change in control and severance agreement between Mr. Serbousek and the Company, and that Mr. Serbousek’s termination of employment on July 5, 2023 will be treated as a termination by Mr. Serbousek for “CiC Period Good Reason” under such change in control and severance agreement. The agreement also provides that the period for Mr. Serbousek to exercise outstanding stock options will be extended to 48 months following such termination.

Under the transition agreement with Mr. Rice, the parties have agreed that Mr. Rice will continue to provide transition services as an employee until June 30, 2023, at which time his employment with the Company will cease. The agreement provides that in lieu of receiving an annual base salary and annual cash incentive program bonus opportunity for the 2023 calendar year, Mr. Rice will be paid a monthly fee of $65,000 through June 30, 2023. The agreement memorializes that as a result of the merger, Mr. Rice possesses “CiC Period Good Reason” under the terms of the change in control and severance agreement between Mr. Rice and the Company, and that if Mr. Rice serves through June 30, 2023, his termination of employment on such date will be treated as a termination by the Company without cause during a “CiC Period” under such change in control and severance agreement. The agreement also provides that the period for Mr. Rice to exercise outstanding stock options will be extended to 48 months following such termination.

Section 280G

These agreements reflect that the named executive officer is not entitled to a tax gross-up if the named executive officer incurs an excise tax due to the application of Section 280G of the Code.

Instead, to the extent that any payment or benefit received in connection with a change in control would be subject to an excise tax under Section 4999 of the Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to the executive than receiving the full amount of such payments.

Estimated Payments

The following table reflects the estimated payments and benefits that would be provided to each of Messrs. Serbousek, Rice, Kenny, and Gonsalves and Ms. Elting upon his or her termination or upon a change in control pursuant to the terms of his or her respective change in control and severance agreement and related equity award agreements. For purposes of this table, we assume that the triggering event took place on December 31, 2022, and the price per share of our common stock was $20.53, the closing market price as of that date. For any triggering event that presupposes a change in control, we assume a change in control has so occurred.

Information in the table below is limited only to our NEOs identified in accordance with SEC rules. As such the table below does not include individuals who were appointed as our executive officers in connection with the SeaSpine merger. Additionally, as the table below assumes a triggering event that took place on December 31,

2022, the information below does not incorporate or present the effects of the transition agreements entered into between the Company and each of Mr. Serbousek and Mr. Rice on March 3, 2023.

Name	Triggering Event	Lump Sum Severance Payment ($)	Value of Stock- Based Rights ($)		Value of Welfare Benefits ($)	Fees and Expenses of Out-placement Firm ($)	Total ($)
Jon C. Serbousek	Termination for death or disability	2,460,000	6,315,459	(1)	46,278	18,750	8,840,487
	Termination for cause or voluntary termination	—	—		—	—	—
	Termination for good reason or without cause	2,460,000	1,805,388	(2)	46,278	18,750	4,330,416
	Termination for death, disability, good reason or without cause during a change in control period	3,280,000	6,315,459	(3)	46,278	25,000	9,666,737
Douglas C. Rice	Termination for death or disability	808,435	2,054,725	(1)	28,116	12,500	2,903,776
	Termination for cause or voluntary termination	—	—		—	—	—
	Termination for good reason or without cause	808,435	510,232	(2)	28,116	12,500	1,359,283
	Termination for death, disability, good reason or without cause during a change in control period	1,212,653	2,054,725	(3)	28,116	18,750	3,314,244
Kimberley A. Elting	Termination for death or disability	808,435	2,235,922	(1)	—	12,500	3,056,857
	Termination for cause or voluntary termination	—	—		—	—	—
	Termination for good reason or without cause	808,435	476,850	(2)	—	12,500	1,297,785
	Termination for death, disability, good reason or without cause during a change in control period	1,212,653	2,235,922	(3)	—	18,750	3,467,325
Kevin J. Kenny	Termination for death or disability	808,435	1,932,776	(1)	30,852	12,500	2,784,563
	Termination for cause or voluntary termination	—	—		—	—	—
	Termination for good reason or without cause	808,435	458,435	(2)	30,852	12,500	1,310,222
	Termination for death, disability, good reason or without cause during a change in control period	1,212,653	1,932,776	(3)	30,852	18,750	3,195,031
Paul W. Gonsalves (4)	Termination for death or disability	—	—		—	—	—
	Termination for cause or voluntary termination	—	—		—	—	—
	Termination for good reason or without cause	—	—		—	—	—
	Termination for death, disability, good reason or without cause during a change in control period	—	—		—	—	—

(1) In the event of a termination for death or disability, the executive would receive acceleration of all time-based restricted stock/restricted stock units and stock options, and outstanding performance stock units would be deemed vested and achieved at target levels. Amount in table reflects the value of all such accelerated shares (which in the case of stock options, is based on spread value) as of December 31, 2022.

(2) The Company’s performance stock unit agreement provides that stock units will vest upon the Company meeting certain total shareholder return targets in relation to specified index companies over a three-year performance period following the date of grant. In the event that the award recipient’s service is terminated during the performance period by the Company without cause or by the award recipient for good reason, the award recipient will remain eligible to earn a pro rata portion of the award based on the product of (i) the percentage of the three-year performance period that the award recipient remained in service and (ii) the Company’s ultimate achievement percentage of the performance targets. For purposes of this table, we have included a value for performance stock units as of December 31, 2022 that assumes that the performance targets would ultimately be achieved at the target level. Further, as a result of the merger with SeaSpine on January 5, 2023, all outstanding PSUs were converted to time-based RSUs at target, which vest over the previously defined performance period.

(3) Under the Company’s performance stock unit agreements, in the event of a change in control, (i) performance goals will be deemed achieved at the greater of target or the percentage achievement that the awards were on pace to achieve as of the consummation of the change in control, and (ii) if such awards are assumed or continued in connection with the change in control, the awards become time-based awards that vest upon the (x) executive’s continued service through the end of the original performance period or (y) the executive’s earlier death, disability, termination by the Company without cause or termination by the executive for good reason. The amounts shown in the table therefore show the value of these awards if performance goals were achieved at target, which would occur under the terms of the awards in the event of a change in control assuming that a change in control occurred at a time when awards were tracking below target levels. Further, as a result of the merger with SeaSpine on January 5, 2023, all outstanding PSUs were converted to time-based RSUs at target, which vest over the previously defined performance period.

(4) Mr. Gonsalves voluntarily resigned in April 2022 and was not considered eligible for potential payments upon termination or a change in control as of December 31, 2022.

PAY RATIO DISCLOSURE

The Company is required to disclose in its proxy statement the annual total compensation of the median-compensated employee of, generally, all Company employees (excluding its Chief Executive Officer), the annual total compensation of its Chief Executive Officer, and the ratio of the Chief Executive Officer compensation to the median employee's compensation. The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

Because we did not have any changes in population or employee compensation arrangements that would significantly impact this disclosure, we have used the same median employee identified in 2020 for this year's presentation.

We selected the median employee in 2020 based on an analysis of full-time, part-time, temporary and seasonal workers employed by the Company or any of its consolidated subsidiaries as of December 31, 2020.

The 2022 annual total compensation as determined under Item 402 of Regulation S-K for our Chief Executive Officer was $6,316,051. The 2022 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $78,995. The ratio of our Chief Executive Officer’s annual total compensation to our median employee’s total compensation for fiscal year 2022 was 80 to 1.

PAY VERSUS PERFORMANCE

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company is required to disclose in its proxy statement information that shows the relationship between “Compensation Actually Paid” as defined in Item 402(v) of Regulation S-K and the financial performance of the Company. The the following table provides compensation, both as reported in the Summary Compensation Table and with certain adjustments to reflect the “Compensation Actually Paid”, as computed in accordance with SEC rules, for our principal executive officer (“PEO”), who we have identified as Jon C. Serbousek, who served in the role of President and Chief Executive Officer for each of the years presented below, and our other named executive officers for each of the years presented below other than the PEO (such other named executive officers, the “Non-PEO NEOs"). In accordance with SEC rules, the table also provides information on our cumulative TSR, the cumulative TSR of a peer group, Net Income, and a Company-Selected Measure, Company-wide net sales.

“Compensation Actually Paid” does not necessarily reflect the target value of compensation as approved by our Compensation and Talent Development Committee or the value of compensation actually earned, realized, or received by the Company’s NEOs. The Compensation and Talent Development Committee did not consider the "Compensation Actually Paid" in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for PEO¹ ($)	Compensation Actually Paid to PEO¹˒²˒³ ($)	Average Summary Compensation Table Total for Non-PEO NEOs[1] ($)	Average Compensation Actually Paid to Non-PEO NEOs[1,2,3] ($)	Value of Initial Fixed $100 Investment based on: [4]		Net Income ($ Millions)	Company-Wide Net Sales⁵ ($ Millions)
					TSR ($)	Peer Group TSR ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	6,316,051	5,003,168	2,133,026	1,363,185	44.46	120.91	-19.75	460.71
2021	5,340,865	723,446	1,791,220	673,740	67.32	169.55	-38.38	464.48
2020	5,337,861	6,764,143	1,502,685	1,451,284	93.07	145.89	2.52	406.56

(1) Jon C. Serbousek was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020	2021	2022
Douglas C. Rice	Douglas C. Rice	Douglas C. Rice
Kimberley A. Elting	Kimberley A. Elting	Kimberley A. Elting
Kevin J. Kenny	Kevin J. Kenny	Kevin J. Kenny
Paul W. Gonsalves	Paul W. Gonsalves	Paul W. Gonsalves
Davide Bianchi

(2) The amounts shown for "Compensation Actually Paid" have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote (3) below.

(3) "Compensation Actually Paid" reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for PEO	Exclusion of Stock Awards and Option Awards for PEO	Inclusion of Equity Values for PEO	Compensation Actually Paid to PEO
	($)	($)	($)	($)
2022	6,316,051	(4,999,987)	3,687,104	5,003,168
2021	5,340,865	(3,728,276)	(889,143)	723,446
2020	5,337,861	(3,768,378)	5,194,660	6,764,143

Year	Average Summary Compensation Table Total for Non-PEO NEOs	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs	Average Inclusion of Equity Values for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs
	($)	($)	($)	($)
2022	2,133,026	(1,587,500)	817,659	1,363,185
2021	1,791,220	(1,025,267)	(92,213)	673,740
2020	1,502,685	(679,884)	628,483	1,451,284

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO	Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for PEO	Total - Inclusion of Equity Values for PEO
	($)	($)	($)	($)	($)	($)	($)
2022	5,975,623	(2,111,105)	—	(177,414)	—	—	3,687,104
2021	2,431,326	(3,131,221)	—	(189,248)	—	—	(889,143)
2020	5,911,860	(308,670)	—	(408,530)	—	—	5,194,660

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for Non-PEO NEOs	Total - Average Inclusion of Equity Values for Non-PEO NEOs
	($)	($)	($)	($)	($)	($)	($)
2022	1,456,971	(421,533)	—	3,096	(220,875)	—	817,659
2021	668,609	(718,148)	—	(42,674)	—	—	(92,213)
2020	1,102,511	(164,087)	—	(215,073)	(94,868)	—	628,483

(4) The Peer Group TSR set forth in this table utilizes the NASDAQ Stocks Surgical, Medical and Dental Instruments Index (“Peer Group”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the years ended December 31, 2022, 2021, and 2020. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the Peer Group, respectively. All dollar values assume reinvestment of dividends paid by companies, where applicable, included in the Peer Group. Historical stock performance is not necessarily indicative of future stock performance.

(5) We determined Consolidated Net Sales to be the most important financial performance measure used to link Company performance to "Compensation Actually Paid" to our NEOs in 2022. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Financial Performance Measures

The following table lists on an unranked basis the financial performance measures that, in the Company’s assessment represent the most important performance measures used to link “Compensation Actually Paid”

for our NEOs to Company performance for 2022:

Most Important Financial Metrics to Link Compensation to Performance:
Jon C. Serbousek and Douglas C. Rice	Other NEOs
Consolidated Net Sales	Company-Wide Net Sales
Adjusted EBITDA	Adjusted EBITDA
Relative TSR	Relative TSR
Reporting Segment Net Sales

As discussed previously, the Committee’s compensation philosophy is to fairly and appropriately compensate executive officers with an emphasis on providing incentives that balance our short-and long-term objectives. The achievement of short-term financial performance goals is rewarded through annual cash incentive payouts, while grants of performance share units and time-based vesting restricted stock units encourage executive officers to focus on achieving longer-term goals and sustained increases in shareholder value. For additional information regarding our pay for performance philosophy, please see the Compensation Discussion & Analysis beginning on page 25.

Relationship between "Compensation Actually Paid" and Performance

The following graph shows the relationship of "Compensation Actually Paid" to our PEO and the average of the "Compensation Actually Paid" to our Non-PEO NEOs to our net income.

Relationship between compensation actually paid and net income

The following graph shows the relationship of "Compensation Actually Paid" to our PEO and the average of "Compensation Actually Paid" to our Non-PEO NEOs to the TSR performance of our common stock and the TSR performance of the Peer Group. The TSR performance amounts in the graph assume that $100 was invested beginning on December 31, 2019 and that all distributions or dividends were reinvested, where applicable.

Relationship Between Compensation Actually Paid and Total Shareholder Return
Compensation Actually Paid
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$-
Total Shareholder Return
$180.00
$160.00
$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$-
2020
2021
2022
PEO Compensation
Avg. Non-PEO NEO Compensation
Company TSR
Peer Group TSR

Relationship between compensation actually paid and total shareholder return

The following graph shows the relationship of "Compensation Actually Paid" to our PEO and the average of "Compensation Actually Paid" to our Non-PEO NEOs to Company-Wide Net Sales.

Relationship between compensation actually paid and net sales

DIRECTOR COMPENSATION

Directors are elected each year at the annual meeting of shareholders, which is usually held in June. Other director appointments occur from time to time as determined by the Board, for instance, in the event of vacancies on the Board resulting from a director’s death, resignation or retirement.

Employee directors, such as Mr. Serbousek in 2022, are not provided any additional compensation for their service as a director.

Non-Employee Director Compensation Program and Guiding Principles

We compensate our non-employee directors in accordance with the Company’s Director Compensation Guiding Principles. Our compensation program for our non-employee directors is designed to appropriately compensate outside directors for their diverse expertise and time commitment required to serve as a director of a complex and highly regulated global company. The Compensation and Talent Development Committee is responsible for overseeing our non-employee director compensation program. The Compensation and Talent Development Committee’s goal for such oversight is to maintain a program that:

•
attracts and retains directors with the skills needed to guide the Company in achieving its goals;
•
is competitive with the compensation program provided to directors at other similarly situated medical device companies; and
•
directly aligns the interests of the Company’s directors with the interests of its shareholders

Unless determined otherwise by the Board of Directors, our non-employee director compensation program each year will consist of an annual cash retainer and annual equity awards, as well as customary and usual expense reimbursement in attending company meetings or attending director training. The Compensation and Talent Development Committee reviews the competitiveness of our non-employee director compensation relative to the same peer group used to review executive officer compensation levels. In addition, all directors have entered into a customary indemnification agreement with the Company. They are also offered an opportunity to participate in the SPP.

Cash Retainers

Each non-employee director receives the same base cash retainer amount, but additional cash retainer amounts are paid to the Chair of the Board / Lead Independent Director and the chairperson of each Board committee. In 2022, non-employee directors (other than the Chair) were paid an aggregate annual cash retainer of $70,000 for service as a director and member of any committees of the Board on which such director sits. In addition, such directors received an additional annual cash retainer of $10,000 if they also served as the Chair of the Compensation and Talent Development Committee, Compliance and Ethics Committee, or Nominating, Governance and Sustainability Committee, and $15,000 if they served as the Chair of the Audit and Finance Committee. The Chair of the Board was paid an aggregate annual retainer of $137,500 for service in this role in 2022.

Long-Term Incentive Compensation

We provide non-employee directors long-term incentive compensation under our 2012 LTIP to closely align directors with shareholder interests. Currently, we pay non-employee directors long-term incentive compensation in two forms:

•
an initial grant of stock options vesting over four years, with a grant date fair market value of approximately $300,000, awarded to each new non-employee director upon such director joining the Board; and
•
an annual grant of one-year time-vesting deferred stock units, with a grant date fair market value of approximately $175,000 ($242,500 in the case of the Chair of the Board and Lead Independent Director), which deferred stock units are not settled until the applicable director ceases service as a director.

As a result of the deferred delivery feature of the annual grant, directors are not able to sell these awards or the shares of common Stock underlying them, even if vested, while they serve as a director.

Director Compensation Table\

The following table provides information regarding the 2022 compensation of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Unit Awards (Number of Shares Granted)(1)		Grant Date Fair Value of Restricted Stock Awards ($)(2)		Option Awards(1)	Grant Date Fair Value of Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Catherine M. Burzik	137,500	8,844	(4)	242,502	(4)	—	—	—	380,002
Wayne Burris(3)	70,000	6,383	(5)	175,022	(5)	—	—	—	245,022
Jason M. Hannon	80,000	6,383	(5)	175,022	(5)	—	—	—	255,022
James F. Hinrichs	85,000	6,383	(5)	175,022	(5)	—	—	—	260,022
Lilly Marks(3)	80,000	6,383	(5)	175,022	(5)	—	—	—	255,022
Michael E. Paolucci	80,000	6,383	(5)	175,022	(5)	—	—	—	255,022
John E. Sicard(3)	70,000	6,383	(5)	175,022	(5)	—	—	—	245,022
Thomas A. West(3)	70,000	6,383	(5)	175,022	(5)	—	—	—	245,022

(1) This column shows the number of shares subject to deferred stock units granted during 2022.

(2) Amounts shown reflect the grant date fair value of equity awards, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly known as Statement of Financial Accounting Standards No. 123(R)), or ASC 718.

(3) Mr. Burris, Ms. Marks, Mr. Sicard, and Mr. West resigned from the Board on January 5, 2023, effective upon and in connection with the consummation of the merger with SeaSpine, and the vesting of all their equity awards was accelerated in connection therewith.

(4) Represents annual grant of 8,844 shares of one-year vesting deferred stock units on June 6, 2022.

(5) Represents annual grant of 6,383 shares one-year vesting deferred stock units on June 6, 2022.

The following table shows the number of shares of common stock subject to (1) outstanding and unexercised stock options and (2) outstanding deferred stock units held by each of the non-employee directors serving during 2022 as of December 31, 2022.

Director	Number of Shares Subject to Outstanding Stock Options as of 12/31/22	Number of Shares Subject to Outstanding Deferred Stock Units as of 12/31/22
Catherine M. Burzik	21,361	36,181
Wayne Burris	22,184	28,567
Jason M. Hannon	24,701	39,985
James F. Hinrichs	30,000	55,194
Lilly Marks	30,000	55,194
Michael E. Paolucci	30,000	55,194
John E. Sicard	30,000	51,615
Thomas A. West	29,450	35,833

EQUITY COMPENSATION PLAN INFORMATION

Our primary equity compensation plan is our 2012 Long Term Incentive Plan, as amended, which was approved by our shareholders in 2012. All named executive officers and directors are also eligible at their discretion to acquire shares of common stock pursuant to our SPP. Each of these plans have been approved by our shareholders. In limited cases, we have also made inducement grants of stock options and restricted stock awards to new employees in reliance on the Nasdaq exception to shareholder approval for such grants. For more information on our equity compensation plans, see “—Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity-Based Incentives” beginning on page 35.

The following table provides aggregate information regarding the shares of our common stock that may be issued upon the exercise of options and rights under all of our equity compensation plans as of December 31, 2022.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options and Rights (#) (a)		Weighted- Average Exercise Price of Outstanding Options and Rights ($)(3) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity Compensation Plans Approved by Security Holders	2,458,373	(1)	$38.82	2,478,948	(4)
Equity Compensation Plans Not Approved by Security Holders	204,397	(2)	$41.86	—
Total	2,662,770		$39.29	2,478,948	(4)

(1)
Consists of 1,098,680 shares issuable upon the exercise of stock options, 516,232 shares issuable pursuant to outstanding RSUs, 140,067 shares issuable pursuant to outstanding deferred stock units, and 703,394 shares issuable pursuant to outstanding PSUs, in each case, as of December 31, 2022. Shares issuable pursuant to outstanding performance share units are shown in the table based on the assumption that all applicable performance targets will be achieved at target levels. As a result of the merger with SeaSpine on January 5, 2023, all outstanding PSUs were converted to time-based RSUs at target. All awards were granted pursuant to the 2012 LTIP.
(2)
Consist of 150,000 shares issuable pursuant to inducement grant stock options granted in 2013 to the Company's former President and Chief Executive Officer, Bradley R. Mason and 54,397 shares issuable pursuant to an inducement grant stock option and RSUs granted in 2019 to Mr. Serbousek, in each case, in reliance on the Nasdaq exception to shareholder approval for equity grants to new hires.
(3)
The weighted-average exercise price in this column only relates to the exercise price of stock options (RSUs, deferred stock units, and PSUs have no exercise price).
(4)
Consist of 454,327 shares available for issuance under the SPP and 2,024,621 shares available for future award grants under the 2012 LTIP (which assumes that outstanding PSUs are achieved at target levels), in each case, as of December 31, 2022. As stated above, as a result of the merger with SeaSpine on January 5, 2023, all outstanding PSUs were converted to time-based RSUs at target.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Bylaws provides that the Board shall consist of not less than six and no more than fifteen directors, the exact number to be determined from time-to-time by resolution of the Board. The Board is currently comprised of nine directors. We have nominated Mr. Valentine, Mr. Burris, Ms. Burzik, Mr. Essig, Mr. Hannon, Mr. Henneman, Mr. Hinrichs, Ms. Maniar, and Mr. Paolucci to stand for election at the Annual Meeting for a one year term expiring at the 2024 annual meeting of shareholders and/or until their successors have been elected. Each of Mr. Valentine, Mr. Essig, Mr. Henneman and Ms. Maniar were appointed to the Board in January 2023 in connection with the consummation of the merger with SeaSpine. Immediately prior to the consummation of the merger, each of Mr. Valentine, Mr. Essig, Mr. Henneman and Ms. Maniar served on SeaSpine’s board of directors, and Mr. Valentine also served as SeaSpine’s President and Chief Executive Officer. Mr. Burris has been nominated to stand for election by the Board (following recommendation of the Nominating, Governance, and Sustainability Committee). Mr. Burris previously served on the Board from September 2021 until the consummation of the merger with SeaSpine.

Our director nominees are listed in the table below. The committee composition reflected in the table below represents committee composition as of the date of this proxy statement.

Name	Age	Director Since	Independent	Audit & Finance Committee	Compensation and Talent Development Committee	Compliance & Ethics Committee	Nominating, Governance & Sustainability Committee
Catherine M. Burzik	72	2021	✓				✓
Wayne Burris	67	NEW (1)	✓
Stuart M. Essig, Ph.D.	61	2023	✓	✓			Chair
Jason M. Hannon	51	2020	✓	✓		Chair
John B. Henneman, III	61	2023	✓		✓		✓
James F. Hinrichs	55	2014	✓	Chair	✓
Shweta Singh Maniar	39	2023	✓		✓	✓
Michael E. Paolucci	63	2016	✓		Chair		✓
Keith C. Valentine	55	2023

(1) Mr. Burris previously served as a director between September 2021 and January 2023. He has been nominated to fill the Board seat currently occupied by Mr. Serbousek, who is not standing for reelection

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out their term, the Board may fill the vacancy until the next annual meeting of shareholders.

Director Diversity and Qualifications

The following graphics highlight the diversity and qualifications of our directors nominees, both individually and in the aggregate.

The following diversity matrix for current directors as of April 17, 2023, is provided in accordance with applicable Nasdaq rules:

Board Diversity Matrix
	As of April 17, 2023				As of April 17, 2022
Total Number of Directors	9				9
	Female	Male	Non-Binary	Did Not Disclose Gender	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7	0	0	2	7	0	0
Part II: Demographic Background
African American or Black	0	0	0	0	0	1	0	0
Alaskan Native or Native American	0	0	0	0	0	0	0	0
Asian	1	0	0	0	0	0	0	0
Hispanic or Latinx	0	0	0	0	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0	0	0	0	0
White	1	7	0	0	2	6	0	0
Two or More Races or Ethnicities	0	0	0	0	0	0	0	0
LGBTQ+	0				0
Did Not Disclose Demographic Background	0				0

The following sets forth certain biographical information for each of our current directors and our director nominees.

Jon C. Serbousek	Current Executive Chairman of the Board (Not Standing for Election at the Annual Meeting — Board Membership Ending as of the Annual Meeting)

Mr. Serbousek was named Executive Chairman of the Board of Directors upon the effective date of the merger with SeaSpine, prior to this he served as Director, President and CEO; he joined Orthofix in 2019. A seasoned executive with more than 30 years’ experience in the medical device and biotech industries, Mr. Serbousek served in several leadership positions at Biomet Inc., including Worldwide President of Biomet Biologics, Worldwide Group President of Orthopedics, and President of U.S. Orthopedics. Prior to joining Biomet, he held various general management positions within Medtronic Inc., including Worldwide Division President − Spine, and Worldwide Vice President and General Manager of Biologics for their Spine and Biologics business. Additionally, Mr. Serbousek spent 13 years with DePuy Orthopedics, a Johnson & Johnson company where he served in numerous roles of increasing responsibility, including Vice President of Marketing and Product Development and Vice President of Spinal Operations. Mr. Serbousek has held numerous board positions at for profit and not-for-profit organizations. He earned his B.S. in Engineering from Washington State University, his M.S. in Bioengineering from the University of Utah, and later completed several advanced management programs including a program at the IMD International School of Management in Lausanne, Switzerland.

The Board believes that Mr. Serbousek’s leadership skills, operational knowledge and industry experience, and his perspective as the Company’s former President and Chief Executive Officer, brings unique and valuable insight to the Board.

Keith C. Valentine	Current Director (Nominated to Stand for Election as Director at the Annual Meeting)

Prior to being appointed to the Board and as our President and Chief Executive Officer, Mr. Valentine served on the Board of Directors, and as President and Chief Executive Officer of SeaSpine since 2015. Prior to joining SeaSpine, he served as President and Chief Operating Officer of NuVasive, Inc. from 2007 to 2015 and as President from 2004 to 2007. While at NuVasive, Mr. Valentine served in various senior executive roles of increasing responsibility in marketing, development, and operations. Previously, he served as Vice President of Marketing at ORATEC Interventions Inc., a medical device company acquired by Smith & Nephew PLC, and spent eight years in various roles with Medtronic Sofamor Danek, including Vice President of Marketing for the Rods Division and Group Director for the BMP Biologics program, the Interbody Sales Development Effort, and International Sales and Marketing. Mr. Valentine currently serves on the Board of Directors of SI-BONE, Inc., a publicly traded medical device company focused on the treatment of musculoskeletal disorders of the sacro-pelvic anatomy and serves as Chair of its nominating and governance committee. Mr. Valentine received a B.B.A. in Management and Biomedical Sciences from Western Michigan University.

The Board believes that Mr. Valentine's extensive experience as an executive officer and director of multiple public and private companies in our industry adds value to the Board.

Wayne Burris	(Nominated to Stand for Election as Director at the Annual Meeting)

Mr. Burris previously served as a member of our Board and on our Audit and Finance Committee from September 2021 to the closing of the merger. He also served on our Compensation and Talent Committee from June 2022 until January 2023. Mr. Burris was the Senior Vice President and Chief Financial Officer (CFO) at Roche Diagnostics Corporation from 1996 through his retirement in July 2019. He was a member of the Global Roche Diagnostics Finance Executive Committee where he was recognized as one of their top senior leaders. Mr. Burris serves on the Board of Directors of Accelerate Diagnostics. He chairs the Audit Committee. In addition to his service as Senior Vice President and CFO at Roche, Mr. Burris held various roles of increasing responsibility, including as the head of global finance for the diabetes care business where he provided financial oversight for all aspects of the business including sales and marketing, research and development, operations, regulatory and quality. In his roles, he provided strategic and business development guidance broadly across the Roche organization. Before joining Roche Diagnostics, Mr. Burris was a senior manager for Price Waterhouse LLP. Mr.

Burris is a Certified Public Accountant and has a Bachelor of Science in Accounting and Finance from Butler University. He has been instrumental in expanding and cultivating the State of Indiana Lifesciences environment while serving within numerous community organizations including being a founding board member of the Indiana Biosciences Research Institute and on the Board of Directors and Executive Committee for BioCrossroads.

The Board believes that Mr. Burris' extensive experience in finance and accounting as well as his industry experience will bring valuable experience to the Board.

Catherine M. Burzik	Current Lead Independent Director of the Board (Nominated to Stand for Election as Director at the Annual Meeting)

Prior to being named Lead Independent Director of the Board, Catherine Burzik served as Chair of the Board, a position she held since 2021. She previously served as President and Chief Executive Officer of Kinetic Concepts, Inc., a global medical device company, from 2006 until the company’s sale in 2011. Prior to that, Ms. Burzik served as President of Applied Biosystems Group and held senior executive positions at Eastman Kodak and Johnson & Johnson, including Chief Executive Officer and President of Kodak Health Imaging Systems and President of Ortho-Clinical Diagnostics, Inc., a Johnson & Johnson company. In 2019, Ms. Burzik received the AdvaMed Lifetime Achievement Award that honors accomplishments of pioneers in the medical technology industry whose contributions have had a significant impact on patients’ lives and the industry as an essential part of America’s economy. Currently Ms. Burzik is a member of the Board of Directors of Becton, Dickinson and Company, where she Chairs the Quality and Regulatory Compliance Committee and serves on the Corporate Governance and Nominating Committee. Ms. Burzik is also a member of the Board of Directors of Haemonetics Corporation where she Chairs the Technology Committee and serves on the Audit Committee. Additionally, she serves as Chairman Emeritus of StemBioSys, Inc. and Chairman Emeritus of the American College of Wound Healing and Tissue Repair. Ms. Burzik previously served on the Board of Directors for the San Antonio Branch of the Dallas Federal Reserve Board, Allscripts, Inc., Bausch & Lomb, Cordis Corporation and AdvaMed.

The Board believes that Ms. Burzik brings strong strategic, product development and leadership expertise to the Board, together with extensive knowledge of the global healthcare field, based on her long career as a seasoned executive leading major medical device, diagnostic, diagnostic imaging and life sciences businesses.

Stuart M. Essig, Ph.D.	Current Director (Nominated to Stand for Election as Director at the Annual Meeting)

Prior to joining the Board, Dr. Essig served on the Board of Directors of SeaSpine, serving as its Lead Independent Director since July 2015. Dr. Essig currently serves as Managing Director of Prettybrook Partners LLC, which he cofounded in 2012. He is also currently Chair of the Board of Directors of Integra LifeSciences Holdings Corporation, a position he had held since January 2012, and joined the Integra Board of Directors in December 1997. He was Integra’s Chief Executive Officer from 1997 until 2012. Before joining Integra, Dr. Essig was Managing Director of the medical technology practice at Goldman, Sachs & Co. Dr. Essig had broad health care experience at Goldman Sachs serving as a senior merger and acquisitions advisor to a broad range of domestic and international medical technology, pharmaceutical, and biotechnology clients. Dr. Essig has chaired audit, compensation, finance and nominating and governance committees, served as lead director, and participated in CEO succession processes on the boards of numerous public companies, ranging in size from several hundred million dollars to over $30 billion in levered market capitalization. Dr. Essig currently serves on the Board of Directors of Idexx Laboratories, Availity, Mission Bio and Breg, Inc. He is a Venture Partner at Wellington Partners Advisory AG, a venture capital firm. He also serves as a Senior Advisor to TowerBrook Capital Partners. He serves on the Leadership Counsel of the Princeton University School of Engineering and Applied Sciences. Dr. Essig previously served on the Board of St. Jude Medical Corporation from 1999 to 2017, prior to its sale to Abbott Corporation. From 2013 until August 2019, he served on the Board of Directors of Owens and Minor, Inc.; from March 2005 until August 2008, he served on the Board of Directors of Zimmer Holdings, Inc.; and from 1998 to 2002, he served on the Board of Directors of Vital Signs, Inc. Dr. Essig has also served on the Executive Committee, Nominating and Governance Committee and as Treasurer of AdvaMed, the Advanced Medical Technology Association. Dr. Essig is also involved in several nonprofit charitable organizations, including serving on their boards. Dr. Essig received an A.B. degree and graduated with magna cum laude and Phi Beta Kappa honors from the School of Public and International Affairs at Princeton University. Dr. Essig completed his M.B.A. and Ph.D. degrees in Financial Economics from the University of Chicago, Graduate School of Business.

The Board believes that Dr. Essig's extensive experience as a member of boards of directors of several private and public companies and his expertise in company-building in our industry adds value to the Board.

Jason M. Hannon	Current Director (Nominated to Stand for Election as Director at the Annual Meeting)

Mr. Hannon has served on the Board since June 2020. A seasoned medical device executive, since September 2017 he has served as President and Chief Executive Officer of Mainstay Medical International plc, a global company headquartered in Ireland that has developed and commercialized the first restorative neurostimulation treatment for chronic back pain. Mr. Hannon previously served as President and Chief Operating Officer of NuVasive, Inc. Over the course of 12 years at NuVasive, he held various roles, including Executive Vice President, International; Executive Vice President, Corporate Development; and General Counsel. Mr. Hannon has a J.D. degree from Stanford University Law School and a B.A. degree from the University of California, Berkeley.

The Board believes that Mr. Hannon’s experience leading medical device companies brings valuable industry experience to the Board.

John B. Henneman, III	Current Director (Nominated to Stand for Election as Director at the Annual Meeting)

Mr. Henneman served on the Board of Directors of SeaSpine since July 2015. Mr. Henneman has more than 25 years of combined financial and operational management experience in the life sciences industry. Mr. Henneman served as Executive Vice President and Chief Financial Officer of NewLink Genetics Corporation from October 2014 to July 2018, and as its Chief Administrative Officer from July 2018 to November 2018. Prior to joining NewLink Genetics, Mr. Henneman served at Integra LifeSciences Holdings in various capacities between 1998 and 2014. Before becoming Integra's Chief Financial Officer in 2007, Mr. Henneman served Integra as General Counsel and Chief Administrative Officer, responsible at various times for Integra's business development, regulatory affairs, quality systems, clinical affairs, human resources, information systems, and legal affairs functions and the management of Integra's surgical instruments business. Mr. Henneman also serves on the Board of Directors of R1 RCM, Inc., a public company providing revenue cycle management services to hospitals and physicians; Aprea Therapeutics, Inc., a public biotechnology company; Anika Therapeutics, Inc., a public medical device company focused on joint preservation and health; and Alafair Biosciences, Inc., a privately held medical device company. Mr. Henneman received an A.B. in Politics from Princeton University and a J.D. from the University of Michigan Law School.

The Board believes that Mr. Henneman's senior management experience, his service on other boards of directors, and his extensive experience in the areas of finance, financial accounting, legal affairs, business transactions, and mergers and acquisitions brings value to the Board.

James F. Hinrichs	Current Director (Nominated to Stand for Election as Director at the Annual Meeting)

Mr. Hinrichs was appointed to the Board in April 2014. Mr. Hinrichs is currently Co-Founder of Atmas Health. From 2018 to 2019, he served as Chief Financial Officer of Cibus, a privately held agricultural biotech company. Prior to this, Mr. Hinrichs served as Executive Vice President and Chief Financial Officer of Alere Inc, a publicly traded diagnostic company, preceding its sale to Abbott Labs. From December 2010 through March 2015, he served as Chief Financial Officer of CareFusion Corporation, prior to its sale to Becton Dickinson. Mr. Hinrichs previously served as CareFusion's Senior Vice President, Global Customer Support, and as its Senior Vice President, Controller. Prior to joining CareFusion when it was spun off from Cardinal Health, Inc., he worked at Cardinal Health in various positions including Executive Vice President and Corporate Controller of Cardinal Health, and as Executive Vice President and Chief Financial Officer of its Healthcare Supply Chain Services segment. Mr. Hinrichs joined Cardinal Health following more than a decade of finance and marketing roles at Merck & Co. He holds undergraduate and graduate degrees in business from Carnegie Mellon University. Mr. Hinrichs serves as a director of Integer Holdings Corporation and Outset Medical. He also serves as a director of several privately held companies.

The Board believes that Mr. Hinrichs’ financial and accounting experience gained through his professional career, including in particular his experience as a public company chief financial officer, provide important expertise to the Board and enables him to provide service and leadership as the Chair of the Board’s Audit and Finance Committee.

Shweta Singh Maniar	Current Director (Nominated to Stand for Election as Director at the Annual Meeting)

Ms. Maniar served on the Board of Directors of SeaSpine since April 2021. Since July 2018, Ms. Maniar has served as Global Leader, Healthcare and Life Sciences Solutions and Strategy, Google Cloud focused on BioPharma and Biotechnology at Google, a multinational technology company that specializes in Internet-related services and products, where she leads vision, strategy, and execution of Google Cloud’s industry strategy and go-to-market model. Prior to joining Google, from November 2013 to June 2018, Ms. Maniar worked in various capacities at Genentech, where she led market growth strategies relevant to technology accelerators for therapies and diagnostics. Before Genentech, from February 2012 to July 2013, Ms. Maniar served as Director for the Center of Minimally Invasive Therapeutics at Summa Health. Ms. Maniar currently serves on the Board of Directors of RxSight and on the Scientific Advisory Board of The Allen Institute. Earlier in her career, Ms. Maniar spent several years working in a research capacity at the Cleveland Clinic and the Austen BioInnovation Institute in Akron where she was primarily focused on medical devices and minimally invasive therapeutics. Ms. Maniar received a B.A. in Economics from the University of California, San Diego.

The Board believes that Ms. Maniar's thought leadership in areas of strategic focus for the company, such as enabling technologies and data analytics, adds value to the Board.

Michael E. Paolucci	Current Director (Nominated to Stand for Election as Director at the Annual Meeting)

Mr. Paolucci has served on the Board and on the Compensation and Talent Development Committee since March 2016. A seasoned human resource executive, he has more than 20 years of global experience working directly with Boards of Directors and C-level executives to improve organizational capabilities and human resource programs that result in sustained improvements in business performance. Mr. Paolucci currently serves as the Executive Vice President, Chief People Officer for Mirati Therapeutics, a commercial stage oncology biotech company focused on finding and delivering meaningful targeted oncology solutions for genetic and immunological drivers of cancer. From 2021 until March of 2022, Mr. Paolucci served as Executive Vice President, Chief Human Resources Officer for Arena Pharmaceuticals until its acquisition by Pfizer. Prior to that, Mr. Paolucci served as Vice President and Chief Human Resources Officer for Halozyme Therapeutics Inc., a late-stage oncology and biopharmaceutical company. Prior to Halozyme, Mr. Paolucci served as Executive Vice President and Chief Human Resource Officer for CareFusion. Additionally, Mr. Paolucci served as Executive Vice President of Human Resources at NuVasive and spent five years at Life Technologies. Previously, he was head of Human Resources for the services division of Hewlett Packard and served in several leadership roles with EDS, which was acquired by Hewlett Packard. Prior to HP/EDS, Mr. Paolucci was a partner with the human resource consulting firm Towers Perrin. Mr. Paolucci is a graduate of The Ohio State University.

The Board believes that Mr. Paolucci’s extensive experience as a human resource executive and relevant knowledge and understanding of public company compensation issues brings unique and valuable insight to the Board.

The Board unanimously recommends that you vote “FOR” the election of each of the director nominees identified above.

PROPOSAL 2: ADVISORY AND NON-BINDING VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are providing our shareholders an opportunity to indicate whether they support our named executive officer compensation as described in this proxy statement. This advisory and non-binding vote, commonly referred to as “say-on-pay,” is not intended to address any specific item of compensation, but instead relates to the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement in the Compensation Discussion and Analysis and in the narrative and tabular disclosure under headings "Summary Compensation Table, "Grants of Plan-Based Awards," "Outstanding Equity Awards at Fiscal Year-End," "Option Exercises and Stock Vested" and "Potential Payments upon Termination or Change in Control." These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented. Because our Board views the advisory vote as a good corporate governance practice, and because a majority of our shareholders have expressed a preference for an annual advisory vote, we hold a say-on-pay vote on an annual basis. At last year's annual meeting of shareholders, 97% of the votes cast were "FOR" the say-on-pay proposal, which we believe supports our “pay-for-performance” approach to executive compensation. The Compensation and Talent Development Committee evaluated the voting results of last year's say-on-pay vote in June 2022.

The Compensation and Talent Development Committee believes that the voting results over the course of the last several years (which reflects 90% or greater approval rate on the say-on-pay vote at each of the Company’s last seven annual meetings of shareholders) affirm our shareholders’ overall support of our approach to executive compensation, including continuing efforts by the Compensation and Talent Development Committee during that time to evolve the Company’s compensation programs towards policies viewed by institutional and other shareholders as aligning executive compensation with the interests of shareholders and good corporate governance. In addition to evaluating and responding to the input of shareholders, the Compensation and Talent Development Committee considered many other factors in evaluating and setting the Company’s executive compensation programs, including the Compensation and Talent Development Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, periodic analysis of our programs by our compensation consultant, and annual review of data versus a comparator group of peer companies, each of which is considered in the context of the Compensation and Talent Development Committee members’ fiduciary duty to act as they determine to be in our shareholders’ best interests. Each of these factors informed the Compensation and Talent Development Committee’s decisions regarding named executive officers’ compensation for 2022. The Compensation and Talent Development Committee will continue to consider feedback from shareholders, including the outcome of our say-on-pay votes, when making future compensation decisions for our named executive officers.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, we believe that our executive compensation program properly links executive compensation to company performance and aligns the interests of our executive officers with those of our shareholders.

Accordingly, the Board unanimously recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement in the Compensation Discussion and Analysis and in the narrative and tabular disclosure under the headings “Summary Compensation Table,”

“Grants of Plan-Based Awards,” “Outstanding Equity Awards at Fiscal Year-End,” “Option Exercises and

Stock

Vested” and “Potential Payments upon Termination or Change in Control.”

Although this vote is advisory and is not binding on the Company, the Compensation and Talent Development Committee will take into account the results of the vote when considering future executive compensation decisions.

The Board unanimously recommends you vote “FOR” this proposal.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF EY AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023

We are asking you to ratify the Audit and Finance Committee’s appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2023. EY has served as our independent registered public accounting firm since 2002. EY has unrestricted access to the Audit and Finance Committee to discuss audit findings and other financial matters.

Representatives of EY are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from shareholders. The work performed by EY during 2022 and 2021 and related fee information is described below.

Although shareholder ratification of the Audit and Finance Committee’s appointment of EY is not required, the appointment of EY is being submitted for ratification as a matter of good corporate practice with a view towards soliciting shareholders’ opinions that the Audit and Finance Committee will take into consideration in future deliberations. If EY’s appointment is not ratified at the Annual Meeting, the Audit and Finance Committee will reconsider whether to retain EY. Even if the appointment is ratified, the Audit and Finance Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if it determines such a change would be in the best interests of the Company and its shareholders.

The Board unanimously recommends that you vote “FOR” ratification of the appointment of EY as independent registered public accounting firm for 2023.

Principal Accountant Fees and Services

The following table sets forth fees for professional services rendered by EY for the audits of the Company’s financial statements for the fiscal years ended December 31, 2022 and 2021, respectively, and the fees billed for other services rendered by EY during each such fiscal year.

	2022	2021
Audit Fees	$2,482,742	$2,053,075
Audit-Related Fees	45,000	—
Tax Fees	75,747	120,185
All Other Fees	7,500	7,500
Total	$2,610,989	$2,180,760

Audit Fees

Audit fees consisted of the aggregate fees, including expenses, billed in connection with the audits of our annual financial statements and internal controls, quarterly reviews of the financial information included in our quarterly reports on Form 10-Q, and statutory audits of our subsidiaries.

Audit-Related Fees

Audit-related fees consisted of the aggregate fees, including expenses, billed in connection with the audit of our schedule of expenditures of federal awards, required as a result of funds received from the U.S. Department of Health and Human Services as part of the Provider Relief Fund in 2020.

Tax Fees

Tax fees in 2022 and 2021 consisted of the aggregate fees, including expenses, billed for professional services rendered for income tax compliance, tax advice and tax planning. These fees included fees billed for federal and state income tax review services, assistance with tax audits and other tax consulting services.

All Other Fees

All other fees consisted of aggregate fees billed for products and services other than the services reported above. For fiscal years 2022 and 2021, this category included fees related to professional reference materials and publications.

Pre-Approval Policies and Procedures

The Audit and Finance Committee approves all audits, audit-related services, tax services and other services provided by EY. Any services provided by EY that are not specifically included within the scope of the audit must be either (i) pre-approved by the entire Audit and Finance Committee in advance of any engagement, or (ii) pre-approved by the Chair of the Audit and Finance Committee pursuant to authority delegated to him by the other independent members of the Audit and Finance Committee, in which case the Audit and Finance Committee is then informed of his decision. Under the Sarbanes-Oxley Act of 2002, these pre-approval requirements are waived for non-audit services where (i) the aggregate of all such services is no more than 5% of the total amount paid to the external auditors during the fiscal year in which such services were provided, (ii) such services were not recognized at the time of the engagement to be non-audit services, and (iii) such services are approved by the Audit and Finance Committee prior to the completion of the audit engagement. In 2022 and 2021, all fees paid to EY for non-audit services were pre-approved.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee oversees the Company’s financial reporting process on behalf of the Board. The committee is responsible for the selection, compensation, and oversight of the Company’s independent registered public accounting firm. The committee reviews matters relating to the Company’s internal controls, as well as other matters warranting committee attention. In addition, the committee assists the Board in overseeing the Company’s Corporate Compliance and Ethics Program. The committee operates under a written charter adopted by the Board of Directors, a copy of which is available for review on our website at www.orthofix.com.

Management is responsible for Orthofix’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Orthofix’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board and to issue a report thereon. Additionally, the independent registered public accounting firm is also responsible for auditing the effectiveness of Orthofix’s internal control over financial reporting. The Audit and Finance Committee’s responsibility is to monitor and oversee these processes. The committee relies without independent verification on the information provided to it and on the representations made by management and the independent registered public accounting firm.

The Audit and Finance Committee held eight meetings during the 2022 fiscal year. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management and Orthofix’s independent registered public accounting firm, Ernst & Young LLP (“EY”). The committee reviewed management’s assessment of the effectiveness of the design and operation of Orthofix’s disclosure controls over financial reporting. The committee discussed with EY the overall scope and plans for their audit. The committee met with EY, with and without management present, to discuss the results of EY's examinations and evaluations of Orthofix’s internal controls.

The Audit and Finance Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2022 with management and EY. The committee also discussed with management and EY management’s report and the independent registered public accounting firm’s report and attestation on Orthofix’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The committee also discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit and Finance Committee has received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and has discussed with EY its independence from Orthofix. When considering EY’s independence, the committee considered whether EY's provision of services to Orthofix beyond those rendered in connection with its audit of Orthofix’s consolidated financial statements was compatible with maintaining EY's independence. The committee also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, EY. The committee has determined that EY is independent of Orthofix and its management.

Based upon the review and discussions referred to above, the committee recommended to the Board, and the Board has approved, that Orthofix’s audited consolidated financial statements be included in Orthofix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

The Audit and Finance Committee
James F. Hinrichs, Committee Chair
Stuart Essig, Ph.D.
Jason Hannon

PROPOSAL 4: APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 50 MILLION TO 100 MILLION

At the Annual Meeting, shareholders will be asked to consider and approve an amendment and restatement of our Certificate of Incorporation to increase the authorized number of shares of our common stock from 50,000,000 to 100,000,000 and to make non-substantive and conforming changes, principally to delete obsolete provisions relating to the incorporator and initial board of directors of Orthofix. The Board of Directors has declared the proposed amendments to our Certificate of Incorporation (the “Current Certificate”) set forth in this proposal and in Appendix A to this proxy statement advisable and determined them to be in the best interests of the Company and our shareholders for the reasons discussed below.

Purpose of the Increase in Authorized Shares

As of March 31, 2023, we had 50,000,000 authorized shares of common stock of which 34,463,110 shares were issued and outstanding. Of the remaining 13,536,890 authorized shares of common stock, 7,035,784 shares are reserved for issuance upon the exercise of issued and outstanding equity awards, 1,156,812 shares are reserved for future issuance under our equity incentive plans, and 454,327 shares are reserved for future issuance under the SPP. This leaves 4,889,967 shares of our authorized common stock unreserved and available for future issuance. Moreover, if our shareholders approve Proposals 7 and 8, an additional 3,650,000 shares will be reserved for issuance under our equity incentive and stock purchase plans, which would leave 1,239,967 shares of our authorized common stock unreserved and available for future issuance.

The Board of Directors believes it is in the best interests of the Company and our shareholders to increase the number of authorized shares of our common stock to give us greater flexibility in considering and planning for future potential business needs, including public offerings or private placements of our common stock for capital raising purposes and issuances of our common stock in connection with collaborations, acquisitions or in-licenses of assets, or other strategic transactions. We do not currently have any definitive agreements or arrangements to issue any of the proposed additional authorized shares of common stock that will become available for issuance if this proposal is approved and the proposed amendments to the Current Certificate are effected. Having the additional authorized shares available will also help to provide appropriate equity incentives to assist in the recruitment and retention of employees.

Rights of Additional Authorized Shares

The proposed amendments to the Current Certificate would not have any effect on the par value per share of our common stock. Our common stock is all of a single class, with equal voting, distribution, liquidation and other rights. The additional common stock to be authorized by the proposed amendments, if approved and implemented, would have rights identical to our currently outstanding common stock. Should the Board of Directors issue additional shares of common stock, existing shareholders would not have any preferential rights to purchase any newly authorized shares of common stock solely by virtue of their ownership of shares of our common stock, and their percentage ownership of our then outstanding common stock could be reduced.

Potential Adverse Effects

We have not proposed the increase in the number of authorized shares of common stock with the purpose or intention of using the additional authorized shares for anti-takeover purposes, such as to oppose a hostile takeover attempt or to delay or prevent a change in control of Orthofix that the Board of Directors does not support, but we could use the additional shares for such purpose. The proposed amendments, if approved and implemented, will increase the number of authorized but unissued shares of our common stock, and, subject to compliance with law and the listing rules of the Nasdaq Stock Market, the Board of Directors could issue, without further shareholder approval, the additional shares available as result of such increase in one or more transactions that could make it more difficult for a party to effect a takeover or change in control of Orthofix that the Board of Directors does not support. For example, the Board of Directors could issue additional shares without further shareholder approval (subject to compliance with law and the listing rules of the Nasdaq Stock Market) so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Board of Directors or of Orthofix in a transaction that the Board of Directors does not support, including in a transaction in which a person is offering a premium to our shareholders for their shares of our common stock over then current market prices. The proposed increase in authorized shares of our common stock has been prompted by business and financial considerations described above under “Purpose of the Increase in Authorized Shares,” and not by the threat of any known or threatened hostile takeover attempt. However, shareholders should be aware that by potentially discouraging initiation of any such unsolicited takeover attempts, the proposed amendments may limit the opportunity for our shareholders to receive a premium for their shares over then current market prices generally available in such takeover attempts.

Additionally, the issuance of additional shares of common stock could have the effect of diluting existing shareholders earnings per share, book value per share and voting power.

Risks of Not Approving This Proposal

If shareholders do not approve this proposal, we will continue to have 50,000,000 authorized shares of common stock, of which 4,889,967 shares are not outstanding or not reserved for future issuance as of March 31, 2023, or if our shareholders approve Proposals 7 and 8, of which 1,239,967 shares are not outstanding or not reserved for future issuance. This could adversely impact our ability to pursue opportunities in which shares of our common stock could be issued that the Board of Directors may determine would otherwise be in the best interests of Orthofix and our shareholders, including financing and strategic transaction opportunities and employee recruitment and retention purposes, as described above under “Purpose of the Increase in Authorized Shares.”

Proposed Amendments

We are proposing to amend and restate Section 1 of ARTICLE IV of the Current Certificate to read in its entirety as follows:

“1. Total Authorized Stock. The total number of shares of stock that the Corporation has authority to issue is 100,000,000 shares of common stock, $0.10 par value per share (the “Common Stock”).”

We are also proposing non-substantive and conforming amendments to the Current Certificate, including (a) removal of provisions relating to the incorporator and initial board of directors of Orthofix and the effective date and time of the Current Certificate that are obsolete or no longer applicable, and (b) updates to references in the Current Certificate to reflect that it is an amended and restated certificate of incorporation and updates to references to our Bylaws, all as set forth in Appendix A to this proxy statement.

In Appendix A, text proposed to be added to the Current Certificate is underlined and text proposed to be deleted from the Current Certificate is struck through.

Effect of Shareholder Approval of this Proposal

Approval of this Proposal 4 constitutes approval of the proposed amendment and restatement of Section 1 of ARTICLE IV of the Current Certificate as set forth above and in Appendix A, as well as approval of the proposed non-substantive and conforming amendments to the Current Certificate described above and set forth in Appendix A.

Shareholders are also being asked to consider Proposals 5 and 6 in this proxy statement, which relate to additional amendments to the Current Certificate. The form of Amended and Restated Certificate of Incorporation that would be adopted if our shareholders approve each of Proposals 4, 5 and 6 is set forth in Appendix A. However, none of Proposals 4, 5 or 6 is conditioned on or requires the approval of any other proposal. If this Proposal 4 is approved by our shareholders, the Current Certificate would be amended and restated to effect the changes proposed pursuant to this Proposal 4 even if our shareholders do not approve Proposals 5 and/or 6. The proposed non-substantive and conforming amendments to the Current Certificate are included as part of the proposed amendments to the Current Certificate in each of Proposals 4, 5 and 6; accordingly, those non-substantive and conforming amendments will be made if our shareholders approve any one or more of Proposals 4, 5 or 6. Any proposed amendments to the Current Certificate that are approved by our shareholders will become effective upon our filing with the Secretary of State of Delaware of the version of the Amended and Restated Certificate of Incorporation that includes only those approved amendments, which we expect to do as soon as practicable following the Annual Meeting.

The Board unanimously recommends you vote “FOR” the approval of an amendment and restatement of our Certificate of Incorporation to, among other things, increase the authorized number of shares of common stock from 50 million to 100 million.

PROPOSAL 5: APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE CERTIFICATE OF INCORPORATION TO PROVIDE FOR EXCULPATION OF OFFICERS AS PERMITTED BY RECENT AMENDMENTS TO DELAWARE LAW

an Amendment to the Certificate of Incorporation

At the Annual Meeting, shareholders will be asked to consider and approve an amendment and restatement of the Current Certificate to limit the liability of officers of the Company as permitted by recent amendments to the General Corporation Law of the State of Delaware (the “DGCL”) and to make non-substantive and conforming changes, principally to delete obsolete provisions relating to the incorporator and initial board of directors of Orthofix. ARTICLE VII of the Current Certificate eliminates or limits the personal liability of directors of the Company for monetary damages for breach of fiduciary duty as a director pursuant to, and consistent with, the DGCL. This is referred to as “exculpation.” Effective August 1, 2022, Section 102(b)(7) of the DGCL was amended to permit a corporation to extend exculpation to certain officers of the corporation in certain circumstances. To extend the protections of the recently amended Section 102(b)(7) of the DGCL to its officers, a Delaware corporation must affirmatively amend its certificate of incorporation to include such a provision, as the protections do not apply automatically.

In light of the recent amendments to the DGCL and for the reasons discussed below, the Board of Directors has declared the proposed amendments to the Current Certificate set forth in this proposal and in Appendix A to this proxy statement advisable and determined them to be in the best interests of the Company and our shareholders. The DGCL only permits and, accordingly, the amendments to ARTICLE VII of the Current Certificate proposed by this proposal would only permit exculpation of officers for direct claims brought by shareholders for breach of an officer’s fiduciary duty of care, including class actions, and would not eliminate or limit any officer’s liability for (i) any breach of the officer’s duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any transaction from which the officer derived an improper personal benefit, or (iv) claims brought by or in the right of the Company, such as derivative claims brought by shareholders.

General Effect of the Proposed Officer Exculpation Amendments

The proposed amendments to ARTICLE VII of the Current Certificate would protect certain officers of the Company against personal liability to our stockholders for monetary damages for breach of the duty of care in certain actions as permitted by Section 102(b)(7) of the DGCL. The proposed amendments to ARTICLE VII of the Current Certificate would not, however, eliminate any of our officers’ fiduciary duties, including their duty of care. In other words, our officers would remain obligated to exercise appropriate diligence, act in good faith, and otherwise comply with the standards of Delaware law in carrying out their duties. Accordingly, the proposed amendments would have no effect on the availability of equitable remedies such as an injunction or rescission based on an officer’s breach of fiduciary duty. Additionally, as indicated above, our officers would remain liable for breaches of the duty of care brought by or in the right of the Company. Accordingly, the proposed amendments would not prevent the Company itself from pursuing claims against officers, nor would it prevent shareholders from bringing derivative claims alleging breach of duty of care. Further, and also as indicated above, the proposed amendments would not limit or eliminate the liability of officers for any breach of their duty of loyalty to the Company or our shareholders, any act or omission not in good faith or involving intentional misconduct or a knowing violation of law, or any transaction from which an officer derived an improper personal benefit. The exculpation that would be afforded to officers of the Company if this proposal is approved would not be retroactive to any act or omission occurring prior to the effective date of the proposed Amended and Restated Certificate of Incorporation.

The proposed amendments to ARTICLE VII of the Current Certificate would also (a) permit our officers to receive the benefit of any future amendments to the DGCL that further limit or eliminate the liability of officers without further amendment or modification of our certificate of incorporation, and (b) provide that any future amendment, elimination or repeal of any provision of the proposed ARTICLE VII, and any future adoption of any provision of our certificate of incorporation or Bylaws inconsistent the provisions of the proposed ARTICLE VII would be prospective only and would not adversely affect any limitation on the liability of an officer existing at the time of any such amendment, elimination, repeal or adoption of such inconsistent provision. This is consistent with the existing provisions of ARTICLE VII of the Current Certificate as they relate to director exculpation as permitted by the DGCL and is intended to increase the flexibility of our certificate of incorporation to allow it to change automatically with changes in the DGCL over time.

Reasons for the Proposed Officer Exculpation Amendments

The Board of Directors believes that officer exculpation under the circumstances permitted by the DGCL and reflected in the proposed amendments to ARTICLE VII of the Current Certificate is reasonable and appropriate. The DGCL has long provided that a Delaware corporation’s certificate of incorporation could exculpate directors from certain liabilities and ARTICLE VII of the Current Certificate includes such exculpatory provisions. Until the recent changes to Section 102(b)(7) of the DGCL were enacted, Delaware corporations were not able to provide similar protection to officers. Officers, like directors, are exposed to a substantial risk of lawsuits seeking to impose personal monetary liability. Frequently, directors and officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits, or proceedings seeking to impose liability on the basis of hindsight. As with director exculpation, officer exculpation is intended to enable officers to exercise their business judgment in furtherance of shareholder interests by limiting their concerns about exposure to personal liability. Officer exculpation provisions are also intended to minimize frivolous lawsuits that name officers as defendants when directors cannot be named because of their exculpatory protection as a litigation strategy to compel settlement offers. The costs of such lawsuits may be borne by the Company directly through agreements providing for indemnification of officers and/or indirectly through higher insurance premiums. Notably, the exculpation that would be afforded to officers of the Company if this proposal is approved is more limited than what may be afforded to directors in that officers may not be exculpated from liability in any action brought by Orthofix itself or in the right of Orthofix.

The Board of Directors expects that individuals who serve as officers of the Company will value the protection from potential exposure to personal liability for monetary damages afforded by officer exculpation provisions, that many other companies incorporated in Delaware and with whom the Company competes for executive talent will adopt exculpation provisions applicable to officers, and that failing to adopt the proposed amendments to ARTICLE VII of the Current Certificate could negatively impact the Company’s ability to recruit and retain experienced and qualified individuals as officers of the Company.

Taking into account the limits on the types of claims for which officers would have exculpatory protection and the expected benefits of affording exculpatory protection to officers as permitted by the DGCL, the Board of Directors believes that the proposed amendments to ARTICLE VII of the Current Certificate are in the best interests of the Company and our shareholders.

The proposed amendments to ARTICLE VII of the Current Certificate are not being proposed in response to any specific resignation, threat of resignation, or refusal to serve by any officer of the Company or as a result of any pending or threatened litigation against the Company or any officer of the Company.

Proposed Amendments

We are proposing to amend and restate ARTICLE VII of the Current Certificate to read in its entirety as follows:

“ARTICLE VII: DIRECTOR AND OFFICER LIABILITY"

1. Limitation of Liability. No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as amended from time to time. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation, as applicable, shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

2. Change in Rights. Neither any amendment, elimination nor repeal of any provision of this ARTICLE VII, nor the adoption of any provision of this Restated Certificate or Bylaws inconsistent with this ARTICLE VII, shall eliminate, reduce or otherwise adversely affect any limitation on the liability of any director or officer of the Corporation existing at the time of such amendment, elimination, repeal or adoption of such an inconsistent provision.”

We are also proposing non-substantive and conforming amendments to the Current Certificate, including (a) removal of provisions relating to the incorporator and initial board of directors of Orthofix and the effective date and time of the Current Certificate that are obsolete or no longer applicable, and (b) updates to references in the Current Certificate to reflect that it is an amended and restated certificate of incorporation and updates to references to our Bylaws, all as set forth in Appendix A to this proxy statement.

In Appendix A, text proposed to be added to the Current Certificate is underlined and text proposed to be deleted from the Current Certificate is struck through.

Effect of Shareholder Approval of this Proposal

Approval of this Proposal 5 constitutes approval of the proposed amendment and restatement of ARTICLE VII of the Current Certificate as set forth above and in Appendix A, as well as approval of the proposed non-substantive and conforming amendments to the Current Certificate described above and set forth in Appendix A.

Shareholders are also being asked to consider Proposals 4 and 6 in this proxy statement, which relate to additional amendments to the Current Certificate. The form of Amended and Restated Certificate of Incorporation that would be adopted if our shareholders approve each of Proposals 4, 5 and 6 is set forth in Appendix A. However, none of Proposals 4, 5 or 6 is conditioned on or requires the approval of any other proposal. If this Proposal 5 is approved by our shareholders, the Current Certificate would be amended and restated to effect the changes proposed pursuant to this Proposal 5 even if our shareholders do not approve Proposals 4 and/or 6. The proposed non-substantive and conforming amendments to the Current Certificate are included as part of the proposed amendments to the Current Certificate in each of Proposals 4, 5 and 6; accordingly, those non-substantive and conforming amendments will be made if our shareholders approve any one or more of Proposals 4, 5 or 6. Any proposed amendments to the Current Certificate that are approved by our shareholders will become effective upon our filing with the Secretary of State of Delaware of the version of the Amended and Restated Certificate of Incorporation that includes only those approved amendments, which we expect to do as soon as practicable following the Annual Meeting.

The Board unanimously recommends you vote “FOR” the approval of an amendment and restatement of our Certificate of Incorporation to, among other things, provide for exculpation of officers as permitted by recent amendments to Delaware law.

PROPOSAL 6: APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE CERTIFICATE OF INCORPORATION TO ADD FORUM SELECTION PROVISIONS

At the Annual Meeting, shareholders will be asked to consider and approve an amendment and restatement of the Current Certificate to add a new ARTICLE X to the Current Certificate the primary purpose of which is to provide, in general terms, that, unless we consent in writing to an alternative forum, to the fullest extent permitted by law, (i) courts located within the State of Delaware shall be the sole and exclusive forum for adjudication of legal actions asserting internal corporate claims, and (ii) the federal courts of the United States shall be the exclusive forum for legal actions arising under the Securities Act of 1933, as amended (the “1933 Act”). Such provisions are commonly known as Delaware forum provisions and federal forum provisions, respectively, and, collectively, as forum selection provisions. We refer to the proposed amendment and restatement of the Current Certificate to add a new ARTICLE X with forum selection provisions as the “Forum Selection Amendment.” Shareholders will also be asked to consider and approve non-substantive and conforming changes to the Current Certificate, principally to delete obsolete provisions relating to the incorporator and initial board of directors of Orthofix. The Board of Directors has declared the proposed Forum Selection Amendment and the non-substantive and conforming amendments set forth in this proposal and in Appendix A to this proxy statement advisable and determined them to be in the best interests of the Company and our shareholders for the reasons discussed below.

Background and Reasons for the Forum Selection Amendment

Under the DGCL, since 2015, Delaware corporations have been permitted to adopt Delaware forum provisions in their certificates of incorporation or bylaws, and they have been widely adopted among public companies incorporated in Delaware and generally enforced outside of Delaware. In March 2018, the U.S. Supreme Court held that certain federal securities claims may be brought in either state or federal court and that when brought in a state court, they cannot be removed to federal court. Following that decision, a number of public companies also adopted federal forum provisions in their governing documents. In March 2020, the Delaware Supreme Court upheld the validity under Delaware law of federal forum provisions.

Our Bylaws currently include forum selection provisions similar to the first four sections of ARTICLE X that we are proposing in the Forum Selection Amendment. The Board of Directors previously approved and adopted those provisions because the Board of Directors believes forum selection provisions are a prudent and proactive means for addressing the potential for intra-corporate disputes to be litigated in courts that are less experienced, less efficient and less predictable in applying Delaware corporate law than the Delaware judiciary and concerns over the prevalence, expense and inefficiency of multi-forum litigation, in which the same issue is litigated in multiple forums or in both state and federal courts. Although we can continue to maintain forum selection provisions in our Bylaws without obtaining shareholder approval, the Board of Directors determined it would be in the best interests of the Company and our shareholders, and consistent with our commitment to strong corporate governance practices, for our shareholders to have the opportunity to consider and act upon the Forum Selection Amendment. In addition, courts may be more likely to enforce forum selection provisions specifically approved and adopted by shareholders. We are not proposing the Forum Selection Amendment in anticipation of any specific litigation confronting the Company, but on a prospective basis to help mitigate potential future harm to the Company and its shareholders.

The Delaware forum provision in the Forum Selection Amendment would allow us to draw upon the experience and expertise of the Delaware judiciary, and in particular, the Delaware Court of Chancery, which is regarded as the premier business law court in the United States. These courts have considerable expertise in dealing with corporate issues and have developed a substantial and influential body of corporate case law. They also have a reputation for speed and efficiency. Without a Delaware forum provision, the Company could face litigation in jurisdictions where application of corporate law principles is less commonplace and where judicial decisions and jury verdicts are less predictable. The Board of Directors believes that the prominence, experience and predictability of the Delaware courts provide a more reliable and efficient forum for resolution of intra-corporate disputes. For these reasons, the Board of Directors believes the Delaware forum provision in the Forum Selection Amendment is in the best interests of the Company and our shareholders.

Prior to adopting the federal forum provision in our Bylaws, the Board of Directors considered that a federal forum provision allows for the consolidation of multi-jurisdiction litigation, avoidance of state court forum shopping and inconsistent court decisions, efficiencies in managing the procedural aspects of securities litigation, and the experience and expertise of the U.S. federal district courts in addressing issues and claims under the 1933 Act and federal case law regarding the same. The Board of Directors also considered that a federal forum provision only regulates the forum in which a plaintiff may file a claim and does not restrict the ability of a plaintiff to bring a claim or the remedies available if a claim is ultimately successful. Given these considerations and because the federal forum provision gives the Company the flexibility to consent to an alternative forum when deemed appropriate, the Board of Directors determined that adopting a federal forum provision was in the best interests of the Company and our shareholders. For these same reasons, the Board of Directors believes the federal forum provision in the Forum Selection Amendment is in the best interests of the Company and our shareholders.

Certain Risks Associated with the Forum Selection Amendment

Notwithstanding our belief as to the benefits to our shareholders of the Forum Selection Amendment, there can be no assurance that the Forum Selection Amendment will result in the benefits discussed in this proposal, including the benefits of avoiding potentially duplicative and costly litigation matters or the greater expertise and efficiency of the designated courts. In addition, if approved and implemented, the Forum Selection Amendment could discourage claims or limit shareholders’ ability to bring a claim in a judicial forum they find favorable. For example, some plaintiffs might prefer to litigate causes of action arising under the 1933 Act in a state court because it may be more convenient or viewed as being more favorable to them, or for other reasons. Moreover, while the Delaware Supreme Court has ruled that federal forum provisions are "facially valid" under Delaware law, there is uncertainty as to whether courts in other jurisdictions will enforce federal forum provisions. If a federal forum provision is found to be unenforceable in a particular action, we may incur additional costs associated with resolving such an action or the validity of the provision on appeal. Conversely, a federal forum provision might impose additional litigation costs on plaintiffs who assert that the provision is not enforceable or is invalid. The existing federal forum provision in our Bylaws may have these effects even if our shareholders do not approve the Forum Selection Amendment.

Proposed Amendments

We are proposing to amend and restate the Current Certificate to add a new ARTICLE X to read in its entirety as follows:

“ARTICLE X: EXCLUSIVE FORUM"

1. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the Superior Court of the State of Delaware, or, if and only if both the Court of Chancery of the State of Delaware and the Superior Court of the State of Delaware lack subject matter jurisdiction, the United States District Court for the District of Delaware) and any state (or, if applicable, federal) appellate court therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit, or proceeding brought on behalf of the Corporation, (ii) any action, suit, or proceeding asserting a claim of breach of fiduciary duty owed by any current or former director, officer, employee, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders or any action asserting a claim for aiding and abetting any such breach of fiduciary duty, (iii ) any action, suit, or proceeding asserting a claim against the Corporation or any director, officer, or other employee of the Corporation arising pursuant to, or seeking to enforce any right, obligation, or remedy under, any provision of the DGCL or this Restated Certificate or the Bylaws (in each case, as may be amended from time to time), (iv) any action, suit, or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit, or proceeding asserting a claim against the Corporation or its current or former directors, officers, employees, or stockholders governed by the internal affairs doctrine, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants (including personal jurisdiction by reason of any such indispensable party’s consent to personal jurisdiction in the State of Delaware or such court). If any action, suit or proceeding the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware, (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (y) having service of process made upon such stockholders in any action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

2. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

3. Notwithstanding the foregoing, the provisions of this ARTICLE X shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any claim for which the federal courts of the United States have exclusive jurisdiction.

4. If any provision of this ARTICLE X shall be held to be invalid, illegal or unenforceable as applied to an person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions, in any other circumstance and of the remaining provisions of this ARTICLE X (including, without limitation, each portion of any sentence of this ARTICLE X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

5. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE X.

6. The existence of any consent in writing by the Corporation to the selection of an alternative forum either in accordance with Section 1 or Section 2 of this ARTICLE X, shall not act as a waiver of the Corporation’s consent right as set forth in this ARTICLE X with respect to any current or future action, suit, proceeding or complaint.

7. The failure to enforce any provision or provisions of this ARTICLE X would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce such provision or provisions.”

We are also proposing non-substantive and conforming amendments to the Current Certificate, including (a) removal of provisions relating to the incorporator and initial board of directors of Orthofix and the effective date and time of the Current Certificate that are obsolete or no longer applicable, and (b) updates to references in the Current Certificate to reflect that it is an amended and restated certificate of incorporation and updates to references to our Bylaws, all as set forth in Appendix A to this proxy statement.

In Appendix A, text proposed to be added to the Current Certificate is underlined and text proposed to be deleted from the Current Certificate is struck through.

Effect of Shareholder Approval of this Proposal

Approval of this Proposal 6 constitutes approval of the amendment and restatement of the Current Certificate to add new ARTICLE X as set forth above and in Appendix A, as well as approval of the proposed non-substantive and conforming amendments to the Current Certificate described above and set forth in Appendix A. If this Proposal 6 is approved by our shareholders, the Board of Directors will consider whether to retain the forum selection provisions in our Bylaws. If this Proposal 6 is not approved by our shareholders, the Board of Directors would consider whether to amend our Bylaws to remove the forum selection provisions set forth therein.

Shareholders are also being asked to consider Proposals 4 and 5 in this proxy statement, which relate to additional amendments to the Current Certificate. The form of Amended and Restated Certificate of Incorporation that would be adopted if our shareholders approve each of Proposals 4, 5 and 6 is set forth in Appendix A. However, none of Proposals 4, 5 or 6 is conditioned on or requires the approval of any other proposal. If this Proposal 6 is approved by our shareholders, the Current Certificate would be amended and restated to effect the changes proposed pursuant to this Proposal 6 even if our shareholders do not approve Proposals 4 and/or 5. The proposed non-substantive and conforming amendments to the Current Certificate are included as part of the proposed amendments to the Current Certificate in each of Proposals 4, 5 and 6; accordingly, those non-substantive and conforming amendments will be made if our shareholders approve any one or more of Proposals 4, 5 or 6. Any proposed amendments to the Current Certificate that are approved by our shareholders will become effective upon our filing with the Secretary of State of Delaware of the version of the Amended and Restated Certificate of Incorporation that includes only those approved amendments, which we expect to do as soon as practicable following the Annual Meeting.

The Board unanimously recommends you vote “FOR” the approval of an amendment and restatement of our Certificate of Incorporation to, among other things, add forum selection provisions.

PROPOSAL 7: APPROVAL OF AMENDMENT NO. 4 TO THE AMENDED AND RESTATED 2012 LONG-TERM INCENTIVE PLAN

Overview

At the Annual Meeting, shareholders will be asked to consider and approve the adoption of Amendment No. 4 (the “LTIP Amendment”) to our Amended and Restated 2012 Long-Term Incentive Plan (the “2012 LTIP").

If our shareholders approve the adoption of the LTIP Amendment, (1) the number of shares of our common stock authorized for issuance under the 2012 LTIP would increase by 2,900,000 (the “Share Reserve Increase”) and (2) certain provisions of the 2012 LTIP that relate to the repayment, reimbursement and forfeiture to us by recipients of awards under the LTIP in specified circumstances would be amended as described herein (the “Clawback Amendments”). The LTIP Amendment does not otherwise amend any provisions of the 2012 LTIP, which as further discussed below, includes provisions designed to protect our shareholders’ interests and to reflect corporate governance best practices.

The 2012 LTIP was originally approved by our shareholders at our 2012 annual meeting, and amendments to the 2012 LTIP increasing the number of shares of common stock authorized for issuance thereunder were approved at each of our 2015, 2018, 2020, 2021 and 2022 annual meetings of shareholders. In total, 8,375,000 shares of common stock have been authorized for issuance under the 2012 LTIP since its adoption in 2012, excluding the shares of common stock that would be authorized for issuance thereunder if this proposal is approved by our shareholders.

The Board, upon the recommendation of the Compensation and Talent Development Committee, adopted Amendment No. 4 to the 2012 LTIP, subject to approval of our shareholders. A description of the material terms of the LTIP Amendment is set out below. Such description is qualified in its entirety by the text of the Amendment No. 4, which is set out in Appendix B to this proxy statement.

Why You Should Approve the LTIP Amendment

Equity Awards are an Integral Component of Our Compensation Program

The purpose of the 2012 LTIP is to provide eligible employees and non-employee directors an incentive to contribute to the success of the Company and to operate and manage our business in a manner that will provide for our long term growth and profitability and provide a means of attracting, motivating, rewarding and retaining key employees and non-employee directors. The 2012 LTIP allows us to utilize a broad array of equity incentives with flexibility in designing such incentives, including traditional option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards and performance stock awards. In the judgment of the Board, awards granted under the 2012 LTIP will be a valuable incentive and will serve to the ultimate benefit of our shareholders by aligning more closely the interests of award recipients with those of our shareholders.

Share Reserve Increase

Equity awards have been historically and, we believe, will continue to be an integral component of our overall compensation program for our employees and directors. The Compensation and Talent Development Committee and the Board carefully monitor our annual burn rate, total dilution and equity compensation expense in an effort to maximize stockholder value by granting only the appropriate number and type of equity awards necessary to attract, reward and retain key employees and directors. In addition, we use industry benchmarks to monitor and evaluate the reasonableness of the equity compensation we offer to our employees and prospective employees with the goal of attracting and retaining our most valuable human assets while staying within reasonable bounds of what the market requires in a competitive environment.

As of December 31, 2022, 2,024,621 shares of our common stock remained available for future grant under 2012 LTIP (assuming all currently outstanding performance share units ultimately are achieved at target levels). If this proposal is approved, an additional 2,900,000 shares will become available for future grant under the 2012 LTIP. The following table provides a summary of our shares of common stock subject to outstanding equity awards and shares of our common stock available for future grant as of December 31, 2022, if the LTIP Amendment is approved:

	Shares		Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
Shares subject to outstanding option awards	1,299,391		3.76	$39.29
Shares subject to outstanding time-based RSUs	847,147
Shares subject to outstanding PSUs	516,232	(1)
Shares available for future grant under the 2012 LTIP, as currently approved	2,024,621
New shares requested under the 2012 LTIP	2,900,000
Sum of above	7,587,391
Common stock outstanding as of the Record Date	[●]

(1) As a result of the consummation of the merger with SeaSpine on January 5, 2023, all outstanding PSUs were converted to time-based RSUs at target, which vest over the previously defined performance period.

As a result of the consummation of the merger with SeaSpine on January 5, 2023, our number of employees increased from 1,092 to 1,734. Based on projected share needs to execute the Company's long-term incentive program moving forward, if approved, the share increase contemplated by the LTIP Amendment is anticipated to provide enough shares for the next year. The actual number of years for which the share reserve will be sufficient may be influenced by various factors, including changes in our grant practices, business and market conditions, or stock price, and tax, legal and regulatory developments. If our shareholders do not approve the LTIP Amendment, we will continue to grant awards under the 2012 LTIP until there are no longer any shares available for grant, following which we could be restricted in our ability to successfully attract and retain highly skilled employees, including members of our management team. An alternative to using equity awards for retention and incentive purposes would be to increase cash compensation. The Compensation and Talent Development Committee does not believe increasing cash compensation to make up for any shortfall in equity awards would be practicable or advisable because the committee believes that a combination of equity awards and cash compensation provides a more effective compensation vehicle than cash alone for attracting, retaining and motivating employees and that equity awards align employee and shareholder interests.

In determining the number of shares to be reserved for issuance under the 2012 LTIP, the Compensation and Talent Development Committee and the Board considered the following:

•
Overhang. Overhang measures the potential dilution to which our existing shareholders are exposed due to outstanding equity awards and available but unissued shares under the 2012 LTIP. As of December 31, 2022, we had 2,662,770 shares subject to outstanding equity awards, of which 1,299,391 were subject to outstanding options, with a weighted average exercise price per share of $39.29 and a weighted average remaining contractual term of 3.76 years, and 1,363,379 were subject to outstanding full-value awards (assuming, in the case of performance stock units, that such awards are earned at target levels).
•
Burn Rate. Burn rate measures our usage of shares for our equity incentive plans as a percentage of our outstanding common stock. For 2022, 2021, and 2020, our burn rates pursuant to Institutional

Shareholder Service's methodology were 4.99%, 3.37%, and 4.90%, respectively. We believe that our resulting average annual burn rate of 4.42% over this three-year period is appropriate for our industry, mindful of stockholder interests, and, in general, is consistent with market practices for companies comparable to us.
•
Forecasted Grants. In determining our projected share utilization, the Compensation and Talent Development Committee and the Board considered a forecast that included the following factors: (1) the shares needed for retention of key employees; (2) forecasted future grants to all employees and non-employee directors; and (3) the shares currently available for issuance under the 2012 LTIP.

Clawback Amendments

In October 2022, the SEC adopted final rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “SEC Clawback Rules”). Those final rules direct stock exchanges to establish listing standards requiring listed companies to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers and to satisfy related disclosure obligations. In February 2023, the Nasdaq Stock Market released its version of proposed rules that implement the SEC Clawback Rules. Those proposed rules are not yet effective. Under the SEC Clawback Rules, stock exchange rules implementing the SEC Clawback Rules are required to be effective no later than November 28, 2023, and listed companies will be required to adopt their clawback policy no later than 60 days following the effective date of the final version of such rules (such final version, the “Nasdaq Clawback Rules”). We intend to timely adopt a clawback policy to reflect the requirements of the Nasdaq Clawback Rules following such time that they become effective. However, we expect that the clawback policy we adopt will exceed the minimum requirements of the SEC Clawback Rules, including by entitling us to cancel all or any portion of an award granted under the 2012 LTIP (including time-based and performance-based vesting awards) to offset amounts we are entitled to recover under the policy from an individual who receives an award under the 2012 LTIP.

The 2012 LTIP provides that, to the extent provided in any award agreement, the award is subject to mandatory repayment by the grantee to the Company to the extent that the grantee is or becomes subject to “clawback” or recoupment policies we may adopt or any applicable laws, in each case, that require the repayment by such grantee to the Company of compensation paid to such grantee by the Company in the event that such grantee fails to comply with, or violates, the terms or requirements of such policy. The LTIP Amendment clarifies the foregoing provision by providing that the type of “clawback” or recoupment policies described in the applicable provision include without limitation, any policy we adopt in response to the SEC Clawback Rules and the Nasdaq Clawback Rules. In addition, as mentioned above, under the LTIP Amendment if we are entitled to recover amounts from an individual under our clawback policy, we would be authorized to cancel all or any portion of any award granted to such individual under the LTIP (including without limitation, time-based and performance-based vesting awards) to offset the amount otherwise recoverable.

The 2012 LTIP currently includes reimbursement provisions applying to circumstances where a participant participated or was grossly negligent in misconduct that caused a financial restatement. We expect that the clawback policy we adopt in response to the SEC Clawback Rules and the Nasdaq Clawback Rules will have provisions that address the same subject matter. To avoid a situation where the provisions of the clawback policy we adopt are not identical to the provisions of the 2012 LTIP, the LTIP Amendment eliminates such provisions from the 2012 LTIP.

The LTIP Amendment is not amending the provisions in the 2012 LTIP providing (a) that we may impose recovery or recoupment provisions in an award agreement, including to cause a forfeiture of the gain realized by a grantee with respect to an award in the event of, among other things, a breach by the grantee of agreements with the Company or of Company policies and procedures, or (b) that if a grantee is an employee and such grantee’s service is terminated for cause, we may annul such grantee’s outstanding awards as of the date of the grantee’s termination of service for cause. We do not believe that shareholder approval of the Clawback Amendments is required and we may determine to implement the Clawback Amendments regardless of the outcome of this proposal, however, we are submitting the Clawback Amendments to shareholders for approval as part of the LTIP Amendment, in part, to obtain feedback from our shareholders on the subject matter.

Key Plan Features

The 2012 LTIP, as amended by the LTIP Amendment (referred to as the “plan” in this Key Plan Features section), includes provisions that are designed to protect our shareholders’ interests and to reflect corporate governance best practices, including:

•
Minimum vesting period for awards. The plan contains a 12-month minimum vesting requirement on at least 95% of awards, subject to certain limited exceptions.
•
No single trigger accelerated vesting upon change in control. A default “double-trigger” accelerated vesting following a change in control in which awards are assumed, which requires both a change in control and a qualifying termination of employment in order for vesting to be accelerated for assumed, converted or replaced awards.
•
Repricing prohibited. The plan prohibits the repricing of outstanding stock options and stock appreciation rights without prior shareholder approval except in the case of certain equitable adjustments in connection with change of control transactions.
•
Fungible share counting. The plan applies a fungible share counting structure whereby the number of shares of our common stock available for issuance under the plan will be reduced by (i) one share for each share issued pursuant to a stock option or stock appreciation right with an exercise price that is at least 100% of the fair market value of our common stock on the date of grant and (ii) 1.84 shares for each one share of stock issued pursuant to an award granted under the plan that is not a stock option or a stock appreciation right. Any shares related to awards which thereafter terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares or is settled in cash in lieu of shares will increase the number of shares available for issuance again under the plan.
•
Limits on individual grants. No award for more than 400,000 shares subject to stock options or stock appreciation rights (or 200,000 shares not subject to stock options or stock appreciation rights) may be granted to any individual in any fiscal year.
•
Limits on non-employee director compensation. The aggregate value of all compensation granted or paid, as applicable, to a non-employee director in a fiscal year, including any awards granted under the plan and cash fees paid, will not exceed $1,000,000 in total value, calculating the value of any awards based on the grant date fair value of such awards for financial reporting purposes.
•
No liberal share counting or recycling of appreciation awards. The following shares will not become available again for issuance under the plan: (i) shares tendered or withheld or subject to an award surrendered that are used to purchase or satisfy the exercise price of a stock option or stock appreciation right; (ii) shares that were not issued upon the net settlement or net exercise of a stock option or stock-settled stock appreciation right under the plan; (iii) shares deducted or delivered from payment of an award to satisfy a tax withholding obligation; and (iv) shares repurchased by us with the proceeds from the exercise or purchase price of a stock option or a stock appreciation right.
•
No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights granted under the plan must have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted. As a result, the plan prohibits discounted options or stock appreciation rights.
•
Administration by independent committee. The plan is administered by the members of our Compensation and Talent Development Committee, all of whom are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “independent” within the meaning of the Nasdaq listing standards.
•
Shareholder approval is required for additional shares. The plan does not contain an annual “evergreen” provision. The plan authorizes a fixed number of shares, so that shareholder approval is required to issue any additional shares, allowing our shareholders to have direct input on our equity compensation programs.
•
No liberal change in control definition. The change in control definition in the plan is not a “liberal” definition. A transaction must actually occur in order for the provisions in the plan involving a change in control to be triggered.
•
Material amendments require stockholder approval. Consistent with Nasdaq listing rules, the plan requires shareholder approval of any material revisions to the plan. In addition, certain other amendments to the plan require shareholder approval.
•
No dividends paid on unvested awards. No dividends or dividend equivalents relating to the shares subject to an award will be paid until and unless the underlying award vests, and will be subject to the same vesting conditions and restrictions applicable to the shares subject to the corresponding award.
•
Awards subject to forfeiture/clawback. Award agreements may provide that they are subject to mandatory repayment by the grantee to the extent that the grantee is or becomes subject to “clawback” or recoupment policies we may adopt, including in response to the SEC Clawback Rules and the Nasdaq Clawback Rules, or any applicable laws. The plan also provides that: (1) if we are entitled to recover any amounts from a grantee under our clawback policy, we are authorized to cancel all or any portion of any award (including without limitation, time-based and performance-based vesting awards) for the purpose of offsetting any amount otherwise recoverable from such grantee under the policy; (2) we may impose recovery or recoupment provisions in an award agreement, including to cause a forfeiture of the gain realized by a grantee with respect to an award in the event of, among other things, a breach by the grantee of agreements with us or of any of our policies and procedures; and (3) if a grantee is an employee and such grantee’s service is terminated for cause, we may annul such grantee’s outstanding awards as of the date of the grantee’s termination of service for cause.
•
Limits on transferability of awards. The plan does not permit stock options or other awards to be transferred to third parties for value or other consideration.

Description of the Plan

A description of the material provisions of the 2012 LTIP, as currently in effect, is set forth below. This description is qualified in its entirety by the text of the 2012 LTIP which is set out in Appendix B to this proxy statement. As noted above, the LTIP Amendment makes no changes to the 2012 LTIP other than the Share Reserve Increase and the Clawback Amendments.

Administration. The 2012 LTIP will be administered by the Compensation and Talent Development Committee of the Board of Directors. The members of the Compensation and Talent Development Committee meet the requirements of Rule 16b-3 of the Exchange Act and comply with the independence requirements of current Nasdaq listing standards. In addition, to the extent necessary to satisfy any transition rule or applicable transition guidance pertaining to awards intended to satisfy the criteria for performance-based compensation under Section

162(m) of the Internal Revenue Code (the “Code”), the committee administering such awards will consist of two or more directors who qualify as “outside directors” within the meaning of Section 162(m) and the applicable guidance thereunder. Subject to the terms of the 2012 LTIP, the Compensation and Talent Development Committee may select participants to receive awards, determine the types and amounts of awards and terms and conditions of awards, and interpret provisions of the 2012 LTIP. Members of the Compensation and Talent Development Committee serve at the pleasure of the Board of Directors. The Board of Directors may also appoint one or more separate committees, each composed of one or more directors who need not satisfy the independence requirements described above to administer the 2012 LTIP with respect to employees or other service providers who are not officers or directors of the Company. In addition, to the extent permitted by applicable laws, the Compensation and Talent Development Committee may, by resolution, delegate some or all of its authority with respect to the 2012 LTIP and awards to the President and Chief Executive Officer and/or any other officer of the Company designated by the Compensation and Talent Development Committee, provided that the officer to which such authority is delegated may not make grants to Company directors, to “executive officers” (as defined in Rule 3b-7 under the Exchange Act), or to himself or herself. In addition, the Compensation and Talent Development Committee may not delegate its authority to interpret the 2012 LTIP, any award or any award agreement.

Common Stock Reserved for Issuance under the 2012 LTIP. The common stock issued or to be issued under the 2012 LTIP consists of authorized but unissued shares or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company. The 2012 LTIP provides for a so-called “fungible share pool” pursuant to which awards of options and stock appreciation rights (“SARs”) will be counted against the plan limit as one share for every one share subject to an option or SAR granted under the 2012 LTIP, and “full value” awards (all awards other than options and SARs) will be counted against the plan limit as 1.84 shares for every one share subject to such full value award. If any shares covered by an award under the 2012 LTIP are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock counted against the aggregate number of shares available under the 2012 LTIP with respect to the award will again be available for granting awards under the 2012 LTIP in accordance with the previously described fungible share pool. The number of shares of common stock available for issuance under the 2012 LTIP will not be increased by (i) any shares tendered or withheld or award surrendered in connection with the purchase of shares of common stock upon exercise of an option or SAR, (ii) any shares of common stock that were not issued upon the net settlement or net exercise of an option or stock-settled SAR, (iii) any shares of common stock deducted from an award payment in connection with the Company’s tax withholding obligations, or (iv) any shares of common stock purchased by the Company with proceeds from option or SAR exercises.

Eligibility. Awards may be made under the 2012 LTIP to directors, or employees of or consultants to the Company or any of our affiliates, including any such employee who is an officer or director of us or of any affiliate.

Minimum Vesting Provisions. Except with respect to a maximum of 5% of the shares that may be granted under the 2012 LTIP, no portion of any award that vests on the basis of a grantee’s continued service may be granted with vesting conditions under which vesting occurs earlier than the one year anniversary of the grant date, and no portion of any award that vests based upon the attainment of performance measures may be granted with a performance period of less than 12 months. (Certain substitute awards that the Company may assume in corporate transactions are not subject to this provision.) The Compensation and Talent Development Committee may, however, provide for the earlier vesting, exercisability, and/or settlement under any award in the event of a grantee’s death, disability or retirement in connection with a corporate transaction.

Amendment or Termination of the 2012 LTIP. The Board of Directors may terminate or amend the 2012 LTIP at any time and for any reason. The 2012 LTIP shall terminate on June 18, 2028, 10 years after the date that shareholders last approved an amended and restated version of the 2012 LTIP. Amendments will be submitted for shareholder approval to the extent required by the Code or other applicable laws, rules or regulations.

Options. The 2012 LTIP permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Code and options that do not qualify as incentive stock options. The

2012 LTIP provides that any or all shares reserved for issuance under the 2012 LTIP are available for issuance pursuant to incentive stock options. Accordingly, if the LTIP Amendment is approved, the Share Reserve

Increase would also constitute a corresponding increase in the number of shares of our common stock available for issuance under the 2012 LTIP pursuant to the exercise of incentive stock options.

•
Exercise Price. The exercise price of each option may not be less than 100% of the fair market value of our common stock on the date of grant. The fair market value is generally determined as the closing price of the common stock on the date of grant. In the case of certain 10% shareholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant. An exception to these requirements is made for options that the Company grants in substitution for options held by employees of companies that the Company acquires. In such a case, the exercise price is adjusted to preserve the economic value of the employee’s option from his or her former employer. The term of each option is fixed by the Compensation and Talent Development Committee and may not exceed 10 years from the date of grant (or five years from the date of grant in the case of certain 10% shareholders who receive incentive stock options). The Compensation and Talent Development Committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. In general, an optionee may pay the exercise price of an option by cash, certified check, or, to the extent an award agreement so provides, by tendering shares of common stock, by means of a broker-assisted cashless exercise or by means of net exercise.
•
Transfers. Options and SARs granted under the 2012 LTIP may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, the Company may permit limited transfers of non-qualified options and SARs for the benefit of immediate family members of grantees to assist with estate planning concerns.
•
Repricing Prohibited. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the Company may not amend the terms of outstanding options or SARs to reduce the exercise price or SAR price, as applicable, of such outstanding options or SARs, cancel or assume outstanding options or SARs in exchange for or substitution of options or SARs with an exercise price or SAR price, as applicable, that is less than the exercise price or SAR price, as applicable, of the original options or SARs, or cancel or assume outstanding options or SARs with an exercise price or SAR price, as applicable, above the current fair market value in exchange for cash, awards, or other securities, in each case, unless such action is subject to and approved by the Company’s shareholders.

Other Awards. The Compensation and Talent Development Committee may also award:

•
shares of unrestricted stock, which are shares of common stock at no cost or for a purchase price determined by the Compensation and Talent Development Committee, which are free from any restrictions under the 2012 LTIP. Unrestricted shares of common stock may be granted, subject to 5% limit discussed above under “—Minimum Vesting Provisions,” to participants in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation to be paid to participants;
•
shares of restricted stock, which are shares of common stock subject to restrictions. Shares of restricted stock have the right to vote and the right to receive dividends declared or paid with respect to such shares, except that cash and stock dividends will not be paid currently but instead will be subject to the same vesting conditions and restrictions applicable to the underlying shares of restricted stock;
•
stock units, which are common stock units subject to restrictions;
•
dividend equivalent rights, which are rights entitling the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock. Dividend equivalent rights granted as a component for another award, such as in connection with stock units, will not be paid currently but instead will be subject to the same vesting conditions and restrictions applicable to the underlying award;
•
SARs, which are a right to receive a number of shares or, at the discretion of the Compensation and Talent Development Committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the Compensation and Talent Development Committee. The exercise price for a SAR shall not be less than the fair market value of a share of common stock on the grant date of the SAR. The term of each SAR is fixed by the Compensation and Talent Development Committee and may not exceed 10 years from the date of grant. The Compensation and Talent Development Committee determines when the SAR may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which the SAR may be exercised; and
•
performance and annual incentive awards, ultimately payable in common stock or cash, as determined by the Compensation and Talent Development Committee. The Compensation and Talent Development Committee may grant multi-year and annual incentive awards subject to achievement of specified performance metrics tied to business criteria (described below). The Compensation and Talent Development Committee may specify the amount of the incentive award as a percentage of these performance criteria, a percentage in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to these performance criteria. The Compensation and Talent Development Committee may modify, amend or adjust the terms of each award and the performance criteria.

Effect of Certain Corporate Transactions. Unless an applicable award agreement provides otherwise, certain change in control transactions involving us, such as a sale of the Company, will cause grantees of restricted stock, stock units, stock appreciation rights and options to become fully vested, unless the awards are continued or substituted for in connection with the change in control transaction. For awards based on the satisfaction of performance conditions (“Performance Awards”) that are denominated in shares of common stock or stock units, if less than half of the performance period has lapsed, such Performance Awards will be converted into restricted stock or stock units, assuming target performance has been achieved (or into unrestricted shares of common stock if no further restrictions apply). If more than half of the performance period has lapsed, such Performance Awards will be converted into restricted stock or stock units based on actual performance to date (or into unrestricted shares of common stock if no further restrictions apply). If actual performance is not determinable, such Performance Awards will be converted into restricted stock or stock units, assuming target performance has been achieved, based on the discretion of the Compensation and Talent Development Committee (or into unrestricted shares of common stock if no further restrictions apply).

Adjustments for Stock Dividends and Similar Events. The Compensation and Talent Development Committee will make appropriate adjustments to outstanding awards and the number of shares available for issuance under the

2012 LTIP, including the individual limitations on awards (described below), to reflect stock splits and other similar events.

Section 162(m) of the Code. Following the ratification of the Tax Cuts and Jobs Act of 2017 (the "Tax Act"), Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year to any person who has served as chief executive officer, chief financial officer, or as one of its three other most highly compensated executive officers in any fiscal year beginning after December 31, 2016 (our covered employees). Prior to the ratification of the Tax Act, Section 162(m) disallowed a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year to its chief executive officer and each of its three other most highly compensated executive officers, other than its chief financial officer, unless such compensation qualified as “performance-based compensation” within the meaning of the Code. The changes under Section 162(m) are generally effective for taxable years beginning in 2018, but there is a grandfather rule for compensation paid pursuant to a written, binding contract that was in effect on November 2, 2017, which was not modified in any material respect on or after that date.

As a result of the changes imposed by the Tax Act, the 2012 LTIP does not contain all of the provisions providing for grants of “performance-based compensation” under the legacy Section 162(m) provisions that the 2012 LTIP contained prior to ratification of the Tax Act. However, the 2012 LTIP does permit the Compensation and Talent Development Committee to provide that vesting of any of the awards that may be granted under the 2012 LTIP may be made subject to the achievement of performance metrics determined by the Compensation and Talent Development Committee, which metrics may include, but are not limited to: (i) net earnings or net income; (ii) operating earnings; (iii) pretax earnings; (iv) earnings per share; (v) share price, including growth measures and total shareholder return; (vi) earnings before interest and taxes; (vii) earnings before interest, taxes, depreciation and/or amortization; (viii) earnings before interest, taxes, depreciation and/or amortization as adjusted to exclude any one or more of the following: stock-based compensation expense; income from discontinued operations; gain on cancellation of debt; debt extinguishment and related costs; restructuring, separation and/or integration charges and costs; reorganization and/or recapitalization charges and costs; impairment charges; gain or loss related to investments; sales and use tax settlement; and gain on non-monetary transactions; (ix) sales or revenue growth, whether in general, by type of product or service, or by type of customer; (x) gross or operating margins; (xi) return measures, including return on assets, capital, investment, equity, sales or revenue; (xii) cash flow, including: operating cash flow; free cash flow, defined as earnings before interest, taxes, depreciation and/or amortization (as adjusted to exclude any one or more of the items that may be excluded pursuant to the Performance Measure specified in clause (viii) above) less capital expenditures; levered free cash flow, defined as free cash flow less interest expense; cash flow return on equity; and cash flow return on investment; (xiii) productivity ratios; (xiv) expense targets; (xv) market share; (xvi) financial ratios as provided in credit agreements of the Company and its Subsidiaries; (xvii) working capital targets; (xviii) completion of acquisitions of businesses or companies; (xix) completion of divestitures and asset sales; and (xx) any combination of the foregoing business criteria.

Share Limits. The maximum number of shares of common stock subject to options or SARs that can be granted under the 2012 LTIP to any person who is not a non-employee director is 400,000 per 12-month period, provided that in a grantee’s year of hire the applicable limit is 800,000. The maximum number of shares of common stock that can be granted under the 2012 LTIP to any person who is not a non-employee director, other than pursuant to an option or SAR, is 200,000 per 12-month period, provided that in a grantee’s year of hire the applicable limit is 400,000. The maximum amount that may be paid as an annual incentive award or other cash award in any 12-month period to any one person who is not a non-employee director is $3,000,000 and the maximum amount that may be paid as a performance award or other cash award in respect of a performance period greater than 12 months to any one person who is not a non-employee director is $6,000,000.

The maximum total compensation (including cash payments and the aggregate grant date fair value of awards that may be granted under the 2012 LTIP) that may be paid to or granted in a 12-month period to a non-employee director for such director’s service on the Board of Directors or a committee of the Board of Directors is $1,000,000.

Federal Income Tax Consequences

Incentive Stock Options. The grant of an option will not be a taxable event for the grantee or for the Company. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to the one million dollar limitation imposed by Section 162(m), described above, and to certain reporting requirements.

Non-Qualified Options. The grant of an option will not be a taxable event for the grantee or the Company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with applicable reporting requirements, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income, subject to the one million dollar limitation imposed by Section 162(m).

A grantee who has transferred a non-qualified option to a family member by gift will realize taxable income at the time the non-qualified option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of common stock will be the fair market value of the shares of common stock on the date the option is exercised. The transfer of vested non-qualified options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.

In the event a grantee transfers a non-qualified option to his or her ex-spouse incident to the grantee's divorce, neither the grantee nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock at the time of exercise. Any distribution to the ex-spouse as a result of the exercise of the option will be subject to employment and income tax withholding at this time.

Restricted Stock. A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while the common stock is subject to restrictions will be subject to withholding taxes. If we comply with applicable reporting requirements, and subject to the one million dollar deduction limitation of Section 162(m), we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Stock Units. There are no immediate tax consequences of receiving an award of stock units under the 2012 LTIP. A grantee who is awarded stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If we comply with applicable reporting requirements, and subject to the one million dollar deduction limitation of Section 162(m), we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Dividend Equivalent Rights. Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount distributed to the grantee pursuant to the award. If we comply with applicable reporting requirements, and subject to the one million dollar deduction limitation of Section 162(m), we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Stock Appreciation Rights. There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2012 LTIP. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. If we comply with applicable reporting requirements and subject to the one million dollar deduction limitation of Section 162(m), we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance and Annual Incentive Awards. The award of a performance or annual incentive award will have no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If we comply with applicable reporting requirements, and subject to the one million dollar deduction limitation of Section 162(m), we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Unrestricted Common Stock. Participants who are awarded unrestricted common stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares of common stock on the date of the award, reduced by the amount, if any, paid for such shares. If we comply with applicable reporting requirements and subject to the one million dollar deduction limitation of Section 162(m), we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Section 280G. To the extent payments which are contingent on a change in control are determined to exceed certain Code limitations, they may be subject to a 20% nondeductible excise tax and the Company’s deduction with respect to the associated compensation expense may be disallowed in whole or in part. The 2012 LTIP includes a Section 280G “best after tax” provision, meaning, if any of the payments under the 2012 LTIP or otherwise would constitute parachute payments within the meaning of Section 280G of the Code and be subject to the excise tax imposed under Section 4999 of the Code, the payments will be reduced by the amount required to avoid the excise tax if such a reduction would give the grantee a better after-tax result than if the grantee received the payments in full.

Section 409A. The Company intends for awards granted under the 2012 LTIP to comply with Section 409A of the Code. To the extent a grantee would be subject to the additional 20% excise tax imposed on certain nonqualified deferred compensation plans as a result of a provision of an award under the 2012 LTIP, the provision will be deemed amended to the minimum extent necessary to avoid application of the 20% excise tax.

New Plan Benefits

No awards have been granted to any officer, director, employee or consultant pursuant to the 2012 LTIP that are contingent upon the approval by our shareholders of the LTIP Amendment. We anticipate that performance stock units, restricted stock units, and stock options may be granted in the discretion of the Compensation and Talent Development Committee under the 2012 LTIP out of the additional shares of common stock to be available under the 2012 LTIP if the LTIP Amendment is approved by our shareholders; however, the number and type of equity-based awards that may be so granted has not yet been determined.

The Board unanimously recommends you vote “FOR” the approval of the LTIP Amendment

PROPOSAL 8: APPROVAL OF AMENDMENT NO. 3 TO THE SECOND AMENDED AND RESTATED STOCK PURCHASE PLAN

The Company’s Second Amended and Restated Stock Purchase Plan, as amended by Amendment No. 2 thereto (the “SPP”), is a shareholder approved equity plan under which most of our employees and directors are eligible to purchase common stock of the Company. On April [●], 2023, the Board adopted Amendment No. 3 to the SPP, subject to shareholder approval (the “SPP Amendment”). The SPP Amendment increases the number of shares available for issuance under the plan from 2,850,000 to 3,600,000. The SPP Amendment does not provide for any other changes to the SPP.

The SPP Amendment will become effective upon approval by the Company’s shareholders. If the SPP Amendment is not approved by the Company’s shareholders, the SPP will continue in its current form, but the Company may no longer have sufficient shares to continue offering shares under the plan.

Because participation in the SPP is subject to the discretion of each eligible employee or director and the amounts received by participants under the plan are subject to the fair market value of our common stock on future dates, the benefits or amounts that will be received by any participant or groups of participants if the SPP is approved are not currently determinable.

Description of the SPP

The following is a brief summary of the material features of the SPP and its operation. A copy of the SPP Amendment, together with the current text of the SPP, is attached as Appendix C to this proxy statement. The description below is qualified in its entirety by the detailed provisions of the SPP, which are set forth in Appendix C to this proxy statement.

Sponsor

Orthofix Medical Inc. is the sponsor of the SPP.

Purposes and Eligibility

The purpose of the SPP is to encourage eligible employees and non-employee directors of the Company to become owners of common stock of the Company, thereby giving them a greater interest in the growth and success of its business.

Number of Shares of Common Stock Subject to the SPP

The maximum number of shares of our common stock that may be issued pursuant to the SPP, subject to anti-dilution provision adjustments, is currently 2,850,000 shares. If the SPP Amendment is approved by shareholders, the maximum number of shares of our common stock that may be issued pursuant to the SPP, subject to anti-dilution provision adjustments, will increase to 3,600,000 shares. As of March 31, 2023, 2,395,673 shares had been issued pursuant to the SPP and 454,327 shares remained available for issuance. Shares purchasable pursuant to the SPP may be authorized but previously unissued shares or shares of stock held in treasury or purchased in the open market or in privately negotiated transactions.

Participation in the SPP

All eligible employees and non-employee directors may participate in the SPP on the first day of any plan period. Currently, the plan provides that plan periods exist during each of the six month periods beginning on November 1 and May 1 of each year. Eligible employees participate by electing to contribute to the SPP through payroll deductions, which generally may not be more than 25% of an employee’s compensation. Eligible non-employee directors participate by electing to contribute to the SPP through deductions of their director fees and other compensation that are paid in cash. Eligible participants must elect to participate in the plan prior to the beginning of the plan period. Participants may withdraw from the SPP by providing notice to the Company’s Compensation and Talent Development Committee before the last day of the plan period. Upon withdrawal from the SPP, all payroll deductions under the SPP cease immediately, and a participant will receive a refund of his or her contribution, including all accrued interest. An employee’s participation in the SPP terminates upon his or her termination of employment, and will generally terminate upon his or her leave of absence from active employment only if such employee does not continue to make contributions to the SPP during such leave of absence. A non-employee director’s participation in the SPP terminates upon his or her ceasing to be a member of the Board.

Participants in Non-US Jurisdictions

With respect to participants that are subject to the tax laws of a jurisdiction outside of the US, the SPP allows the Compensation and Talent Development Committee to adopt such modifications and procedures as it deems necessary or desirable to comply with the provisions of the laws of such non-U.S. jurisdictions in order to assure the viability of the benefits paid to such participants. Further, the Compensation and Talent Development Committee may adopt sub-plans applicable to separate classes of eligible employees and non-employee directors who are subject to the laws of jurisdictions outside of the U.S.

Distribution of Common Stock

The SPP provides that as soon as practicable following the last day of the plan period (but in any event, no more than two and one-half months thereafter), the Compensation and Talent Development Committee will distribute to each person who was a participant during the plan period a certificate or certificates representing the number of whole shares of Company common stock determined by dividing (i) the amount of the participant’s contributions for the plan period plus accrued interest, by (ii) 85% of the lower of the fair market value of the Company common stock on the first and last day of the plan period.

Under the SPP, “fair market value” means, as of any date that requires determination of the fair market value, the closing price of our common stock as quoted on Nasdaq on such date of determination (with other definitions provided under the plan if our common stock is no longer traded on Nasdaq).

The Compensation and Talent Development Committee may, in its discretion, require a participant to pay, prior to the distribution of Company stock, the amount the Compensation and Talent Development Committee deems necessary to satisfy the Company’s obligation to withhold applicable taxes that the participant incurs as a result of his or her participation in the SPP. The participant may deliver sufficient shares of Company stock, cash or irrevocably elect for the participating employer to withhold from the shares of stock to be distributed a sufficient number of shares of stock. The SPP permits the Company or its subsidiary to deduct from all cash payments made to a participant any applicable required taxes to be withheld with respect to such payments.

Administration of the SPP

The Compensation and Talent Development Committee oversees and administers the SPP. The Committee has power to determine the amount of benefits payable to participants and construe and interpret the plan whenever necessary to carry out the SPP’s intention and purpose. The Committee is authorized to administer the plan as necessary to take account of tax, securities law and other regulatory requirements of foreign jurisdictions. The Committee is also generally able to designate one or more of its members or the Chief Executive Officer or Chief Financial Officer of the Company to carry out the Committee’s responsibilities under such conditions and limitations as the Committee may determine. The SPP provides indemnity (except in the case of fraud, willful misconduct or failure to act in good faith) to members of the Board, the Committee, the Chief Executive Officer, the Chief Financial Officer and other officers or employees to whom duties or responsibilities are delegated in connection with the operation, administration or interpretation of the SPP. Any authority or responsibility that may be exercised by the Committee is also exercisable by the Board. The Board or the Committee is able to extend or terminate the benefits of the SPP to any subsidiary of the Company at any time without the approval of the Company’s shareholders.

Amendment and Termination of SPP

The Board may amend or terminate the SPP at any time. Upon the termination of the SPP, each participant will receive a refund of his or her contributions for the plan period plus accrued interest. However, the Board must obtain shareholder approval to increase the maximum number of shares issuable under the plan (as it is proposing to do now). Also, the Board may not amend or terminate the SPP if it would decrease the participant’s accrued benefits as of the effective date of such action, unless the Board determines that amendments to the plan are necessary or appropriate to exempt issuances from or conform the SPP to the requirements of Section 409A of the Code, in which case the Board may adopt such amendments to the plan, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect) as it deems appropriate under the circumstances.

Certain U.S. Federal Income Tax Consequences

The following is a general summary of certain U.S. federal income tax consequences to U.S. employees with respect to Company common stock issued under the SPP. This discussion applies to employees and directors who are citizens or residents of the U.S. and U.S. taxpayers. The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, foreign and other tax consequences of the SPP. The SPP is not qualified under the provisions of Section 401(a) of the Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

All amounts contributed to the SPP are deducted from each participant’s taxable compensation on an after-tax basis. Participants will recognize taxable income on the interest they earn on their contributions to the SPP in the taxable year in which the interest accrues. When shares of Company common stock are distributed to participants at the end of the plan period, participants will also recognize taxable income on the difference between the fair market value of the Company common stock on that date and the purchase price participants pay for the shares. If participants sell shares of Company common stock that they received under the SPP, any gain or loss will be taxed as a capital gain or loss. Subject to the applicable provisions of the Code and applicable regulations, the participant’s employer will generally be entitled to a federal income tax deduction in an amount equal to the taxable income that each participant recognizes. Each participant’s employer will be entitled to this deduction for the taxable year that includes the last day of the taxable year for which a participant recognizes taxable income.

For U.S. income tax purposes, the gross amount of dividends paid to participants who hold shares of Company common stock will be treated as gross dividend income to such holders in the year in which such dividend is received to the extent paid or deemed paid out of the Company’s current or accumulated earnings and profits as calculated for U.S. federal income tax purposes.

The Board unanimously recommends that you vote “FOR” the approval of the SPP Amendment

PROPOSAL 9: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

As described in Proposal No. 2 above, our shareholders have the opportunity to cast an advisory vote to approve the compensation of our named executive officers, commonly referred to as the “say-on-pay vote.” In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, this Proposal 9 affords shareholders the opportunity to cast an advisory vote as to how often we should include the say-on-pay vote in our proxy materials for future annual meetings of shareholders or any special shareholder meeting for which we must include executive compensation information in the proxy statement for that meeting.

Our shareholders voted on a similar proposal in 2017 and the Board recommended that shareholders vote to hold the say-on-pay vote every year. Of the votes cast, including those shareholders who abstained, 79% votes were in favor of holding the say-on-pay vote every year. The Board and Compensation and Talent Development Committee continue to believe that the say-on-pay vote should be submitted to our shareholders every year so that our shareholders may express their views on our executive compensation program and the Compensation and Talent Development Committee can consider such views in its compensation planning for the following fiscal year.

Shareholders may cast their advisory vote to conduct advisory votes on executive compensation every “1 Year,” “2 Years,” or “3 Years,” or “Abstain.”

The Board recommends that shareholders vote for every “1 Year.”

As an advisory vote, this proposal is not binding on Orthofix, the Board, or the Compensation and Talent Development Committee. However, the Board and the Compensation and Talent Development value the opinions expressed by shareholders and will consider the outcome of the vote when making a decision regarding the frequency of holding the say-on-pay vote.

We expect that the next time a proposal similar to this Proposal 9 will be submitted to our shareholders will be at our 2029 annual meeting of shareholders.

The Board unanimously recommends that you vote you vote for future advisory votes on executive compensation to occur every “1 Year.”

INFORMATION ABOUT SHAREHOLDER PROPOSALS

Proposals by shareholders intended to be presented at our 2024 annual meeting of shareholders (the “2024 Annual Meeting”) and included in our proxy statement and in the proxy card that will be solicited by the Board in connection with the 2024 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act must be received by the Chairman of the Board no later than ____________. Please address your proposals to: Chairman of the Board, Orthofix Medical Inc., 3451 Plano Parkway, Lewisville, TX 75056.

Shareholders who intend to present an item of business at the 2024 Annual Meeting (other than a proposal submitted for inclusion in the Company’s proxy statement in accordance with the prior paragraph), including nominations for election to the Board, must provide notice of such business to the Company’s Secretary such that it is received at our principal executive offices not later than the close of business on the 90th day before the date of the one-year anniversary of the Annual Meeting (such date, the "Annual Meeting Anniversary Date"), or March 21, 2024, and not earlier than the close of business on the 90th day before the Annual Meeting Anniversary Date, or February 20, 2024 (or, if the date of the 2024 Annual Meeting is more than 30 days before or more than 60 days after the Annual Meeting Anniversary Date, such notice must be received not earlier than the close of business on the 120th day before the 2024 Annual Meeting and not later than the close of business on the later of the 90th day before the 2024 Annual Meeting or the 10th day following the day on which public announcement (as defined in our Bylaws) of the date of the 2024 Annual Meeting is first made by the Company, as set forth more fully in, and in compliance with, our Bylaws.

In addition to satisfying the foregoing advance notice requirements under our Bylaws, to comply with the universal proxy rules under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than our director nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act and which notice is postmarked or transmitted electronically to us at our principal executive office no later than April 20, 2024which is 60 days prior to the Annual Meeting Anniversary Date. However, if the date of the 2024 Annual Meeting is changed by more than 30 days from this year’s annual meeting, then such notice must be provided by the later of 60 days prior to the date of the 2024 Annual Meeting or the 10th day following the day on which we make public announcement of the date of the 2024 Annual Meeting.

Stockholders are also advised to review our Bylaws, which contain additional requirements relating to stockholder proposals and director nominations, including who may submit them and what information must be included.

Our principal executive offices are currently located at 3451 Plano Parkway, Lewisville, TX 75056. If a stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

Orthofix and some brokers may be householding proxy materials by delivering proxy materials to multiple shareholders who request a copy and share an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or from us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or, if you are a shareholder of record of Orthofix, notify Orthofix by sending a written or oral request to Investor Relations, Attention: Ms. Alexa Huerta, 3451 Plano Parkway, Lewisville, Texas 75056, Tel. (214) 937-3190. Shareholders who share a single address, but receive multiple copies of our proxy statement, may request that in the future they receive a single copy by notifying us at the telephone and address set forth in the preceding sentence. In addition, we will promptly deliver, upon written or oral request made to the address or telephone number above, a separate copy of the proxy statement to a shareholder at a shared address to which a single copy was delivered pursuant to a prior request.

Appendix A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
ORTHOFIX MEDICAL INC.

~~CERTIFICATE OF INCORPORATION~~

Orthofix Medical Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

A.

The Company’s present name and the name under which it was originally incorporated is Orthofix Medical Inc., and its original certificate of incorporation was filed with the Secretary of State of the State of Delaware on July 31, 2018 (the “Original Certificate”).

B.

This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Original Certificate and was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

C.	This Amended and Restated Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of the State of Delaware.

D.	The text of the Original Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I: NAME

The name of the corporation is Orthofix Medical Inc. (the “Corporation”).

ARTICLE II: AGENT FOR SERVICE OF PROCESS

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, DE 19808. The registered agent at such address is Corporation Service Company.

ARTICLE III: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV: AUTHORIZED STOCK

1.
Total Authorized Stock. The total number of shares of stock that the Corporation has authority to issue is ~~50,000,000~~100,000,000 shares of common stock, $0.10 par value per share (the “Common Stock”).
2.
Common Stock.
2.1.
Relative Rights. The Common Stock shall be subject to all of the rights, privileges, preferences, and priorities set forth in this Amended and Restated Certificate of Incorporation (this “Restated Certificate”).

2.2.
Dividends. Dividends may be paid on the Common Stock out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation (the “Board”). Any dividends on the Common Stock will not be cumulative.
2.3.
Dissolution, Liquidation, Winding Up. In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation.
2.4.
Voting Rights. Each holder of shares of the Common Stock shall be entitled to notice of and to attend all special and annual meetings of stockholders. Except as may otherwise be required by law, each holder of Common Stock shall be entitled to one vote per share of Common Stock held of record by such holder on all matters on which stockholders are entitled to vote generally. Each holder of shares of the Common Stock may exercise its vote either in person or by proxy, in accordance with the DGCL, this Restated Certificate~~of Incorporation~~ and the ~~Bylaws~~bylaws of the Corporation(as the same may be amended from time to time, the “Bylaws”).

ARTICLE V: AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized and empowered to adopt, alter, amend, repeal and rescind the ~~Bylaws~~bylaws of the Corporation and any provision or provisions thereof.

ARTICLE VI: BOARD OF DIRECTORS

1.
Director Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate ~~of Incorporation~~ or the Bylaws ~~of the Corporation~~, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
2.
Number of Directors. The ~~powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. Effective at the time of such filing, the number of directors comprising the entire Board shall be nine (9). Thereafter, the~~ number of directors comprising the entire Board shall be fixed by or in the manner provided in the Bylaws ~~of the Corporation~~.

~~The names and addresses of the persons who shall serve as directors of the Corporation upon the filing of this Certificate of Incorporation are as follows:~~

~~Ronald A. Matricaria~~	~~c/o Orthofix Medical Inc., 3451 Plano Parkway, Lewisville, Texas 75056~~

~~Luke Faulstick~~	~~c/o Orthofix Medical Inc., 3451 Plano Parkway, Lewisville, Texas 75056~~

~~James Hinrichs~~	~~c/o Orthofix Medical Inc., 3451 Plano Parkway, Lewisville, Texas 75056~~

~~Alexis V. Lukianov~~	~~c/o Orthofix Medical Inc., 3451 Plano Parkway, Lewisville, Texas 75056~~

~~Lilly Marks~~	~~c/o Orthofix Medical Inc., 3451 Plano Parkway, Lewisville, Texas 75056~~

~~Michael E. Paolucci~~	~~c/o Orthofix Medical Inc., 3451 Plano Parkway, Lewisville, Texas 75056~~

~~Maria Sainz~~	~~c/o Orthofix Medical Inc., 3451 Plano Parkway, Lewisville, Texas 75056~~

~~John Sicard~~	~~c/o Orthofix Medical Inc., 3451 Plano Parkway, Lewisville, Texas 75056~~

3.
No Cumulative Voting. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled.
4.
Term and Removal. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted in the ~~Corporation’s~~ Bylaws. Any director or the entire Board may be removed, with or without cause, by the holders of capital stock having a majority in voting power of the shares entitled to vote in the election of directors. No decrease in the authorized number of directors constituting the Board shall shorten the term of any incumbent director.
5.
Board Vacancies and Newly Created Directorships. Any vacancy occurring in the Board for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders.
6.
Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws ~~of the Corporation~~ shall so provide.
7.
Officers. Except as otherwise expressly provided in the Bylaws or as delegated by resolution of the Board, the Board shall have the exclusive power and authority to appoint and remove officers of the Corporation.

ARTICLE VII: DIRECTOR AND OFFICER LIABILITY

1.
Limitation of Liability. No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as amended from time to time. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a directoror officer of the Corporation, as applicable, shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

2.
Change in Rights. Neither any amendment, elimination nor repeal of any provision of this ~~Article VII~~ARTICLE VII, nor the adoption of any provision of this Restated Certificate ~~of Incorporation~~or Bylaws inconsistent with this ~~Article VII~~ARTICLE VII, shall eliminate, reduce or otherwise adversely affect any limitation on the ~~personal~~ liability of ~~a~~anydirector or officer of the Corporation existing at the time of such amendment, elimination, repeal or adoption of such an inconsistent provision.

ARTICLE VIII: MATTERS RELATING TO STOCKHOLDERS

1.
No Action by Written Consent of Stockholders. No action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders and no action shall be taken by the stockholders by written consent.
2.
Annual Meeting of Stockholders. The annual meeting of stockholders shall be held on such date, at such time, and at such place, if any, within or without the State of Delaware, as shall be fixed by the Board and stated in the Corporation’s notice of the meeting. In lieu of holding an annual meeting of stockholders at a designated place, the Board may, in its sole discretion, determine that any annual meeting of stockholders may be held solely by means of remote communication.
3.
Special Meeting of Stockholders. Special meetings of the stockholders of the Corporation may be called only (a) by or at the direction of the Board, pursuant to a resolution approved by a majority of the entire Board or (b) by such other person or persons as may be authorized by the Bylaws ~~of the Corporation~~. The business permitted to be conducted at a special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board. Special meetings shall be held on such date, at such time, and at such place, if any, within or without the State of Delaware as shall be fixed by the Board and stated in the Corporation’s notice of the meeting. In lieu of holding a special meeting of stockholders at a designated place, the Board may, in its sole discretion, determine that any special meeting of stockholders may be held solely by means of remote communication.
4.
Advance Notice of Stockholder Nominations and Business Transacted at Special Meetings. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws ~~of the Corporation~~. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

ARTICLE IX: CREDITOR AND STOCKHOLDER COMPROMISES

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of § 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under § 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE X: EXCLUSIVE FORUM

1.
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the Superior Court of the State of Delaware, or, if and only if both the Court of Chancery of the State of Delaware and the Superior Court of the State of Delaware lack subject matter jurisdiction, the United States District Court for the District of Delaware) and any state (or, if applicable, federal) appellate court therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit, or proceeding brought on behalf of the Corporation, (ii) any action, suit, or proceeding asserting a claim of breach of fiduciary duty owed by any current or former director, officer, employee, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders or any action asserting a claim for aiding and abetting any such breach of fiduciary duty, (iii ) any action, suit, or proceeding asserting a claim against the Corporation or any director, officer, or other employee of the Corporation arising pursuant to, or seeking to enforce any right, obligation, or remedy under, any provision of the DGCL or this Restated Certificate or the Bylaws (in each case, as may be amended from time to time), (iv) any action, suit, or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit, or proceeding asserting a claim against the Corporation or its current or former directors, officers, employees, or stockholders governed by the internal affairs doctrine, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants (including personal jurisdiction by reason of any such indispensable party’s consent to personal jurisdiction in the State of Delaware or such court). If any action, suit or proceeding the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware, (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (y) having service of process made upon such stockholders in any action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
2.
Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
3.
Notwithstanding the foregoing, the provisions of this ARTICLE X shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any claim for which the federal courts of the United States have exclusive jurisdiction.
4.
If any provision of this ARTICLE X shall be held to be invalid, illegal or unenforceable as applied to an person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions, in any other circumstance and of the remaining provisions of this ARTICLE X (including, without limitation, each portion of any sentence of this ARTICLE X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
5.
To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE X.

6.
The existence of any consent in writing by the Corporation to the selection of an alternative forum either in accordance with Section 1 or Section 2 of this ARTICLE X, shall not act as a waiver of the Corporation’s consent right as set forth in this ARTICLE X with respect to any current or future action, suit, proceeding or complaint.
7.
The failure to enforce any provision or provisions of this ARTICLE X would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce such provision or provisions.

ARTICLE XI~~ARTICLE X~~ : AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate ~~of Incorporation~~ in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

*****

IN WITNESS WHEREOF, Orthofix Medical Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer on this ____ day of _________ 2023.

~~ARTICLE XI : EFFECTIVE DATE AND TIME~~

~~The effective date and time of this Certificate of Incorporation shall be at 11:59 p.m. on the 31st day of July, 2018.~~

~~ARTICLE XII : INCORPORATOR~~

~~Kimberley Elting is the sole incorporator and the mailing address for the sole incorporator is 3451 Plano Parkway, Lewisville, Texas 75056.~~

	By:	~~/s/ Kimberley Elting~~
~~Incorporator~~ Keith Valentine
~~DATED: July 31, 2018~~		~~Kimberley Elting~~ President and Chief Executive Officer

Appendix B

(The following is the text of the proposed Amendment No. 4 to the Amended and Restated 2012 LTIP. This text is followed by the current text of the Amended and Restated 2012 LTIP, as amended by Amendment No. 3 thereto (without giving effect to the proposed Amendment No. 4.)

AMENDMENT NO. 4 TO

ORTHOFIX MEDICAL INC.

AMENDED AND RESTATED

2012 LONG-TERM INCENTIVE PLAN

WHEREAS, Orthofix Medical Inc. (the “Company”) has established and maintains the Amended and Restated 2012 Long-Term Incentive Plan (the “Plan”); and

WHEREAS, the Company’s Board of Directors desires to amend the Plan, subject to the approval of the Company’s shareholders, solely to increase the number of shares of common stock of the Company reserved and available for issuance pursuant to the Plan by 2,900,000 shares.

NOW, THEREFORE, BE IT RESOLVED, that by virtue and in exercise of the power reserved to the Company’s Board of Directors by Section 5.3 of the Plan, the Plan be and hereby is amended, subject to approval by the Company’s shareholders (this “Amendment”), in the following particulars, to be effective as of the date the Company’s shareholders approve this Amendment:

1. By substituting the phrase “Eleven Million Two Hundred Seventy-Five Thousand (11,275,000) shares” for the phrase “Eight Million Three Hundred Seventy-Five Thousand (8,375,000) shares” in Section 4.1(a) of the Plan.

2. By amending and restating Section 3.4(b) of the Plan to read as follows:

(b) Any Award granted pursuant to the Plan, to the extent provided in any Award Agreement relating thereto, shall be subject to mandatory repayment by the Grantee of such Award to the Company to the extent that such Grantee is or in the future becomes subject to (i) any Company or Affiliate “clawback” or recoupment policy, including without limitation, any policy enacted in response to the SEC’s adoption on October 26, 2022 of the final rule titled “Listing Standards for Recovery of Erroneously Awarded Compensation” and any listing rules of the Nasdaq Stock Market adopted in connection therewith (a “Company Clawback Policy”), or (ii) any Applicable Laws, in each case that require the repayment by such Grantee to the Company or Affiliate of compensation paid to such Grantee by the Company or an Affiliate in the event that such Grantee fails to comply with, or violates, the terms or requirements of such policy. In furtherance of the foregoing, if the Company becomes entitled to recover any amounts from a Grantee under a Company Clawback Policy, the Committee shall be authorized to cancel all or any portion of any Award (including without limitation, time-based and performance-based vesting Awards) for the purpose of offsetting any amount otherwise recoverable by the Company from such Grantee under such Company Clawback Policy.

3. By deleting Section 3.4(c) and Section 3.4(d) in their entirety.

* * * * *

ORTHOFIX MEDICAL INC.

AMENDED AND RESTATED 2012 LONG-TERM INCENTIVE PLAN, AS AMENDED BY AMENDMENTs NO. 1 AND 2 THERETO

1.
PURPOSE

The Plan is intended to (a) provide eligible persons with an incentive to contribute to the success of the Company and to operate and manage the Company’s business in a manner that will provide for the Company’s long-term growth and profitability, and (b) provide a means of obtaining, rewarding and retaining key personnel. To this end, the Plan provides for the grant of options, stock appreciation rights, restricted stock, stock units (including deferred stock units), unrestricted stock, dividend equivalent rights, other equity-based awards, and cash bonus awards. Any of these Awards may, but need not, be made as performance incentives to reward the holders of such Awards for the achievement of annual or long-term performance goals in accordance with the terms of the Plan. Options granted under the Plan may be Non-qualified Stock Options or Incentive Stock Options, as provided herein.

2.
DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply, unless the context clearly indicates otherwise:

2.1.
“Affiliate” means any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary. For purposes of grants of Options or Stock Appreciation Rights, an entity may not be considered an Affiliate unless the Company holds a “controlling interest” in such entity within the meaning of Treasury Regulation Section 1.414(c)-2(b)(2)(i), provided, that (a) except as specified in clause (b) below, an interest of “at least 50 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i) and (b) where the grant of Options or Stock Appreciation Rights is based upon a legitimate business criterion, an interest of “at least 20 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i).
2.2.
“Annual Incentive Award” means an Award, denominated in cash, made subject to the attainment of performance goals (as provided in Section 14) over a Performance Period of up to one (1) year, which shall be the Company’s fiscal year, unless otherwise specified by the Committee.
2.3.
“Applicable Laws” means the legal requirements relating to the Plan and the Awards under (a) applicable provisions of the Code, the Securities Act, the Exchange Act, any rules or regulations thereunder, and any other laws, rules, regulations, and government orders of any jurisdiction applicable to the Company or its Affiliates, (b) applicable provisions of the corporate, securities, tax, and other laws, rules, regulations, and government orders of any jurisdiction applicable to Awards granted to residents thereof, and (c) the rules of any Stock Exchange or Securities Market on which the Stock is listed.
2.4.
“Award” means a grant under the Plan of an Option, a Stock Appreciation Right, Restricted Stock, a Stock Unit, Unrestricted Stock, a Dividend Equivalent Right, a Performance Award, an Other Equity-Based Award, an Annual Incentive Award or cash.
2.5.
“Award Agreement” means the agreement, in such paper, electronic or other form as determined by the Committee, between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.
2.6.
“Benefit Arrangement” shall have the meaning set forth in Section 15.
2.7.
“Board” means the Board of Directors of the Company.
2.8.
“Cause” shall have the meaning set forth in the applicable agreement between the Grantee and the Company or an Affiliate, and in the absence of such agreement, means, as determined by the Committee, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Service Provider and the Company or an Affiliate. Any determination by the Committee regarding whether an event constituting Cause shall have occurred shall be finding, binding and conclusive.

2.9.
“Code” means the Internal Revenue Code of 1986, as amended, as now in effect or as hereafter amended, and any successor thereto. References in the Plan to any Code Section shall be deemed to include, as applicable, regulations and guidance promulgated under such Code Section.
2.10.
“Committee” means a committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.1 (or, if no Committee has been so designated, the entire Board itself).
2.11.
“Company” means Orthofix Medical Inc., a Delaware corporation, and any successor thereto.
2.12.
“Corporate Transaction” means, subject to Section 18.10, (a) a “Person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the total voting power of all classes of stock of the Company; (b) individuals who on the Effective Date constitute the Board (together with any new Directors whose election by such Board or whose nomination by such Board for election by the shareholders of the Company was approved by a vote of at least a majority of the members of such Board then in office who either were members of such Board on the Effective Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such Board then in office; (c) the Company consummates a transaction with, or merger with or into, any Person, or any Person consummates a transaction with, or merger with or into, the Company, other than any such transaction in which the holders of securities that represented one hundred percent (100%) of the voting stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the surviving Person in such merger or consolidation transaction immediately after such transaction; (d) there is consummated any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any “Person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act); or (e) the shareholders of the Company adopt a plan or proposal for the liquidation, winding up or dissolution of the Company. The Board shall have full and final authority, in its sole discretion, to determine conclusively whether a Corporate Transaction has occurred pursuant to the above definition, the date of the occurrence of such Corporate Transaction, and any incidental matters relating thereto.
2.13.
“Disability” means the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
2.14.
“Dividend Equivalent Right” means a right, granted to a Grantee pursuant to Section 13, to receive cash, Stock, other Awards or other property equal in value to dividends or other periodic payments paid or made with respect to a specified number of shares of Stock.
2.15.
“Effective Date” means June 18, 2018, the date of the approval of the Plan, as amended and restated, by the Company’s shareholders, the Plan, as amended and restated, having been approved by the Board on April 23, 2018.
2.16.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, as now in effect or as hereafter amended.
2.17.
“Fair Market Value” means the fair market value of a share of Stock for purposes of the Plan, which shall be determined as follows, subject to Section 18.3:
(a)
If on the Grant Date or other determination date the shares of Stock are listed on an established national or regional stock exchange (a “Stock Exchange”), or are publicly traded on an established securities market (a “Securities Market”), the Fair Market Value of a share of Stock shall be the closing price of the Stock as reported on such Stock Exchange or Securities Market (provided that if there is more than one such Stock Exchange or Securities Market, the Committee shall designate the appropriate Stock Exchange or Securities Market for purposes of the Fair Market Value determination) on the Grant Date or other determination date. If there is no such reported closing price on such date, the Fair Market Value of a share of Stock shall be, as determined by the Committee, the mean between (i) the highest bid price and the lowest asked price of the Stock as reported on such Stock Exchange or such Securities Market on such date or (ii) the high and low sale prices of the Stock as reported on such Stock Exchange or such Securities Market on such date, or if no sale of Stock shall have been so reported for such date, on the immediately preceding day on which any sale of Stock shall have been reported on such Stock Exchange or Securities Market.
(b)
If on such Grant Date or other determination date the shares of Stock are not listed on a Stock Exchange or publicly traded on a Securities Market, the Fair Market Value of a share of Stock shall be the value of the Stock as determined by the Committee by the reasonable application of a reasonable valuation method, in a manner consistent with Code Section 409A.
2.18.
“Family Member” means, with respect to any Grantee as of any date of determination, (a) a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of such Grantee, (b) any person sharing such Grantee’s household (other than a tenant or employee), (c) a trust in which any one or more of the persons specified in clauses (a) and (b) above (and such Grantee) own more than fifty percent (50%) of the beneficial interest, (d) a foundation in which any one or more of the persons specified in clauses (a) and (b) above (and such Grantee) control the management of assets, and (e) any other entity in which one or more of the persons specified in clauses (a) and (b) above (and such Grantee) own more than fifty percent (50%) of the voting interests.
2.19.
“Grant Date” means, as determined by the Committee, the later to occur of (a) the date as of which the Company completes the corporate action constituting the Award, or (b) such date subsequent to the date specified in clause (a) as may be specified by the Committee.
2.20.
“Grantee” means a person who receives or holds an Award under the Plan.
2.21.
“Incentive Stock Option” means an “incentive stock option” within the meaning of Code Section 422.
2.22.
“Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.
2.23.
“Option” means an option to purchase one or more shares of Stock at a specified Option Price pursuant to Section 8.
2.24.
“Option Price” means the exercise price for each share of Stock subject to an Option.
2.25.
“Original Effective Date” means April 13, 2012.
2.26.
“Other Agreement” shall have the meaning set forth in Section 15.
2.27.
“Other Equity-Based Award” means an Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, other than an Option, a Stock Appreciation Right, Restricted Stock, a Stock Unit, Unrestricted Stock, a Dividend Equivalent Right, a Performance Award or an Annual Incentive Award.
2.28.
“Outside Director” means a member of the Board who is not an officer or employee of the Company or any Subsidiary.

2.29.
“Parachute Payment” shall have the meaning set forth in Section 15.
2.30.
“Performance Award” means an Award made subject to the attainment of performance goals (as provided in Section 14) over a Performance Period of up to ten (10) years.
2.31.
“Performance Measures” means objective performance criteria on which performance goals under Performance Awards are based, such as: (a) net earnings or net income; (b) operating earnings; (c) pretax earnings; (d) earnings per share; (e) share price, including growth measures and total shareholder return; (f) earnings before interest and taxes; (g) earnings before interest, taxes, depreciation and/or amortization; (h) earnings before interest, taxes, depreciation and/or amortization as adjusted to exclude any one or more of the following: stock-based compensation expense; income from discontinued operations; gain on cancellation of debt; debt extinguishment and related costs; restructuring, separation and/or integration charges and costs; reorganization and/or recapitalization charges and costs; impairment charges; gain or loss related to investments; sales and use tax settlement; and gain on non-monetary transactions; (i) sales or revenue growth, whether in general, by type of product or service, or by type of customer; (j) gross or operating margins; (k) return measures, including return on assets, capital, investment, equity, sales or revenue; (l) cash flow, including: operating cash flow; free cash flow, defined as earnings before interest, taxes, depreciation and/or amortization (as adjusted to exclude any one or more of the items that may be excluded pursuant to the Performance Measure specified in clause (h) above) less capital expenditures; levered free cash flow, defined as free cash flow less interest expense; cash flow return on equity; and cash flow return on investment; (m) productivity ratios; (n) expense targets; (o) market share; (p) financial ratios as provided in credit agreements of the Company and its Subsidiaries; (q) working capital targets; (r) completion of acquisitions of businesses or companies; (s) completion of divestitures and asset sales; and (t) any combination of the foregoing business criteria.
2.32.
“Performance Period” means the period of time during which the performance goals under Performance Awards and Annual Incentive Awards must be met in order to determine the degree of payout and/or vesting with respect to any such Performance Awards or Annual Incentive Awards.
2.33.
“Plan” means this Orthofix Medical Inc. Amended and Restated 2012 Long-Term Incentive Plan, as it may be further amended from time to time.
2.34.
“Prior Plan” means the Orthofix International N.V. Amended and Restated 2004 Long-Term Incentive Plan.
2.35.
“Purchase Price” means the purchase price, if any, for each share of Stock subject to an Award of Restricted Stock, Stock Units or Unrestricted Stock.
2.36.
“Restricted Stock” means shares of Stock awarded to a Grantee pursuant to Section 10.
2.37.
“SAR Exercise Price” means the per share exercise price of a SAR granted to a Grantee pursuant to Section 9.
2.38.
“Securities Act” means the Securities Act of 1933, as amended, as now in effect or as hereafter amended.
2.39.
“Service” means service of a Grantee as a Service Provider to the Company or any Affiliate. Unless otherwise provided in the applicable Award Agreement, a Grantee’s change in position or duties with the Company or any Affiliate shall not result in interrupted or terminated Service, so long as the Grantee continues to be a Service Provider to the Company or any Affiliate. If a Service Provider’s employment or other Service relationship is with an Affiliate and the applicable entity ceases to be an Affiliate, a termination of Service shall be deemed to have occurred when such entity ceases to be an Affiliate unless the Service Provider transfers his or her employment or other Service relationship to the Company or any other Affiliate. Any determination by the

Committee whether a termination of Service shall have occurred for purposes of the Plan shall be final, binding and conclusive.
2.40.
“Service Provider” means, as of any date of determination, (a) an employee, officer, or director of the Company or an Affiliate, or (b) a consultant (who is a natural person) or adviser (who is a natural person) of the Company or any Affiliate who provides bona fide services to the Company or any Affiliate and whose services are not in connection with the Company’s sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s stock.
2.41.
“Share Limit” shall have the meaning set forth in Section 4.1(a).
2.42.
“Stock” means the common stock, par value $0.10 per share, of the Company, or any security for which the shares of Stock may be exchanged or into which the shares of Stock may be converted.
2.43.
“Stock Appreciation Right” or “SAR” means a right granted to a Grantee pursuant to Section 9.
2.44.
“Stock Unit” means a bookkeeping entry representing the equivalent of one share of Stock awarded to a Grantee pursuant to Section 10 that may be settled, subject to the terms and conditions of the applicable Award Agreement, in shares of Stock, cash or a combination thereof.
2.45.
“Subsidiary” means any corporation (other than the Company) or non-corporate entity with respect to which the Company and Subsidiaries collectively own, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of stock, membership interests or other ownership interests of any class or kind ordinarily having the power to vote for the directors, managers or other voting members of the governing body of such corporation or non-corporate entity. In addition, any other entity may be designated by the Committee as a Subsidiary, provided that (a) such entity could be considered as a subsidiary according to generally accepted accounting principles in the United States of America and (b) in the case of an Award of Options or Stock Appreciation Rights, such Award would be considered to be granted in respect of “service recipient stock” under Code Section 409A.
2.46.
“Substitute Award” means an Award granted upon assumption of, or in substitution for, outstanding awards previously granted under a compensatory plan by a business entity acquired or to be acquired by the Company or an Affiliate or with which the Company or an Affiliate has combined or will combine.
2.47.
“Ten Percent Shareholder” means a natural person who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding voting securities of the Company, the Company’s parent (if any) or any of the Company’s Subsidiaries. In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.
2.48.
“Unrestricted Stock” shall have the meaning set forth in Section 11.

Unless the context otherwise requires, all references in the Plan to “including” shall mean “including without limitation.”

3.
ADMINISTRATION OF THE PLAN
3.1.
Committee.
(a)
The Committee shall administer the Plan and shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s articles of incorporation and bylaws and Applicable Laws. Without limiting the generality of the foregoing, the Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan which the Committee deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations shall be made by (i) the affirmative vote of a majority of the members of the Committee present at a meeting at which a quorum is present, or (ii) the unanimous consent of the members of the Committee executed in writing or evidenced by electronic transmission in accordance with the Company’s articles of incorporation and bylaws and Applicable Laws. Unless otherwise expressly determined by the Board, the interpretation and construction by the Committee of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive whether or not expressly provided for in any provision of the Plan, such Award or such Award Agreement.
(b)
In the event that the Plan, any Award or any Award Agreement provides for any action to be taken by or any determination to be made by the Board, such action may be taken or such determination may be made by the Committee or another committee constituted in accordance with this Section 3.1 if the Board has delegated the power and authority to do so to the Committee or such other committee pursuant to this Section 3.1. Unless otherwise expressly determined by the Board, any such action or determination by the Committee or other committee shall be final, binding and conclusive whether or not expressly provided for in any provision of the Plan, such Award or such Award Agreement.
(c)
Except as provided in Section 3.2 and except as the Board may otherwise determine, the Committee shall consist of two or more Outside Directors of the Company who: (a) meet such requirements as may be established from time to time by the Securities and Exchange Commission for plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act, and (b) comply with the independence requirements of the Stock Exchange or Securities Market on which the Stock is listed or publicly traded; provided, that any action taken by the Committee shall be valid and effective whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3.1 or otherwise provided in any charter of the Committee; provided, further that, notwithstanding anything in the Plan to the contrary, to the extent necessary to satisfy any transition rule or applicable transition guidance pertaining to Awards intended to satisfy the criteria for performance-based compensation under Code Section 162(m), the Committee administering such Awards shall consist of two or more Outside Directors who qualify as “outside directors” within the meaning of Code Section 162(m) and the applicable guidance thereunder. Without limiting the generality of the foregoing, the Committee may be the Compensation and Talent Development Committee of the Board or a subcommittee thereof if the Compensation and Talent Development Committee of the Board or such subcommittee satisfies the foregoing requirements.
(d)
The Board may also appoint one or more committees of the Board, each composed of one or more directors of the Company who need not be Outside Directors, who may administer the Plan with respect to employees or other Service Providers who are not “executive officers” as defined in Rule 3b-7 under the Exchange Act or directors of the Company, may grant Awards under the Plan to such employees or other Service Providers, and may determine all terms of such Awards, subject to the requirements of Rule 16b-3 under the Exchange Act and any Stock Exchange or Securities Market on which the Stock is listed or publicly traded. Any reference to “Committee” in the Plan, any Award or any Award Agreement shall be deemed, as applicable, to refer to any committee appointed by the Board pursuant to this Section 3.1.
(e)
To the extent permitted by Applicable Laws, the Committee may, by resolution, delegate some or all of its authority with respect to the Plan and Awards to the Chief Executive Officer of the Company and/or any other officer of the Company designated by the Committee, provided that the Committee may not delegate its authority hereunder (i) to make Awards to directors of the Company, (ii) to make Awards to employees who are (A) “executive officers” as defined in Rule 3b-7 under the Exchange Act, or (B) officers of the Company who are delegated authority by the Committee pursuant to this Section 3.1, or (iii) to interpret the Plan, any Award or any Award Agreement. Any delegation hereunder will be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan will be construed as obligating the Committee to delegate authority to any officer of the Company, and the Committee may at any time rescind the authority delegated to an officer of the Company appointed hereunder and delegate authority to one or more other officers of the Company. At all times, an officer of the Company delegated authority pursuant to this Section 3.1 will serve in such capacity at the pleasure of the Committee. Any action undertaken by any such officer of the Company in accordance with the Committee’s delegation of authority will have the same force and effect as if undertaken directly by the Committee, and any reference to the “Committee” in the Plan, any Award or any Award Agreement shall be deemed, to the extent consistent with the terms and limitations of such delegation, to refer to each officer delegated authority by the Committee pursuant to this Section 3.1.
3.2.
Board.

The Board from time to time may exercise any or all of the powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 and other applicable provisions of the Plan, as the Board shall determine, consistent with the Company’s articles of incorporation and bylaws and Applicable Laws.

3.3.
Terms of Awards.

Subject to the other terms and conditions of the Plan, the Committee shall have full and final authority to:

(a)
designate Grantees;
(b)
determine the type or types of Awards to be made to a Grantee;
(c)
determine the value or number of shares of Stock to be subject to an Award;
(d)
establish the terms and conditions of each Award (including the Option Price of any Option, the SAR Exercise Price of any SAR, and the Purchase Price of shares of Restricted Stock or vested Stock Units, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, the treatment of an Award in the event of a Corporate Transaction (subject to applicable agreements), and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options);
(e)
prescribe the form of each Award Agreement evidencing an Award;
(f)
amend, modify, reprice (except as such practice is prohibited by Section 3.5 herein), or supplement the terms of any outstanding Award, which authority shall include the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to make Awards or to modify outstanding Awards made to eligible natural persons who are foreign nationals or are natural persons who are employed outside the United States to reflect differences in local law, tax policy, or custom, provided that, notwithstanding the foregoing, no amendment, modification or supplement of the terms of any outstanding Award shall, without the consent of the Grantee thereof, materially impair the Grantee’s rights under such Award; and
(g)
make Substitute Awards.
3.4.
Forfeiture; Recoupment
(a)
The Committee may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee with respect to an Award thereunder on account of actions taken by, or failed to be taken by, such Grantee in violation or breach of, or in conflict with, any (i) employment agreement, (ii) non-competition agreement, (iii) agreement prohibiting solicitation of Employees or clients of the Company or an Affiliate, (iv) confidentiality obligation with respect to the Company or an Affiliate, (v) Company or Affiliate policy or procedure, (vi) other agreement, or (vii) other obligation of such Grantee to the Company or an Affiliate, as and to the extent specified in such Award Agreement. If the Grantee of an outstanding Award is an employee of the Company or an Affiliate and such Grantee’s Service is terminated for Cause, the Committee may annul such Grantee’s outstanding Award as of the date of the Grantee’s termination of Service for Cause.

(b)
Any Award granted pursuant to the Plan, to the extent provided in any Award Agreement relating thereto, shall be subject to mandatory repayment by the Grantee of such Award to the Company to the extent that such Grantee is or in the future becomes subject to (i) any Company or Affiliate “clawback” or recoupment policy or (ii) any Applicable Laws, in each case that require the repayment by such Grantee to the Company or Affiliate of compensation paid to such Grantee by the Company or an Affiliate in the event that such Grantee fails to comply with, or violates, the terms or requirements of such policy.
(c)
If the Company is required to prepare an accounting restatement due to the material noncompliance by the Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, any Grantee of an Award under such Award Agreement who knowingly engaged in such misconduct, was grossly negligent in engaging in such misconduct, knowingly failed to prevent such misconduct or was grossly negligent in failing to prevent such misconduct, shall reimburse the Company the amount of any payment in settlement of such Award earned or accrued during the period of twelve (12) months following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained information affected by such material noncompliance.
(d)
Notwithstanding any other provision of the Plan or any provision of any Award Agreement, if the Company is required to prepare an accounting restatement, then Grantees shall forfeit any cash or Stock received in connection with an Award (or an amount equal to the Fair Market Value of such Stock on the date of delivery thereof to the Grantee if the Grantee no longer holds the shares of Stock) if pursuant to the terms of the Award Agreement for such Award, the amount of the Award earned or the vesting in the Award was expressly based on the achievement of pre-established performance goals set forth in the Award Agreement (including earnings, gains, or other performance goals) that are later determined, as a result of the accounting restatement, not to have been achieved.
3.5.
No Repricing.

Notwithstanding anything in the Plan to the contrary, except in connection with a Corporate Transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the Company may not (a) amend the terms of outstanding Options or SARs to reduce the Option Price or SAR Price, as applicable, of such outstanding Options or SARs; (b) cancel or assume outstanding Options or SARs in exchange for or substitution of Options or SARs with an Option Price or SAR Price, as applicable, that is less than the Option Price or SAR Price, as applicable, of the original Options or SARs; or (c) cancel or assume outstanding Options or SARs with an Option Price or SAR Price, as applicable, above the current Fair Market Value in exchange for cash, Awards, or other securities, in each case, unless such action (i) is subject to and approved by the Company’s shareholders, or (ii) is an appropriate adjustment pursuant Section 17.

3.6.
Deferral Arrangement.

The Committee may permit or require the deferral of any payment pursuant to any Award into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or Dividend Equivalent Rights and, in connection therewith, provisions for converting such credits into deferred Stock equivalents and for restricting deferrals to comply with hardship distribution rules affecting tax-qualified retirement plans subject to Code Section 401(k)(2)(B)(IV), provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs. Any such deferrals shall be made in a manner that complies with Code Section 409A.

3.7.
No Liability.

No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Award, or any Award Agreement. Notwithstanding any provision of the Plan to the contrary, neither the Company, an Affiliate, the Board, the Committee, nor any person acting on behalf of the

Company, an Affiliate, the Board, or the Committee will be liable to any Grantee or to the estate or beneficiary of any Grantee or to any other holder of an Award under the Plan by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Code Section 422 or Code Section 409A or by reason of Code Section 4999, or otherwise asserted with respect to the Award; provided, that this Section 3.7 shall not affect any of the rights or obligations set forth in an applicable agreement between the Grantee and the Company or an Affiliate.

3.8.
Stock Issuance; Book-Entry.

Notwithstanding any provision of the Plan to the contrary, the ownership of the shares of Stock issued under the Plan may be evidenced in such a manner as the Committee, in its discretion, deems appropriate, including by book-entry or direct registration or by the issuance of one or more stock certificates.

4.
STOCK SUBJECT TO THE PLAN
4.1.
Number of Shares of Stock Available for Awards.
(a)
Subject to adjustment pursuant to Section 17, the maximum number of shares of Stock reserved for issuance under the Plan shall be equal to the sum of (i) Seven Million Fifty Thousand (7,050,000) shares, plus (ii) the number of shares of Stock available for awards under the Prior Plan as of the Original Effective Date, plus (iii) the number of shares of Stock subject to awards outstanding under the Prior Plan as of the Original Effective Date which thereafter (A) terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, (B) are settled in cash in lieu of such shares or (C) are exchanged with the Committee’s permission, before the issuance of such shares, for compensatory awards not involving shares (the “Share Limit”).
(b)
Any of the shares of Stock reserved and available for issuance under the Plan may be used for any type of Award under the Plan, and any or all of the shares of Stock reserved for issuance under the Plan shall be available for issuance pursuant to Incentive Stock Options.
(c)
Shares of Stock to be issued under the Plan shall be authorized but unissued shares, or, to the extent permitted by Applicable Laws, shares of treasury stock and issued shares that have been reacquired by the Company.
4.2.
Adjustments in Authorized Shares of Stock.

In connection with mergers, reorganizations, separations, or other transactions involving the Company or a Subsidiary to which Code Section 424(a) applies, the Committee shall have the right to cause the Company to assume awards previously granted under a compensatory plan by another business entity that is a party to such transaction and to grant Substitute Awards under the Plan therefor. The Share Limit shall not be increased by the number of shares of Stock subject to any such assumed awards and Substitute Awards. Shares available for issuance under a shareholder-approved plan of a business entity that is a party to such transaction (as appropriately adjusted to reflect such transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Stock otherwise available for issuance under the Plan, subject to applicable rules of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded.

4.3.
Share Usage.
(a)
Shares of Stock subject to an Award shall be counted against the Share Limit as used as of the Grant Date.
(b)
Any shares of Stock that are subject to Awards of Options and SARs shall be counted against the Share Limit set forth in Section 4.1(a) as one (1) share of Stock for every one (1) share of Stock subject to such Award. Any shares of Stock that are subject to Awards other than Options or SARs shall be counted against the

Share Limit set forth in Section 4.1(a) as 1.84 shares for every one (1) share of Stock subject to such Award. With respect to SARs, the number of shares of Stock subject to an award of SARs shall be counted against the Share Limit under the Plan regardless of the number of shares of Stock actually issued to settle such SARs upon exercise. With respect to Performance Awards and Annual Incentive Awards, a number of shares of Stock at least equal to the target number of shares issuable under such Award, and with giving effect to the share counting rules set forth in this section, shall be counted against the Share Limit as of the Grant Date, but such number shall be adjusted to equal the actual number of shares issued, with giving effect to the share counting rules set forth in this section, upon settlement of the Performance Awards and Annual Incentive Awards, to the extent different from such number of shares.
(c)
Any shares of Stock related to Awards under the Plan or awards outstanding under Prior Plan as of the Original Effective Date which thereafter terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares or is settled in cash in lieu of shares shall be available again for grant under the Plan in an amount determined in accordance with the methodology set forth in Section 4.3(b).
(d)
The number of shares of Stock available for issuance under the Plan shall not be increased by the number of shares of Stock (i) tendered or withheld or subject to an Award surrendered in connection with the purchase of shares of Stock upon exercise of an Option or Stock Appreciation Right, (ii) that were not issued upon the net settlement or net exercise of an Option or Stock-settled SAR granted under the Plan, (iii) deducted or delivered from payment of an Award in connection with the Company’s tax withholding obligations as provided in Section 18.3 or (iv) purchased by the Company with proceeds from Option or Stock Appreciation Right exercises.
5.
EFFECTIVE DATE, DURATION AND AMENDMENTS
5.1.
Effective Date.

The Plan became effective on the Original Effective Date. The Plan, as amended and restated, shall be effective as of the Effective Date. The Plan as in effect prior to its amendment and restatement shall apply to all awards granted on and after the Original Effective Date and prior to the Effective Date. Following the Original Effective Date, no awards shall be made under the Prior Plan. Notwithstanding the foregoing, shares of Stock reserved under the Prior Plans to settle awards which are made under the Prior Plans prior to the Effective Date may be issued and delivered following the Effective Date to settle such awards.

Notwithstanding any other provision of the Plan or any Award, each Award made under the Plan prior to November 2, 2017 that was intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code prior to its repeal (“162(m) Awards”) and each Award which was otherwise not subject to the deduction limitation of Section 162(m) of the Code shall be subject to any additional limitations as the Committee determines necessary for such 162(m) Award to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code prior to its repeal (or to be so exempt) pursuant to the transition relief rules in the Tax Cuts and Jobs Act of 2017, and to the extent any of the provisions of the Plan or any Award (or any amendments hereto pursuant to this amendment and restatement of the Plan) would cause any 162(m) Awards to fail to so qualify or other Awards to be so exempt, any such provisions shall not apply to such Awards to the extent necessary to ensure the continued qualification or exemption of such Awards. To the extent permitted by Applicable Law, the Plan and any such Awards shall be deemed amended to the extent necessary to conform to such requirements.

5.2.
Term.

The Plan shall terminate automatically on the first to occur of (a) the day before the tenth (10th) anniversary of the Effective Date, (b) the date determined in accordance with Section 5.3, and (c) the date determined in accordance with Section 17.3. Upon such termination of the Plan, all outstanding Awards shall continue to have full force and effect in accordance with the provisions of the terminated Plan and the applicable Award Agreement (or other documents evidencing such Awards).

5.3.
Amendment, Suspension and Termination.

The Board may, at any time and from time to time, amend, suspend or terminate the Plan, provided, that with respect to Awards theretofore granted under the Plan, no amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, materially impair the Grantee’s rights under any such Award. The effectiveness of any amendment to the Plan shall be contingent on approval of such amendment by the Company’s shareholders to the extent provided by the Board or required by Applicable Laws (including the rules of any Stock Exchange or Securities Market on which the Stock is then listed or publicly traded), provided that no amendment shall be made to the no-repricing provisions of Section 3.5, the Option Price provisions of Section 8.1, or the SAR Exercise Price provisions of Section 9.1 without the approval of the Company’s shareholders.

6.
AWARD ELIGIBILITY AND LIMITATIONS
6.1.
Eligible Grantees.

Subject to this Section 6, Awards may be made under the Plan to any Service Provider, as the Committee shall determine and designate from time to time.

6.2.
Limitation on Shares of Stock Subject to Awards and Cash Awards.

During any time when the Company has a class of equity securities registered under Section 12 of the Exchange Act:

(a)
The maximum number of shares of Stock subject to Options or SARs that may be granted under the Plan to a Grantee other than an Outside Director is 400,000 shares per fiscal year; provided, however, the maximum number of shares of Stock subject to Options or SARs that can be granted under the Plan to a Grantee other than an Outside Director in the fiscal year that the person is first employed by the Company or its Affiliates is 800,000 shares.
(b)
The maximum number of shares of Stock that may be granted under the Plan, other than pursuant to Options or SARs, to a Grantee other than an Outside Director is 200,000 shares per fiscal year; provided, however, the maximum number of shares of Stock subject to Awards other than Options or SARs that can be granted under the Plan to a Grantee other than an Outside Director in the fiscal year that the person is first employed by the Company or its Affiliates is 400,000 shares.
(c)
The maximum amount that may be paid as a cash-denominated Annual Incentive Award (whether or not cash-settled) in respect of a Performance Period of 12 months or less to a Grantee other than an Outside Director shall be $3,000,000, and the maximum amount that may be paid as a cash-denominated Performance Award (whether or not cash-settled) in respect of a Performance Period greater than 12 months to a Grantee other than an Outside Director shall be $6,000,000.
(d)
The maximum total compensation (including cash payments and the aggregate Grant Date fair value of Awards (computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or its successors)) that may be granted under the Plan) that may be paid to or granted in a fiscal year to an Outside Director for his or her service as a member of the Board or a committee of the Board is $1,000,000.

The preceding limitations in this Section 6.2 are subject to adjustment as provided in Section 17.

6.3.
Stand-Alone, Additional, Tandem and Substitute Awards.

Subject to Section 3.5, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, (a) any other Award, (b) any award granted under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or any Affiliate, or (c) any other right of a Grantee to receive payment from the Company or any Affiliate. Such additional, tandem and substitute or exchange Awards may be granted at any time. Subject to Section 3.5, if an Award is granted in substitution or exchange for another Award, or for an award granted under another plan of the Company, any Affiliate, or any business entity acquired by the Company or any Affiliate, the Committee shall require the surrender of such other Award or award under such other plan in consideration for the grant of such substitute or exchange Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash payments under other plans of the Company or any Affiliate. Notwithstanding Section 8.1 and Section 9.1, but subject to Section 3.5, the Option Price of an Option or the grant price of an SAR that is a Substitute Award may be less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the original Grant Date; provided that, the Option Price or grant price is determined in accordance with the principles of Code Section 424 for any Incentive Stock Option and consistent with Code Section 409A for any other Option or SAR.

6.4.
Minimum Vesting Requirements.

Except with respect to a maximum of five percent (5%) of the Share Limit, (a) no portion of any Award (other than Substitute Awards) that vests on the basis of the Grantee’s continued Service shall be granted with vesting conditions under which vesting occurs earlier than the one (1) year anniversary of the Grant Date, and (b) no portion of any Award (other than Substitute Awards) that vests upon the attainment of Performance Measures shall be granted with a Performance Period of less than twelve (12) months. Notwithstanding the preceding, the Committee may provide for the earlier vesting, exercisability, and/or settlement under any such Award (i) in the event of the Grantee’s death, Disability or retirement, or (ii) in connection with a Corporate Transaction. The foregoing five percent (5%) limit shall be subject to adjustment consistent with the share usage rules of Section 4.3 and the adjustment provisions of Section 17.

7.
AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, which shall be in such form or forms as the Committee shall from time to time determine. Award Agreements employed under the Plan from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification, such Options shall be deemed to constitute Non-qualified Stock Options. In the event of any inconsistency between the Plan and an Award Agreement, the provisions of the Plan shall control.

8.
TERMS AND CONDITIONS OF OPTIONS
8.1.
Option Price.

The Option Price of each Option shall be fixed by the Committee and stated in the Award Agreement evidencing such Option. Except in the case of Substitute Awards, the Option Price of each Option shall be at least the Fair Market Value of a share of Stock on the Grant Date; provided, that in the event that a Grantee is a Ten Percent Shareholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

8.2.
Vesting and Exercisability.

Subject to Sections 6.4, 8.3 and 17.3, each Option granted under the Plan shall become exercisable at such times and under such conditions as shall be determined by the Committee and stated in the Award Agreement; provided, that no Option relying on the five percent (5%) exception set forth in Section 6.4 shall be granted to Grantees who are entitled to overtime under Applicable Laws that will vest or be exercisable within a six (6)-month period starting on the Grant Date. For purposes of this Section 8.2, fractional numbers of shares of Stock subject to an Option shall be rounded down to the next nearest whole number.

8.3.
Term.

Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, on the day before the tenth (10th) anniversary of the Grant Date of such Option, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option; provided, that in the event that the Grantee is a Ten Percent Shareholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the day before the fifth (5th) anniversary of the Grant Date of such Option; and provided, further, that, to the extent deemed necessary or appropriate by the Committee to reflect differences in local law, tax policy or custom with respect to any Option granted to a Grantee who is a foreign national or is a natural person who is employed outside the United States, such Option may terminate, and all rights to purchase shares of Stock thereunder may cease, upon the expiration of a period longer than ten (10) years from the Grant Date of such Option as the Committee shall determine.

8.4.
Termination of Service.

Each Award Agreement with respect to the grant of an Option shall set forth the extent to which the Grantee thereof, if at all, shall have the right to exercise such Option following termination of such Grantee’s Service. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5.
Limitations on Exercise of Option.

Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, prior to the date on which the Plan is approved by the shareholders of the Company as provided herein or after the occurrence of an event referred to in Section 17 which results in the termination of such Option.

8.6.
Method of Exercise.

Subject to the terms of Sections 12 and 18.3, an Option that is exercisable may be exercised by the Grantee’s delivery to the Company or its designee or agent of notice of exercise on any business day, at the Company’s principal office or the office of such designee or agent, on the form specified by the Company and in accordance with any additional procedures specified by the Committee. Such notice shall specify the number of shares of Stock with respect to which such Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares of Stock for which such Option is being exercised, plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to the exercise of such Option.

8.7.
Rights of Holders of Options.

A Grantee or other person holding or exercising an Option shall have none of the rights of a shareholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Option, to direct the voting of the shares of Stock subject to such Option, or to receive notice of any meeting of the Company’s shareholders) until the shares of Stock subject thereto are fully paid and issued to such Grantee or other person. Except as provided in Section 17, no adjustment shall be made for dividends, distributions or other rights with respect to any shares of Stock subject to an Option for which the record date is prior to the date of issuance of such shares of Stock.

8.8.
Delivery of Stock.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price with respect thereto, such Grantee shall be entitled to receive such evidence of such Grantee’s ownership of the shares of Stock subject to such Option as shall be consistent with Section 3.8.

8.9.
Transferability of Options.

Except as provided in Section 8.10, during the lifetime of a Grantee of an Option, only such Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such Option. Except as provided in Section 8.10, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

8.10.
Family Transfers.

If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Member. For the purpose of this Section 8.10, a transfer “not for value” is a transfer which is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights, or (c) unless Applicable Laws do not permit such transfer, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in such entity. Following a transfer under this Section 8.10, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to such transfer, and the shares of Stock acquired pursuant to such Option shall be subject to the same restrictions with respect to transfers of shares as would have applied to the Grantee thereof. Subsequent transfers of transferred Options shall be prohibited except to Family Members of the original Grantee in accordance with this Section 8.10 or by will or the laws of descent and distribution. The provisions of Section 8.4 relating to termination of Service shall continue to be applied with respect to the original Grantee of the Option, following which such Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

8.11.
Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (a) if the Grantee of such Option is an employee of the Company or any corporate Subsidiary, (b) to the extent specifically provided in the related Award Agreement and (c) to the extent that the aggregate Fair Market Value (determined at the time such Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed one hundred thousand dollars ($100,000). Except to the extent provided in the regulations under Code Section 422, this limitation shall be applied by taking Options into account in the order in which they were granted.

8.12.
Notice of Disqualifying Disposition.

If any Grantee shall make any disposition of shares of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances provided in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition immediately but in no event later than ten (10) days thereafter.

9.
TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS
9.1.
Right to Payment and SAR Exercise Price.

A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of one share of Stock on the date of exercise over (b) the SAR Exercise Price as determined by the Committee. The Award Agreement for a SAR shall specify the SAR Exercise Price, which shall be no less than the Fair Market Value of a share of Stock on the Grant Date of such SAR. SARs may be granted in tandem with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in combination with all or part of any other Award or without regard to any Option or other Award; provided, that a SAR that is granted subsequent to the Grant Date of a related Option must have a SAR Exercise Price that is no less than the Fair Market Value of one share of Stock on the Grant Date of such SAR.

9.2.
Other Terms.

Subject to Sections 6.4, 9.3 and 17.3, the Committee shall determine, on the Grant Date or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which shares of Stock shall be delivered or deemed to be delivered to Grantees, whether or not a SAR shall be granted in tandem or in combination with any other Award, and any and all other terms and conditions of any SAR; provided, that no SARs relying on the five percent (5%) exception set forth in Section 6.4 shall be granted to Grantees who are entitled to overtime under Applicable Laws that will vest or be exercisable within a six (6)-month period starting on the Grant Date.

9.3.
Term.

Each SAR granted under the Plan shall terminate, and all rights thereunder shall cease, on the day before the tenth (10th) anniversary of the Grant Date of such SAR, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such SAR.

9.4.
Rights of Holders of SARs.

A Grantee or other person holding or exercising a SAR shall have none of the rights of a shareholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock underlying such SAR, to direct the voting of the shares of Stock underlying such SAR, or to receive notice of any meeting of the Company’s shareholders) until the shares of Stock underlying such SAR, if any, are issued to such Grantee or other person. Except as provided in Section 17, no adjustment shall be made for dividends, distributions or other rights with respect to any shares of Stock underlying a SAR for which the record date is prior to the date of issuance of such shares of Stock, if any.

9.5.
Transferability of SARs.

Except as provided in Section 9.6, during the lifetime of a Grantee of a SAR, only the Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such SAR. Except as provided in Section 9.6, no SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

9.6.
Family Transfers.

If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of a SAR to any Family Member. For the purpose of this Section 9.6, a transfer “not for value” is a transfer which is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights or (c) unless Applicable Laws do not permit such transfers, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in such entity. Following a transfer under this Section 9.6, any such SAR shall continue to be subject to the same terms and conditions as were in effect immediately prior to such transfer, and shares of Stock acquired pursuant to a SAR shall be subject to the same restrictions on transfers of shares as would have applied to the Grantee or such SAR. Subsequent transfers of transferred SARs shall be prohibited except to Family Members of the original Grantee in accordance with this Section 9.6 or by will or the laws of descent and distribution.

10.
TERMS AND CONDITIONS OF RESTRICTED STOCK AND STOCK UNITS
10.1.
Grant of Restricted Stock or Stock Units.

Awards of Restricted Stock or Stock Units may be made for consideration or for no consideration (other than the par value of the shares of Stock, which shall be deemed paid by past or future Services by the Grantee to the Company or an Affiliate).

10.2.
Restrictions.

Subject to Sections 6.4 and 17.3, at the time a grant of Restricted Stock or Stock Units is made, the Committee may, in its sole discretion, (a) establish a period of time (a “restricted period”) applicable to such Restricted Stock or Stock Units and (b) prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance goals, which may be applicable to all or any portion of such Restricted Stock or Stock Units as provided in Section 14. Awards of Restricted Stock or Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Awards.

10.3.
Restricted Stock Certificates; Book-Entry Registration.

Subject to Section 3.8 and the immediately following sentence, the Company may issue, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date of such Restricted Stock. The Committee may provide in an Award Agreement that either (a) the Secretary of the Company shall hold such certificates for such Grantee’s benefit until such time as such shares of Restricted Stock are forfeited to the Company or the restrictions applicable thereto lapse and such Grantee shall deliver a stock power to the Company with respect to each certificate, or (b) such certificates shall be delivered to such Grantee, provided, that such certificates shall bear legends that comply with applicable securities laws and regulations and make appropriate reference to the restrictions imposed on such Award of Restricted Stock under the Plan and such Award Agreement. Pursuant to Section 3.8, to the extent Restricted Stock is represented by a book-entry, such book entry shall be notated to evidence the restrictions imposed on such Award of Restricted Stock under the Plan and the applicable Award Agreement.

10.4.
Rights of Holders of Restricted Stock.

Holders of Restricted Stock shall have the right to vote such shares of Restricted Stock and the right to receive any dividends declared or paid with respect to such shares of Restricted Stock. Notwithstanding the foregoing, cash dividends declared or paid on shares of Restricted Stock (i) shall not be paid currently but instead shall be accrued, (ii) shall be subject to the same vesting conditions and restrictions applicable to such underlying shares of Restricted Stock, and (iii) shall not vest or become payable unless and until the shares of Restricted Stock to which the dividends apply become vested and nonforfeitable. All stock distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of stock, or other similar transaction shall be subject to the same vesting conditions and restrictions applicable to such underlying shares of Restricted Stock.

10.5.
Rights of Holders of Stock Units.
10.5.1.
Voting and Dividend Rights.

Holders of Stock Units shall have no rights as shareholders of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Stock Units, to direct the voting of the shares of Stock subject to such Stock Units, or to receive notice of any meeting of the Company’s shareholders). Subject to the restrictions on Dividend Equivalent Rights set forth in Section 13, the Committee may provide in an Award Agreement evidencing a grant of Stock Units that the holder of such Stock Units shall be entitled to receive Dividend Equivalent Rights.

10.5.2.
Creditor’s Rights.

A holder of Stock Units shall have no rights other than those of a general unsecured creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.6.
Termination of Service.

Unless the Committee provides otherwise in an Award Agreement or in writing after such Award Agreement is issued, but prior to termination of Grantee’s Service, upon the termination of such Grantee’s Service, any Restricted Stock or Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of such Restricted Stock or Stock Units, the Grantee thereof shall have no further rights with respect thereto, including any right to vote such Restricted Stock or any right to receive dividends or Dividend Equivalent Rights, as applicable, with respect to such Restricted Stock or Stock Units.

10.7.
Purchase of Restricted Stock and Shares of Stock Subject to Stock Units.

The Grantee shall be required, to the extent required by Applicable Laws, to purchase the Restricted Stock or shares of Stock subject to vested Stock Units from the Company at a Purchase Price equal to the greater of (a) the aggregate par value of the shares of Stock represented by such Restricted Stock or Stock Units or (b) the Purchase Price, if any, specified in the Award Agreement relating to such Restricted Stock or Stock Units. The Purchase Price shall be payable in a form provided in Section 12 or, in the sole discretion of the Committee, in consideration for past or future Services rendered to the Company or an Affiliate.

10.8.
Delivery of Shares of Stock.

Upon the expiration or termination of any restricted period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to Restricted Stock or Stock Units settled in shares of Stock shall lapse, and, unless otherwise provided in the applicable Award Agreement, a book-entry or direct registration or a stock certificate evidencing ownership of such shares of Stock shall, consistent with Section 3.8, be issued, free of all such restrictions, to the Grantee thereof or such Grantee’s beneficiary or estate, as the case may be. Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Stock Unit once the shares of Stock represented by the Stock Unit have been delivered in accordance with this Section 10.8.

11.
TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS AND OTHER EQUITY- BASED AWARDS
(a)
In each case subject to the five percent (5%) limit set forth in Section Error! Reference source not found., the Committee may, in its sole discretion, grant (or sell at the par value of a share of Stock or at such other higher purchase price determined by the Committee) an Award to any Grantee pursuant to which such Grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Awards of Unrestricted Stock may be granted or sold to any Grantee as provided in the immediately preceding sentence in respect of past or future Service and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.

(b)
The Committee may, in its sole discretion, grant Awards in the form of Other Equity-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Subject to Section 6.4, Awards granted pursuant to this Section 11(b) may be granted with vesting, value and/or payment contingent upon the achievement of one or more performance goals. The Committee shall determine the terms and conditions of Other Equity-Based Awards at the Grant Date or thereafter. Unless the Committee otherwise provides in an Award Agreement or in writing after such Award Agreement is issued, upon the termination of a Grantee’s Service, any Other Equity-Based Awards held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of any Other Equity-Based Award, the Grantee thereof shall have no further rights with respect to such Other Equity-Based Award.
12.
FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK
12.1.
General Rule.

Payment of the Option Price for the shares of Stock purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock or vested Stock Units shall be made in cash or in cash equivalents acceptable to the Company.

12.2.
Surrender of Shares of Stock.

To the extent that the applicable Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock or vested Stock Units may be made all or in part through the tender or attestation to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which such Option Price or Purchase Price has been paid thereby, at their Fair Market Value on the date of such tender or attestation.

12.3.
Cashless Exercise.

With respect to an Option only (and not with respect to Restricted Stock or Stock Units), to the extent permitted by Applicable Laws and to the extent the Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the proceeds of such sale to the Company in payment of such Option Price and any withholding taxes described in Section 18.3.

12.4.
Other Forms of Payment.

To the extent the Award Agreement so provides and/or unless otherwise specified in an Award Agreement, payment of the Option Price for shares of Stock purchased pursuant to exercise of an Option or the Purchase Price for Restricted Stock or vested Stock Units may be made in any other form that is consistent with Applicable Laws, including (a) Service to the Company or an Affiliate and (b) net exercise, net settlement or share withholding.

13.
TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS
13.1.
Dividend Equivalent Rights.

A Dividend Equivalent Right is an Award entitling the recipient thereof to receive credits based on cash distributions that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which such Dividend Equivalent Right relates) if such shares of Stock had been issued to and held by the recipient of such Dividend Equivalent Right as of the record date (with or without being subject to forfeiture or a repayment obligation). A Dividend Equivalent Right may be granted hereunder to any Grantee, provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs. Subject to this Section 13, the terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement therefor. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed to be reinvested in additional shares of Stock or Awards, which may thereafter accrue additional Dividend Equivalent Rights. Any such reinvestment in additional shares of Stock shall be at the Fair Market Value thereof on the date of such reinvestment. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or in multiple installments, all as determined in the sole discretion of the Committee. Notwithstanding the foregoing, a Dividend Equivalent Right granted as a component of another Award (i) shall not be paid currently but instead shall be accrued, (ii) shall be subject to the same vesting conditions and restrictions applicable to the Award to which the Dividend Equivalent Rights correspond, and (iii) shall not vest or become payable unless and until the Award to which the Dividend Equivalent Rights correspond becomes vested and settled.

13.2.
Termination of Service.

Unless the Committee otherwise provides in an Award Agreement or in writing after such Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the Grantee’s termination of Service for any reason.

14.
TERMS AND CONDITIONS OF PERFORMANCE AWARDS AND ANNUAL INCENTIVE AWARDS
14.1.
Grant of Performance Awards and Annual Incentive Awards.

Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance Awards and/or Annual Incentive Awards to a Grantee in such amounts and upon such terms as the Committee shall determine.

14.2.
Value of Performance Awards and Annual Incentive Awards.

Each Performance Award and Annual Incentive Award shall have an initial cash value or an actual or target number of shares of Stock that is established by the Committee at the time of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are achieved, shall determine the value and/or the number shares of Stock subject to Performance Awards and Annual Incentive Awards that will be paid out to the Grantee thereof.

14.3.
Earning of Performance Awards and Annual Incentive Awards.

Subject to the terms of the Plan, after the applicable Performance Period has ended, the Grantee of Performance Awards or Annual Incentive Awards shall be entitled to receive a payout of the value and/or the number shares of Stock subject to Performance Awards and Annual Incentive Awards earned by the Grantee over such Performance Period.

14.4.
Form and Timing of Payment of Performance Awards and Annual Incentive Awards.

Payment of earned Performance Awards and Annual Incentive Awards shall be made, as determined by the Committee, in the form, at the time, and in the manner described in the applicable Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, (a) may pay earned Performance Awards in the form of cash, shares of Stock, other Awards, other property or a combination thereof and (b) shall pay the value of the earned Performance Awards and Annual Incentive Awards at the close of the applicable Performance Period, or as soon as reasonably practicable after the Committee has determined that the performance goal or goals have been achieved; provided that, unless specifically provided in the Award Agreement for such Awards, such payment shall occur no later than the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which such Performance Period ends. Any shares of Stock paid out under such Awards may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement for the Awards.

14.5.
Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Performance Award or Annual Incentive Award, and the timing thereof, may be subject to the achievement of such Performance Measures as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Performance under any of the Performance Measures (i) may be used to measure the performance of (A) the Company, its Subsidiaries and other Affiliates as a whole, (B) the Company, any Subsidiary, and/or any other Affiliate or any combination thereof, or (C) any one or more business units or operating segments of the Company, any Subsidiary, and/or any other Affiliate, in each case as the Committee, in its sole discretion, deems appropriate and (ii) may be compared to the performance of one or more other companies, or one or more published or special indices designated or approved by the Committee for such comparison, as the Committee, in its sole discretion, deems appropriate. In addition, the Committee, in its sole discretion, may select Performance Measure specified in Section 2.31(e) for comparison to performance under one or more stock market indices designated or approved by the Committee. The Committee also shall have the authority to provide for accelerated vesting of any Performance Award or Annual Incentive Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 14. For the avoidance of doubt, nothing herein is intended to prevent the Committee from granting Awards subject to subjective performance conditions (including individual performance conditions); provided, that such Awards shall not be considered Performance Awards under the Plan.

14.5.1.
Evaluation of Performance.

The Committee may provide in any Performance Award or Annual Incentive Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claims, judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization or restructuring events or programs; (e) extraordinary, non-core, non-operating, or non-recurring items and items that are either of an unusual nature or of a type that indicates infrequency of occurrence as a separate component of income from continuing operations; (f) acquisitions or divestitures; (g) foreign exchange gains and losses; (h) impact of shares of Stock purchased through share repurchase programs; (i) tax valuation allowance reversals; (j) impairment expense; and (k) environmental expense.

15.
PARACHUTE LIMITATIONS

If any Grantee is a “disqualified individual,” as defined in Code Section 280G(c), then, notwithstanding any other provision of the Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by such Grantee with the Company or an Affiliate, except an agreement, contract, or understanding that expressly addresses Code Section 280G or Code Section 4999 (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), any right of the Grantee to any exercise, vesting, payment or benefit under the Plan shall be reduced or eliminated:

(a)
to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under the Plan, all Other Agreements, and all Benefit Arrangements, would cause any exercise, vesting, payment, or benefit to the Grantee under the Plan to be considered a “parachute payment” within the meaning of Code Section 280G(b)(2) as then in effect (a “Parachute Payment”); and

(b)
if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under the Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment.

Except as required by Code Section 409A or to the extent that Code Section 409A permits discretion, the Committee shall have the right, in the Committee’s sole discretion, to designate those rights, payments, or benefits under the Plan, all Other Agreements, and all Benefit Arrangements that should be reduced or eliminated so as to avoid having such rights, payments, or benefits be considered a Parachute Payment; provided, however, to the extent any payment or benefit constitutes deferred compensation under Code Section 409A, in order to comply with Code Section 409A, the Company shall instead accomplish such reduction by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of Options or SARs, then by reducing or eliminating any accelerated vesting of Restricted Stock or Stock Units, then by reducing or eliminating any other remaining Parachute Payments.

16.
REQUIREMENTS OF LAW
16.1.
General.

The Company shall not be required to offer, sell or issue any shares of Stock under any Award, whether pursuant to the exercise of an Option or SAR or otherwise, if the offer, sale or issuance of such shares of Stock would constitute a violation by the Grantee, the Company or an Affiliate, or any other person of any provision of the Company’s articles of incorporation or bylaws or of Applicable Laws, including any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares of Stock subject to an Award upon any Stock Exchange or Securities Market or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the offering, issuance, sale or purchase of shares of Stock in connection with any Award, no shares of Stock may be offered, issued or sold to the Grantee or any other person under such Award, whether pursuant to the exercise of an Option or SAR or otherwise, unless such listing, registration or qualification shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of such Award. Without limiting the generality of the foregoing, upon the exercise of any Option or any SAR that may be settled in shares of Stock or the delivery of any shares of Stock underlying an Award, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock subject to such Award, the Company shall not be required to offer, sell or issue such shares of Stock unless the Committee shall have received evidence satisfactory to it that the Grantee or any other person exercising such Option or SAR or accepting delivery of such shares may acquire such shares of Stock pursuant to an exemption from registration under the Securities Act. Any determination by the Committee in connection with the foregoing shall be final, binding, and conclusive. The Company may register, but shall in no event be obligated to register, any shares of Stock or other securities issuable pursuant to the Plan pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of shares of Stock or other securities issuable pursuant to the Plan or any Award to comply with any Applicable Laws. As to any jurisdiction that expressly imposes the requirement that an Option or SAR that may be settled in shares of Stock shall not be exercisable until the shares of Stock subject to such Option or SAR are registered under the securities laws thereof or are exempt from such registration, the exercise of such Option or SAR under circumstances in which the laws of such jurisdiction apply shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

16.2.
Rule 16b-3.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intention of the Company that Awards pursuant to the Plan and the exercise of Options and SARs granted hereunder that would otherwise be subject to Section 16(b) of the Exchange Act shall qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of such Rule 16b-3, such provision or action shall be deemed inoperative with respect to such Awards to the extent permitted by Applicable Laws and deemed advisable by the Committee, and shall not affect the validity of the Plan. In the event that such Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify the Plan in any respect necessary or advisable in its judgment to satisfy the requirements of, or to permit the Company to avail itself of the benefits of, the revised exemption or its replacement.

17.
EFFECT OF CHANGES IN CAPITALIZATION
17.1.
Changes in Stock.

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number of shares or kind of capital stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares of Stock effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares of stock for which grants of Options and other Awards may be made under the Plan, including the Share Limit set forth in Section 4.1(a), the individual share limits set forth in Section 6.2, and the five percent (5%) limit set forth in Section 6.4 shall be adjusted proportionately and accordingly by the Committee. In addition, the number and kind of shares of stock for which Awards are outstanding shall be adjusted proportionately and accordingly by the Committee so that the proportionate interest of the Grantee therein immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Exercise Price payable with respect to shares that are subject to the unexercised portion of such outstanding Options or SARs, as applicable, but shall include a corresponding proportionate adjustment in the per share Option Price or SAR Exercise Price, as the case may be. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (including an extraordinary dividend, but excluding a non-extraordinary dividend, declared and paid by the Company) without receipt of consideration by the Company, the Committee shall, in such manner as it deems appropriate, adjust (a) the number and kind of shares of stock subject to outstanding Awards and/or (b) the aggregate and per share Option Price of outstanding Options and the aggregate and per share SAR Exercise Price of outstanding SARs as required to reflect such distribution.

17.2.
Reorganization in Which the Company Is the Surviving Entity Which Does not Constitute a Corporate Transaction.

Subject to Section 17.3, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities which does not constitute a Corporate Transaction, any Award theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Award would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the per share Option Price or SAR Exercise Price, if applicable, so that the aggregate Option Price or SAR Exercise Price thereafter shall be the same as the aggregate Option Price or SAR Exercise Price of the shares of Stock remaining subject to the Option or SAR as in effect immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Grantee as a result of such reorganization, merger, or consolidation. In the event of any reorganization, merger, or consolidation of the Company referred to in this Section 17.2, Performance Awards and Annual Incentive Awards shall be adjusted (including any adjustment to performance goals applicable to such Awards deemed appropriate by the Committee) so as to apply to the securities that a holder of the number of shares of Stock subject to the Performance Awards or Annual Incentive Awards would have been entitled to receive immediately following such reorganization, merger, or consolidation.

17.3.
Corporate Transaction in which Awards are not Assumed.

Except as otherwise provided in the applicable Award Agreement or with respect to Performance Awards and Annual Incentive Awards, in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Corporate Transaction in which outstanding Awards are not being assumed, continued, or substituted for, the following provisions shall apply to such Award, to the extent not assumed, continued, or substituted for:

(a)
All Grantees of shares of Restricted Stock, Stock Units, and Dividend Equivalent Rights shall become vested in their Awards as of immediately prior to the occurrence of a Corporate Transaction and any shares of Stock or cash that become vested pursuant to the operation of this Section 17.3(a) shall be delivered, immediately prior to the occurrence of such Corporate Transaction;
(b)
All Grantees of Options and SARs shall become immediately vested in their Awards as of immediately prior to the occurrence of a Corporate Transaction; and
(c)
Either or both of the following two actions may be taken:
(i)
At least fifteen (15) days prior to the scheduled consummation of such a Corporate Transaction, notice shall be given to all Grantees of vested Options and SARs outstanding hereunder (including Options and SARs that become vested pursuant to the operation of Section 17.3(b)) that such Options and SARs shall remain exercisable for a period of fifteen (15) days and shall thereafter be terminated. With respect to the Company’s establishment of an exercise window, (A) any exercise of an Option or SAR during the fifteen (15)-day period referred to above shall be conditioned upon the consummation of the applicable Corporate Transaction and shall be effective only immediately before the consummation thereof, and (B) upon consummation of any Corporate Transaction, the Plan and all outstanding but unexercised Options and SARs shall terminate. The Committee shall send notice of an event that shall result in such a termination to all natural persons and entities who hold Options and SARs not later than the time at which the Company gives notice thereof to its shareholders.

and/or

(ii)
The Committee may elect, in its sole discretion, to cancel any outstanding Awards of Options, SARs, Restricted Stock, Stock Units, and/or Dividend Equivalent Rights and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Restricted Stock or Stock Units, equal to the formula or fixed price per share paid to holders of shares of Stock pursuant to such Corporate Transaction and, in the case of Options or SARs, equal to the product of the number of shares of Stock subject such Options or SARs multiplied by the amount, if any, by which (A) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (B) the Option Price or SAR Exercise Price applicable to such Awards.
(d)
For Performance Awards and Annual Incentive Awards denominated in Stock or Stock Units, if less than half of the Performance Period has lapsed, such Performance Awards and Annual Incentive Awards shall be converted into Restricted Stock or Stock Units assuming target performance has been achieved (or into Unrestricted Stock if no further restrictions apply). If more than half the Performance Period has lapsed, such Performance Awards and Annual Incentive Awards shall be converted into Restricted Stock or Stock Units based on actual performance to date (or into Unrestricted Stock if no further restrictions apply). If actual performance is not determinable, such Performance Awards and Annual Incentive Awards shall be converted into Restricted Stock or Stock Units assuming target performance has been achieved, based on the discretion of the Committee (or into Unrestricted Stock if no further restrictions apply).
(e)
Other-Equity Based Awards shall be governed by the terms of the applicable Award Agreement.
17.4.
Corporate Transaction in which Awards are Assumed.

Except as otherwise provided in the applicable Award Agreement, in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Corporate Transaction in which outstanding Awards are being assumed, continued, or substituted for, the following provisions shall apply to such Award, to the extent assumed, continued, or substituted for:

(a)
The Plan and the Awards theretofore granted under the Plan shall continue in the manner and under the terms so provided in the event of any Corporate Transaction to the extent that provision is made in writing in connection with such Corporate Transaction for the assumption or continuation of such Awards, or for the substitution for such Awards of new common stock options, stock appreciation rights, restricted stock, common stock units, dividend equivalent rights and other equity-based awards relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and option and stock appreciation rights exercise prices.
(b)
In the event an Award is assumed, continued or substituted upon the consummation of any Corporate Transaction and the employment of such Grantee with the Company or an Affiliate is terminated without Cause within one year following the consummation of such Corporate Transaction, such Award shall be fully vested and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the one-year period immediately following such termination or for such longer period as the Committee shall determine.
17.5.
Adjustments

Adjustments under this Section 17 related to shares of Stock or securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Committee may provide in the applicable Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those provided in Sections 17.1, 17.2, 17.3 and 17.4. This Section 17 shall not limit the Company’s ability to provide for alternative treatment of Awards outstanding under the Plan in the event of change in control events that are not Corporate Transactions.

17.6.
No Limitations on Company.

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets (including all or any part of the business or assets of any Subsidiary or other Affiliate) or to engage in any other transaction or activity.

18.
GENERAL PROVISIONS
18.1.
Disclaimer of Rights.

No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or Service of the Company or an Affiliate, or to interfere in any way with any contractual or other right or authority of the Company or an Affiliate either to increase or decrease the compensation or other payments to any natural person or entity at any time, or to terminate any employment or other relationship between any natural person or entity and the Company or an Affiliate. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee thereof, so long as such Grantee continues to provide Service. The obligation of the Company to pay any benefits pursuant to the Plan shall be interpreted as a contractual obligation to pay only those amounts provided herein, in the manner and under the conditions prescribed herein. The Plan and Awards shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

18.2.
Nonexclusivity of the Plan.

Neither the adoption of the Plan nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board or the Committee to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board or the Committee, in its discretion, determines desirable.

18.3.
Withholding Taxes.
(a)
The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by Applicable Laws to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to any other Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay in cash to the Company or an Affiliate, as the case may be, any amount that the Company or such Affiliate may reasonably determine to be necessary to satisfy such withholding obligation; provided, however, that if there is a same day sale of shares of Stock subject to an Award, the Grantee shall pay such withholding obligation on the day on which the same-day sale is completed. Subject to the prior approval of the Company or an Affiliate, which may be withheld by the Company or such Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such withholding obligation, in whole or in part, (a) by causing the Company or such Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (b) by delivering to the Company or such Affiliate shares of Stock already owned by the Grantee. The shares of Stock so withheld or delivered shall have an aggregate Fair Market Value equal to such withholding obligation. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or such Affiliate as of the date on which the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 18.3 may satisfy such Grantee’s withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.
(b)
The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state, or local tax withholding requirements upon the exercise, vesting, or lapse of restrictions applicable to any Award or payment of shares of Stock pursuant to such Award, as applicable, may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company or the applicable Affiliate to be withheld and paid to any such federal, state, or local taxing authority with respect to such exercise, vesting, lapse of restrictions, or payment of shares of Stock; provided, however, for so long as Accounting Standards Update 2016-09 or a similar rule remains in effect, the Board or the Committee has full discretion to choose, or to allow a Grantee to elect, to withhold a number of shares of Stock having an aggregate

Fair Market Value that is greater than the applicable minimum required statutory withholding obligation (but such withholding may in no event be in excess of the maximum required statutory withholding amount(s) in such Grantee’s relevant tax jurisdiction).
(c)
Notwithstanding Section 2.17 or this Section 18.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to this Section 18.3, the Fair Market Value will be determined by the Committee in good faith using any reasonable method as it deems appropriate, to be applied consistently with respect to Grantees; provided, further, that the Committee shall determine the Fair Market Value of shares of Stock for tax withholding obligations due in connection with sales, by or on behalf of a Grantee, of such shares of Stock subject to an Award to pay the Option Price, SAR Exercise Price, and/or any tax withholding obligation on the same date on which such shares may first be sold pursuant to the terms of the applicable Award Agreement (including broker-assisted cashless exercises of Options and Stock Appreciation Rights and sell-to-cover transactions) in any manner consistent with applicable provisions of the Code, including but not limited to using the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date) as the Fair Market Value of such shares, so long as such Grantee has provided the Company, or its designee or agent, with advance written notice of such sale.
18.4.
Captions.

The use of captions in the Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

18.5.
Other Provisions.

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

18.6.
Number and Gender.

With respect to words used in the Plan, the singular form shall include the plural form, and the masculine gender shall include the feminine gender, as the context requires.

18.7.
Severability.

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

18.8.
Governing Law

The validity and construction of the Plan and the instruments evidencing the Awards hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

18.9.
Foreign Jurisdictions.

To the extent the Committee determines that the terms set by the Committee imposed by the Plan preclude the achievement of the purposes of the Plan in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those terms and provide for such additional terms and conditions as the Committee determines to be necessary, appropriate, or desirable to accommodate differences in local law, policy, or custom or to facilitate administration of the Plan. The Committee may adopt or approve sub-plans, appendices, or supplements to, or amendments, restatements, or alternative versions of the Plan as in effect for any other purposes. The special terms and any sub-plans, appendices, supplements, amendments, restatements, or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the Company’s shareholders.

18.10.
Section 409A of the Code.

The Plan is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan will be interpreted and administered to be in compliance with Code Section 409A. Any payments described in the Plan that are due within the “short-term deferral period” within the meaning of Code Section 409A will not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding any provision of the Plan to the contrary, to the extent required to avoid accelerated taxation and tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6)-month period immediately following the Grantee’s “separation from service” within the meaning of Code Section 409A will instead be paid on the first payroll date after the six (6)-month anniversary of the Grantee’s Separation from Service (or the Grantee’s death, if earlier).

Furthermore, notwithstanding anything in the Plan to the contrary, in the case of an Award that is characterized as deferred compensation under Code Section 409A, and pursuant to which settlement and delivery of the cash or shares of Stock subject to the Award is triggered based on a Corporate Transaction, in no event will a Corporate Transaction be deemed to have occurred for purposes of such settlement and delivery of cash or shares of Stock if the transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). If an Award characterized as deferred compensation under Code Section 409A is not settled and delivered on account of the provision of the preceding sentence, the settlement and delivery shall occur on the next succeeding settlement and delivery triggering event that is a permissible triggering event under Code Section 409A. No provision of this paragraph shall in any way affect the determination of a Corporate Transaction for purposes of vesting in an Award that is characterized as deferred compensation under Code Section 409A.

Notwithstanding the foregoing, neither the Company nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Grantee under Code Section 409A, and neither the Company or an Affiliate nor the Board or the Committee will have any liability to any Grantee for such tax or penalty.

To the extent that the Company determines that a Grantee would be subject to the additional twenty percent (20%) tax imposed on certain nonqualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of any Award granted under the Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Committee.

18.11.
Non-Payment of Dividends or Dividend Equivalent Rights on Unvested Awards

For the avoidance of doubt, and notwithstanding anything in the Plan or any Award Agreement to the contrary, no dividends or Dividend Equivalent Rights shall be paid on any unvested Award and any dividends or Dividend Equivalent Rights granted in respect to any Award shall be paid at the time, if at all, that the Award to which it relates becomes vested.

Appendix C

(The following is the text of the proposed Amendment No. 3 to the Second Amended and Restated Stock Purchase Plan. This text is followed by the current text of the Second Amended and Restated Stock Purchase Plan, as amended by Amendment No. 2 thereto (without, and giving effect to the proposed Amendment No. 3.)

AMENDMENT NO. 3 TO

ORTHOFIX MEDICAL INC.

SECOND AMENDED AND RESTATED

STOCK PURCHASE PLAN

WHEREAS, Orthofix Medical Inc. (the “Company”) has established and maintains the Second Amended and Restated Stock Purchase Plan, as amended by Amendment No. 2 thereto (the “Plan”); and

WHEREAS, the Company’s Board of Directors desires to amend the Plan, subject to the approval of the Company’s shareholders, to increase the number of shares of common stock of the Company reserved and available for issuance pursuant to the Plan from 2,850,000 to 3,600,000.

NOW, THEREFORE, by virtue and in exercise of the power reserved to the Company’s Board of Directors by Section 9 of the Plan, the Plan be and hereby is amended, subject to approval by the Company’s shareholders, in the following particulars, to be effective as of the date the Company’s shareholders approve the Amendment:

1. By substituting the phrase “3,600,000 shares” for the phrase “2,850,000 shares” in Section 3(a) of the Plan

* * * * *

ORTHOFIX MEDICAL INC.

SECOND AMENDED AND RESTATED

STOCK PURCHASE PLAN, AS AMENDED

BY AMENDMENT NO. 2 THERETO

1. Purpose

The purpose of the Plan is to encourage eligible employees and directors to become owners of common stock of Orthofix Medical Inc., thereby giving them a greater interest in the growth and success of its business.

2. Definitions

The following definitions are used throughout the Plan:

(a) “Board of Directors” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Committee” means the Compensation Committee of the Board of Directors. If, at any time, there is no acting Compensation Committee of the Board of Directors, the term “Committee” shall mean the Board of Directors.

(d) “Company” means Orthofix Medical Inc., a Delaware corporation, or any successor to substantially all of its business.

(e) “Director” means a member of the Board of Directors who is not also an employee of the Company or of a Subsidiary and is not an Employee for purposes of this Plan.

(f) “Effective Date” means the date determined in accordance with Section 11.

(g) “Employee” means a full-time or part-time employee of the Company or of a Subsidiary that has been designated as a participating employer under the Plan. Notwithstanding the foregoing, unless otherwise prohibited by the laws of the local jurisdiction, “Employee” shall not mean a temporary employee.

(h) “Fair Market Value” means, as of any date that requires the determination of the Fair Market Value of Orthofix Stock under this Plan, the value of a share of Orthofix Stock on such date of determination, calculated as follows:

(i) If shares of Orthofix Stock are then listed or admitted to trading on a Nasdaq market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the closing sale price on such date on such Nasdaq market system or principal stock exchange on which the share is then listed or admitted to trading, or, if no closing sale price is quoted on such day, then the Fair Market Value shall be the closing sale price of the share on such Nasdaq market system or such exchange on the next preceding day on which a closing sale price is reported;

(ii) If shares of Orthofix Stock are not then listed or admitted to trading on a Nasdaq market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the average of the closing bid and asked prices of the share in the over-the-counter market on such date, or, if no closing bid and asked prices are reported on such day, then the Fair Market Value shall be the average of the closing bid and asked prices of the share in the over-the-counter market on the next preceding day on which closing bid and asked prices are reported; or

(iii) If neither (i) nor (ii) is applicable as of such date, then the Fair Market Value shall be determined by the Committee in good faith using any reasonable method of evaluation, which determination shall be conclusive and binding on all interested parties.

(i) “Orthofix Stock” means the Common Stock of the Company, $.10 par value. Unless the context indicates otherwise, the terms “share” or “shares” shall refer to a share or shares of Orthofix Stock.

(j) “Participant” means an Employee or Director who elects to participate in the Plan; provided, however, that no employee shall be allowed to be a Participant at any time if such employee, after exercising his or her rights to purchase shares under the Plan, would beneficially own shares of the Company’s Common Stock (including shares that may be acquired under any outstanding options) representing five percent or more of the total combined voting power of all classes of stock of the Company. For purposes of the foregoing sentence, (i) an individual shall be considered as beneficially owning the stock owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors, and lineal descendants, and (ii) stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust, shall be considered as being beneficially owned proportionately by or for its shareholders, partners, or beneficiaries.

(k) “Plan” means the Orthofix Medical Inc. Second Amended and Restated Stock Purchase Plan, as further amended from time to time.

(l) “Plan Period” means either of the consecutive six month periods beginning on November 1 or May 1, respectively, and ending on April 30 and October 31, respectively. In other words, the Plan Period will commence on November 1 and end on April 30, and will commence again on May 1 and end on October 31. However, pursuant to Section 7, the Committee may change the duration, frequency, start and end dates of future Plan Periods.

(m) “Subsidiary” means (i) a domestic or foreign corporation, limited liability company, partnership or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such entity’s board of directors or analogous governing body or (ii) any other domestic or foreign corporation, limited liability company, partnership or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.

3. Shares Subject to the Plan

(a) The total number of shares of Orthofix Stock reserved and available for issuance pursuant to the Plan shall not exceed 2,850,000 shares. The shares of Orthofix Stock purchasable pursuant to the Plan may be authorized but previously unissued shares of Orthofix Stock or shares of Orthofix Stock held in treasury or purchased in the open market or in privately negotiated transactions. The Company shall bear all costs in connection with issuance or transfer of any shares and all commissions, fees and other charges incurred in purchasing shares for distribution pursuant to the Plan.

(b) A Participant shall have no rights as a shareholder with respect to shares of Orthofix Stock purchasable pursuant to the Plan until the date the Participant or his nominee becomes the holder of record of such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to such date.

(c) If the Committee determines that the total number of shares of Orthofix Stock to be purchased pursuant to the Plan on any particular date exceeds the number of shares then available for issuance under the Plan, the Committee shall make a pro rata allocation of the available shares on a uniform and non-discriminatory basis, and the payroll and other deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Orthofix Stock pro-rated to such individual, shall be refunded pursuant to Section 6.

4. Eligibility

Each Employee and Director (subject to Section 5(b) hereof) shall be eligible to participate in the Plan on the first day of any Plan Period, provided that he or she is actively employed or is a Director of the Company on such day.

5. Participation

(a) An eligible Employee shall become a Participant for any Plan Period by electing to contribute to the Plan, through payroll deductions, either a fixed amount or a percentage of his or her compensation for the Plan Period; provided, however, that such fixed amount or percentage shall not be less than 1% nor more than 25% (or such other percentage as the Committee may determine) of his or her compensation for the Plan Period. For purposes of the Plan, an Employee’s compensation shall mean (i) for non-commissioned employees, his or her regular salary or straight-time wages, overtime, bonuses, and all other forms of compensation, excluding any car allowance or relocation expense reimbursements; and (ii) for commissioned employees, his or her commissions, guaranteed payments, overtime, bonuses, and all other forms of compensation, excluding any car allowance or relocation expense reimbursements. An Employee’s election to participate in the Plan for any Plan Period shall be made prior to the beginning of such Plan Period on an authorized form and shall be made in accordance with procedures established by the Committee from time to time.

(b) An eligible Director shall become a Participant for any Plan Period by electing to contribute to the Plan, through a deduction of his or her annual director or other compensation paid in cash, either a fixed amount or a percentage of such director compensation for the Plan Period. A Director’s election to participate in the Plan for any Plan Period shall be made prior to the beginning of such Plan Period or, if later, within 30 days after the date on which such individual first becomes an eligible Director, on an authorized form and shall be made in accordance with procedures established by the Committee from time to time. Notwithstanding the foregoing, a Director’s election to participate in the Plan for the Plan Period in which he or she first becomes eligible to participate may be made within 30 days after the date on which such individual first becomes eligible to participate; provided, however, such election shall apply only to an amount of his or her annual or other director compensation paid in cash for such Plan Period equal to the total amount of the Director’s annual or other compensation paid in cash for such Plan Period multiplied by the ratio of the number of days remaining in the Plan Period after such election is made over the total number of days in the Plan Period for which such Director receives annual director or other compensation.

(c) A Participant must complete a new election with respect to each Plan Period in order to participate in the Plan Period. During any Plan Period, a Participant may make a one-time election to decrease (including to zero) his or her rate of payroll deductions applicable to such Plan Period. Such one-time decrease shall not limit Participant’s ability to withdraw from the Plan pursuant to Section 5(e) below. To make such one-time decrease, the Participant may submit a new election authorizing the new rate of payroll deductions at any time but no later than thirty (30) days before the last day of the Plan Period and in accordance with such other procedures as are established by the Committee from time to time.

(d) Participant contributions (i) in the case of Employees, shall be credited or deposited as soon as practicable following each payday, and (ii) in the case of Directors, shall be credited or deposited as soon as practicable following the Company’s deduction of all or a portion of the Director’s annual or other compensation. The Company shall maintain bookkeeping accounts of all Participant contributions but shall have no obligation to pay interest or to hold such amounts in a separate interest-bearing account at a bank or other financial institution (except as required by applicable law). To the extent separate interest-bearing accounts at a bank or other financial institution are required by applicable law, each such account shall be maintained in the name of the Plan for the benefit of Participants, and the balance of each such account shall remain the property of the Participants until transferred to the Company pursuant to Section 6. After the close of each Plan Period, the balance of the account will be used by (or transferred to) the Company to purchase Orthofix Stock for distribution to Participants and to pay cash in lieu of fractional shares as provided in Section 6.

(e) A Participant may elect to withdraw from the Plan by providing notice to the Committee by the 20th day of the last month of the applicable Plan Period, or the immediately preceding business day, if such day is a holiday or weekend. Upon withdrawal from the Plan, all payroll and other deductions under the Plan shall immediately cease, and a Participant shall receive, in lieu of any other benefits under the Plan, the following: (i) a refund of his or her contributions as soon as practicable following the date of withdrawal from the Plan, and in any event no later than the date that is two and one-half months following the last day of the Plan Period in which such Participant withdrew from the Plan, and (ii) to the extent a separate interest-bearing account at a bank or other financial institution was required by applicable law, a refund of the interest, if any, accrued through the date of payment at the rate in effect at the bank or other financial institution holding Participant contributions, which refund of accrued interest, if any, shall be paid immediately following the end of the Plan Period in which such Participant withdrew from the Plan, and in any event no later than the date that is two and one-half months following the last day of such Plan Period.

(f) An Employee’s participation in the Plan shall terminate upon his or her termination of employment. An Employee’s participation in the Plan shall, unless otherwise required by applicable law, terminate upon his or her leave of absence or absence from active employment for any other reason only if such Employee does not continue to make contributions to the Plan during such leave in accordance with procedures established by the Committee. An Employee whose participation in the Plan has terminated pursuant to this Section 5(f) shall be deemed to have withdrawn from the Plan for purposes of this Section 5.

(g) A Director’s participation in the Plan shall terminate if, during any Plan Period, such Director ceases to be a member of the Board of Directors for any reason. A Director whose participation in the Plan has terminated pursuant to this Section 5(g) shall be deemed to have withdrawn from the Plan for purposes of this Section 5.

(h) A Participant who withdraws his or her contributions or otherwise ceases participation before the 20th day of the last month of the applicable Plan Period, or the immediately preceding business day, if such day is a holiday or weekend, may again participate in the Plan for any subsequent Plan Periods, provided he or she satisfies the eligibility requirements of Section 4 and makes a timely election to contribute for such Plan Period.

(i) If any law, rule, or regulation applicable to an eligible Employee or Director prohibits the use of payroll or other deductions for purposes of the Plan, or if such deductions impair or hinder the operation of the Plan or affect the composition of the Board of Directors or any committee thereof, an alternative method of payment approved by the Committee may be substituted for such eligible Employee or Director, as applicable; provided, however, that if any law, rule or regulation relating to a Director participating in the Plan, in the sole discretion of the Board of Directors, would affect the composition of the Board of Directors or any committee thereof, the Board of Directors may terminate such Director’s participation in the Plan.

6. Distribution of Common Stock

(a) As soon as practicable following the last day of each Plan Period, but in any event no later than the date that is two and one-half months following the last day of such Plan Period, the Committee shall distribute to each Employee and Director who was a Participant for the entire Plan Period (or, in the event of the death of an Employee or Director prior to such distribution, to the Employee’s or Director’s beneficiary, as applicable) a certificate or certificates representing the number of whole shares of Orthofix Stock determined by dividing (i) the amount of the Participant’s contributions for the Plan Period (plus interest, if any, accrued to the extent required by applicable law on such contributions through the end of the Plan Period) by (ii) 85% of the Fair Market Value of the Orthofix Stock on the first day of the Plan Period or, if lower, on the last day of the Plan Period. Cash in the amount of any fractional share shall be paid to the Participant as soon as practicable following the last day of each Plan Period, but in any event, no later than the date that is two and one-half months following the last day of such Plan Period.

(b) The Committee may, in its discretion, require a Participant to pay to the Company or its Subsidiary, as appropriate, prior to the distribution of the Orthofix Stock, the amount that the Committee deems necessary to satisfy the Company’s obligation to withhold applicable taxes, at the appropriate statutory rate, that the Participant incurs as a result of the Participant’s participation in the Plan. To satisfy the statutory tax withholding requirements, the Company or its Subsidiary will irrevocably elect, as appropriate, to withhold from the shares of Orthofix Stock to be distributed to the Participant the number of shares necessary (based upon the Fair Market Value of the Orthofix Stock at the date of withholding) to satisfy the Company’s tax withholding obligations. In the event the Committee subsequently determines that the aggregate Fair Market Value (on the date of withholding) of shares of Orthofix Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then the Participant shall pay to the Company, or its

Subsidiary, as appropriate, immediately upon the Committee’s request, the amount of that deficiency. The Company or its Subsidiary, as appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with the Plan) any applicable taxes required to be withheld with respect to such payments.

7. Administration of the Plan

(a) The Committee shall administer the Plan and shall keep a written record of its actions and proceedings regarding the Plan and all dates, records and documents relating to its administration of the Plan. The Committee is authorized to interpret the Plan, to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, to make all other determinations necessary or advisable for the administration of the Plan and to correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Committee deems desirable to carry the Plan into effect. The powers and duties of the Committee shall include, without limitation, the following:

(i) Determining the amount of benefits payable to Participants and authorizing and directing the Company with respect to the payment of benefits under the Plan;

(ii) Determining the duration, frequency, start and end dates of future Plan Periods;

(iii) Construing and interpreting the Plan in its sole discretion whenever necessary to carry out its intention and purpose and making and publishing such rules for the regulation of the Plan as are not inconsistent with the terms of the Plan;

(iv) Compiling and maintaining all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan; and

(v) Administering the Plan as necessary to take account of tax, securities law and other regulatory requirements of foreign jurisdictions.

(b) Any action taken or determination made by the Committee shall, except as otherwise provided in Section 8 below, be conclusive on all parties. No member of the Committee shall vote on any matter relating specifically to such member. In the event that a majority of the members of the Committee would be specifically affected by any action proposed to be taken (as opposed to being affected in the same manner as each other Participant in the Plan), such action shall be taken by the Board of Directors.

(c) The Committee may designate one or more of its members or the Chief Executive Officer or the Chief Financial Officer to carry out its responsibilities under such conditions or limitations as it may set, except that the Committee may not delegate its authority with regard to participation in the Plan by eligible Directors or by eligible Employees who are officers for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended.

(d) No member of the Board of Directors or the Committee, the Chief Executive Officer, the Chief Financial Officer, or any other officer or employee of the Company or any of its Subsidiaries to whom any duties or responsibilities are delegated hereunder shall be liable for any action or determination made in connection with the operation, administration or interpretation of the Plan, and the Company shall indemnify, defend and hold harmless each such person from any liability arising from or in connection with the Plan, except where such liability results directly from such person’s fraud, willful misconduct or failure to act in good faith. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s counsel and any other person the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice.

(e) Anything in the Plan to the contrary notwithstanding, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board of Directors.

8. Claims Procedure

(a) If a Participant does not receive the timely payment of the benefits which the Participant believes are due under the Plan, the Participant may make a claim for benefits in the manner hereinafter provided.

(i) All claims for benefits under the Plan shall be made in writing and shall be signed by the Participant. Claims shall be submitted to the Committee, or to a representative designated by the Committee. If the Participant does not furnish sufficient information with the claim for the Committee to determine the validity of the claim the Committee shall indicate to the Participant any additional information which is necessary for the Committee to determine the validity of the claim.

(ii) Each claim hereunder shall be acted on and approved or disapproved by the Committee within 90 days following the receipt by the Committee of the information necessary to process the claim.

(iii) In the event the Committee denies a claim for benefits in whole or in part, the Committee shall notify the Participant in writing of the denial of the claim and notify the Participant of his or her right to a review of the Committee’s decision. Such notice by the Committee shall also set forth, in a manner calculated to be understood by the Participant, the specific reason for such denial, the specific provisions of the Plan on which the denial is based and a description of any additional material or information necessary to perfect the claim with an explanation of the Plan’s appeals procedure as set forth in this Section.

(iv) If no action is taken by the Committee on a Participant’s claim within 90 days after receipt by the Committee, such claim shall be deemed to be denied for purposes of the following appeals procedure.

(b) Any Participant whose claim for benefits is denied in whole or in part may appeal for a review of the decision by the full Committee. Such appeal must be made within three months after the Participant has received actual or constructive notice of the denial as provided above. An appeal must be submitted in writing within such period and must:

(i) request a review by the full Committee of the claim for benefits under the Plan;

(ii) set forth all of the grounds upon which the Participant’s request for review is based and any facts in support thereof; and

(iii) set forth any issues or comments which the Participant deems pertinent to the appeal.

(c) The Committee shall regularly review appeals by Participants. The Committee shall act upon each appeal within 60 days after receipt thereof unless special circumstances require an extension of the time for processing, in which case a decision shall be rendered by the Committee as soon as possible but not later than 120 days after the appeal is received by the Committee.

(d) The Committee shall make a full and fair review of each appeal and any written materials submitted by the Participant in connection therewith. The Committee may require the Participant to submit such additional facts, documents or other evidence as the Committee in its discretion deems necessary or advisable in making its review. The Participant shall be given the opportunity to review pertinent documents or materials upon submission of a written request to the Committee, provided the Committee finds the requested documents or materials are pertinent to the appeal.

(e) On the basis of its review, the Committee shall make an independent determination of the Participant’s eligibility for benefits under the Plan. The decision of the Committee on any claim for benefits shall be final and conclusive upon all parties thereto.

(f) In the event the Committee denies an appeal in whole or in part, the Committee shall give written notice of the decision to the Participant, which notice shall set forth, in a manner calculated to be understood by the Participant, the specific reasons for such denial and which shall make specific reference to the pertinent provisions of the Plan on which the Committee’s decision is based.

9. Amendment and Termination

(a) The Plan may be amended or terminated by the Board of Directors at any time, provided that no such action shall have the effect of decreasing a Participant’s accrued benefits as of the effective date of such action. Upon termination of the Plan, each Participant shall receive a refund of his or her contributions for the Plan Period (plus interest, if any, accrued to the extent required by applicable law through the date of termination).

(b) Without shareholder consent and without regard to whether any Participant rights may be considered to have been “decreased,” the Committee shall be entitled to establish the exchange ratio applicable to payroll and other deductions, in a currency other than United States Dollars, permit payroll and other deductions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed payroll and other deduction elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares of Orthofix Stock for each Participant properly correspond with amounts deducted from the Participant’s compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.

10. Beneficiary Designation

A Participant may file a written designation of a beneficiary who is to receive any Orthofix Stock or cash under the Plan in the event of such Participant’s death prior to delivery to such Participant of such Orthofix Stock or cash. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective to the extent required by applicable law. Such beneficiary designation may be changed by the Participant at any time by written notice to the Committee. All beneficiary designations shall be made in such form and manner as the Committee may prescribe from time to time.

11. Effective Date

The Plan, as currently amended, became effective on July 17, 2018, the date that the most recent amendment increasing the number of shares authorized under the Plan was approved by the Company’s shareholders.

12. Participants in Non-U.S. Jurisdictions

(a) To the extent that Participants are domiciled or resident outside of the U.S. or are domiciled or resident in the U.S. but are subject to the tax laws of a jurisdiction outside of the U.S., the Committee shall have the authority and discretion to adopt such modifications and procedures as it shall deem necessary or desirable to comply with the provisions of the laws of such non-U.S. jurisdictions in order to assure the viability of the benefits paid to such Participants. The authority granted under the previous sentence shall include the discretion for the Committee to adopt, on behalf of the Company, one or more sub-plans applicable to separate classes of eligible Employees and Directors who are subject to the laws of jurisdictions outside of the U.S.

(b) Notwithstanding any other provision of the Plan to the contrary, to the extent the Company is required to comply with the EU Prospectus Directive in any jurisdiction with respect to awards made to eligible Employees or Directors in such jurisdiction, the Committee may suspend the right of all eligible Employees and Directors in such jurisdiction to participate in the Plan.

13. Data Privacy

(a) In order to facilitate the administration of the Plan, it will be necessary for the Company (or its stock plan and payroll administrators) to collect, hold, and process certain personal information about Employees participating in the Plan (including without limitation, name, home address and date of birth.) By participating in the Plan, participating Employees consent to the Company (including its stock plan and payroll administrators) collecting, holding and processing personal data and transferring such data to third parties insofar as is reasonably necessary to implement, administer and manage the Employee’s participation in the Plan and acknowledge that it may also be necessary to disclose information in order to comply with any legal obligations.

(b) The Company (including its stock plan and payroll administrators) will treat the participating Employees’ personal data as private and confidential and will not disclose such data for purposes other than the management and administration of the Employees’ participating in the Plan and will take reasonable measures to keep such personal data private, confidential, accurate and current.

(c) As the Company operates globally, it needs to share personal data with other related companies which are based abroad. Where the transfer is to a destination outside the Employee’s country of domicile, the Company shall take reasonable steps to ensure that such personal data continue to be adequately protected and securely held. Nonetheless, by participating in the Plan, each participating Employee acknowledges that personal information about such Employee may be transferred to a country that does not offer the same level of data protection as the Employee’s country of domicile.

14. Miscellaneous

(a) Nothing in the Plan shall confer upon a Participant the right to continue in the employ or continue to be a Director of the Company or a Subsidiary or shall limit or restrict the right of the Company or a Subsidiary to terminate the employment of a Participant at any time with or without cause.

(b) No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge such right or benefit shall be void. No such right or benefit shall in any manner be liable for or subject to the debts, liabilities or torts of a Participant.

(c) Neither the Company nor any Subsidiary shall be under any obligation to issue or deliver certificates for shares of Orthofix Stock pursuant to the Plan if such issuance or delivery would, in the opinion of the Committee, cause the Company to violate any provision of applicable law. The Company and its subsidiaries will use their best efforts to comply with applicable laws but will not be liable for any failure to comply.

(d) If any provision in the Plan is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

(e) The Plan shall be construed and governed in accordance with the law of the State of New York and without giving effect to principles of conflicts of laws.

(f) All notices or other communications by a Participant to the Committee, the Company, or any Subsidiary under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Committee at the location, or by the person, designated by the Committee for the receipt thereof.

(g) Notwithstanding anything to the contrary contained in the Plan, notices and other elections under this Plan may be delivered or made electronically, in the discretion of the Committee. In addition, in the discretion of the Committee, shares otherwise deliverable under the Plan may be delivered or otherwise evidenced through book entry or other electronic format without the need to deliver an actual share certificate; provided, however, an actual share certificate shall be delivered if requested by the Participant.

(h) The Board of Directors or the Committee may extend or terminate the benefits of the Plan to any Subsidiary at any time without the approval of the shareholders of the Company.

(i) The proceeds received by the Company from the sale of Orthofix Stock pursuant to the Plan shall be used for general corporate purposes.

(j) No shares of Orthofix Stock may be issued under this Plan unless the issuance of such shares has been registered under the Securities Act of 1933, as amended, and qualified under applicable state “blue sky” laws and any applicable non-U.S. securities laws, or the Company has determined that an exemption from registration and from qualification under such state “blue sky” laws and applicable non-U.S. securities laws is available. The Committee may require each Participant purchasing shares under the Plan to represent to and agree with the Company in writing that such eligible Employee or Director, as applicable, is acquiring the shares for investment purposes and not with a view to the distribution thereof. All certificates for shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the shares are then listed, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15. Compliance with Code Section 409A

The Plan and any options granted hereunder are intended to meet the short term deferral exemption from Code Section 409A and shall be interpreted and construed consistent with this intent. Notwithstanding any provision of the Plan to the contrary, in the event that the Board of Directors determines that the Plan or any option granted hereunder may be subject to Code Section 409A, the Board of Directors may, without the consent of Participants, including the affected Participant, adopt such amendments to the Plan or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board of Directors determines are necessary or appropriate to (i) exempt the Plan or any option granted hereunder from Code Section 409A or (ii) comply with the requirements of Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith.

STOCK PURCHASE PLAN, AS AMENDED

SECOND AMENDED AND RESTATED

Amended and Restated Sub-Plan for the European Union and the United Kingdom

______________________________________________________________________________________

In accordance with Section 12(a) of the Orthofix Medical Inc. Second Amended and Restated Stock Purchase Plan, as amended (the “Plan”), the Committee has adopted this amended and restated sub-plan of the Plan for purposes of offering participation to eligible Employees of the Company and any Subsidiary of the Company domiciled or resident of a member state of the European Union or the United Kingdom, and designated as a participating employer under the Plan. The Plan and this sub-plan are not intended to comply with the requirements of Code Section 423 (other than clauses (b)(3) and (b)(5) thereof). Unless otherwise provided herein, all defined terms in this sub-plan shall have the same definition and meaning as set forth in the Plan.

Definitions

“Eligible EU-Domiciled/Resident Employee” means each full-time or part-time employee of the Company or a Subsidiary who is domiciled or resident of a country in a member state of the European Union or the United Kingdom.

Participation

Notwithstanding any provision to the contrary in Section 5(a) of the Plan, the maximum contribution percentage for each Eligible EU-Domiciled/Resident Employee shall be established by the Committee prior to the commencement of each applicable Plan Period so as to ensure that the offering of participation to Eligible EU-Domiciled/Resident Employees shall comply with the exclusion for offerings set forth in either Article 1(3) of the EU Prospectus Regulation or Article 3(2) of the EU Prospectus Regulation (if this has been adopted into local law in the relevant jurisdiction) and any regulations applicable thereunder; provided, however, that the maximum contribution percentage for each Eligible EU-Domiciled/Resident Employee shall be no greater than the maximum contribution percentage permitted under the Plan (which, as of the date of the adoption of this sub-plan, is 25% of such Employee’s annual compensation).

If the Company receives elections to contribute to the Plan from Eligible EU-Domiciled/Resident Employees which would, if accepted, mean that the value of the consideration under the Plan in a period of 12 months would exceed the limits for offerings set forth in Article 1(3) of the EU Prospectus Regulation and Article 3(2) of the EU Prospectus Regulation (if such Article 3(2) permitted limits have been adopted in the applicable jurisdiction), the Committee will adjust individual elections downwards on a proportionate basis or on any other basis which the Committee deems appropriate.

* * * * *

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:Orthofix Medical Inc.Annual Meeting of Shareholders For Shareholders of record as of April 20, 2023 TIME: Monday, June 19, 2023 9:00 AM, Central Time
PLACE: Four Seasons Resort and Club Dallas at Las Colinas
4150 North MacArthur Boulevard, Irving, Texas 75037
This proxy is being solicited on behalf of the Board of Directors
The undersigned shareholder of Orthofix Medical Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of
Shareholders and Proxy Statement with respect to the 2023 Annual Meeting of Shareholders to be held on Monday, June 19, 2023 at 9:00 a.m. Central
Time, and hereby appoints Patrick Keran and John Bostjancic, and each or either of them (the "Named Proxies"), as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Orthofix
Medical Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion upon such other matters as may properly come before the meeting and any adjournment or postponement thereof and revoking any proxy heretofore given.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IN
ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS SPECIFIED ON THE REVERSE SIDE OF THIS PROXY. This
proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote as such
Named Proxies deem advisable upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.
You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE P.O. BOX 8016, CARY, NC 27512-9903
INTERNET
Go To: www.proxypush.com/OFIX
• Cast your vote online
• Have your Proxy Card ready
• Follow the simple instructions
PHONE Call 1-866-240-4561
• Use any touch-tone telephone
• Have your Proxy Card ready
• Follow the simple recorded instructions
MAIL
• Mark, sign and date your Proxy Card
• Fold and return your Proxy Card in the postage-paid
envelope provided

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: P.O. BOX 8016, CARY, NC 27512-9903 Orthofix Medical Inc. Annual Meeting of Shareholders For Shareholders of record as of April 7, 2022 TIME: Monday, June 6, 2022 9:00 a.m., Central Daylight Time PLACE: Four Seasons Resort and Club Dallas at Las Colinas 4150 North MacArthur Boulevard, Irving, Texas 75038 This proxy is being solicited on behalf of the Board of Directors of Orthofix Medical Inc. The undersigned hereby appoints Kimberley A. Elting and Douglas C. Rice, and each or either of them (the "Named Proxies"), as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Orthofix Medical Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS' RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE INTERNET Go To: www.proxypush.com/OFIX • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions PHONE Call: 1-866-240-4561 • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE: FOR all the listed director nominees and FOR PROPOSALS 2 THROUGH 8 FOR 1 YEAR as the frequency of holding advisory votes on the compensation for named executive officers PROPOSAL0 YOUR VOTE
1. Election of Directors:
FOR AGAINST ABSTAIN

1.01 Wayne Burris 1.02 Catherine M. Burzik
1.03 Stuart M. Essig, Ph.D.
1.04 Jason M. Hannon
1.05 John B. Henneman, III

1.06 James F. Hinrichs
1.07 Shweta Singh Maniar
1.09 Michael E. Paolucci
1.08 Keith C. Valentine
FOR AGAINST ABSTAIN 2. Advisory and Non-Binding Vote to Approve Executive Compensation
3. Ratification of the Appointment of

Ernst & Young LLP as Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2023

4. Approval of an Amendment and Restatement of the Certificate of Incorporation to Increase the Authorized Number of Shares of Common Stock from 50 Million to 100 Million 5. Approval of an Amendment and
Restatement of the Certificate of Incorporation to Provide for Exculpation of Officers as Permitted by Recent Amendments to Delaware Law 6. Approval of an Amendment and Restatement of the Certificate of Incorporation to Add Forum Selection Provisions
7. Approval of Amendment No. 4 to the Amended and Restated 2012 Long-Term Incentive Plan to Increase the Number of Shares of Common Stock Authorized for Issuance Thereunder by 2,900,000 and to Amend Certain Other Provisions

Related to the Repayment, Reimbursement and Forfeiture of Awards Thereunder.
PROPOSAL15 YOUR VOTE

FOR AGAINST ABSTAIN 8. Approval of Amendment No. 3 to the Second Amended and Restated Stock Purchase Plan to Increase the Number of Shares of Common Stock Authorized for Issuance Thereunder by 750,000.
1YR 2YR 3YR ABSTAIN 9. Advisory Vote on the Frequency of Future Advisory Votes to Approve Executive Compensation
Proposal_Page - VIFS
Check here if you would like to attend the meeting in person. Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date Please mark vote as indicated in this example

Orthofix Medical Inc. Annual Meeting of Shareholders THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE: FOR PROPOSALS 1, 2, 3 AND 4 PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of the following nine persons to the Board of Directors: FOR AGAINST ABSTAIN 1.01 Wayne Burris #P2# #P2# #P2# FOR 1.02 Catherine M. Burzik #P3# #P3# #P3# FOR 1.03 Jason M. Hannon #P4# #P4# #P4# FOR 1.04 James F. Hinrichs #P5# #P5# #P5# FOR 1.05 Lilly Marks #P6# #P6# #P6# FOR 1.06 Michael E. Paolucci #P7# #P7# #P7# FOR 1.07 Jon C. Serbousek #P8# #P8# #P8# FOR 1.08 John E. Sicard #P9# #P9# #P9# FOR 1.09 Thomas A. West #P10# #P10# #P10# FOR FOR AGAINST ABSTAIN 2. Advisory and non-binding resolution on the compensation of Orthofix Medical Inc.'s named executive officers. #P11# #P11# #P11# FOR 3. Approval of Amendment No. 3 to the Orthofix Medical Inc. Amended and Restated 2012 Long-Term Incentive Plan. #P12# #P12# #P12# FOR 4. Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for Orthofix Medical Inc. and its subsidiaries for the fiscal year ending December 31, 2022. #P13# #P13# #P13# FOR 5. To transact such other business as may come before the meeting or any adjournment or postponement thereof. Check here if you would like to attend the meeting in person. Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Proposal_Page - VIFL Date Signature (if held jointly) Date